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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 21, 2018.

Registration No. 333-226506

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST MIDWEST BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	36-3161078 (IRS Employer Identification Number)

8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7563
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Nicholas J. Chulos
Executive Vice President, General Counsel and Corporate Secretary
Steven C. Babinski
Senior Vice President and Assistant General Counsel
First Midwest Bancorp, Inc.
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7260
(708) 831-7229
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
John J. Martin William C. Hermann Chapman and Cutler LLP 111 West Monroe Street Chicago, Illinois 60603 (312) 845-3000	Scott M. Yelvington President and Chief Executive Officer Northern States Financial Corporation 1601 North Lewis Avenue Waukegan, Illinois 60085 (847) 775-8200	Robert M. Fleetwood Emily N. Henkel Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01	3,405,952 shares(1)	N/A	$83,995,042(2)	$10,458(3)(4)

(1)
Represents the estimated maximum number of shares of common stock of the registrant to be issued upon completion of the merger described in the proxy statement/prospectus contained herein. This number is based upon the product of (x) 92,302,244, which represents the shares of common stock, par value $0.01 per share, of Northern States Financial Corporation outstanding as of August 1, 2018, multiplied by (y) 0.0369, which is the number of shares of the registrant's common stock to be issued per share of Northern States Financial Corporation common stock under the Agreement and Plan of Merger, dated as of June 6, 2018, between Northern States Financial Corporation and First Midwest Bancorp, Inc., which is attached to the proxy statement/prospectus as Appendix A. Under certain circumstances as described herein, First Midwest Bancorp, Inc. could issue a larger or smaller number of shares, the exact number of which is not determinable at this time. Such additional indeterminable number of shares are also hereby registered.

(2)
Pursuant to Rule 457(f)(1), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based upon the product of (x) 92,302,244 shares of Northern States Financial Corporation common stock, multiplied by (y) the average of the high and low prices of Northern States Financial Corporation common stock as reported on the OTC Pink marketplace as of July 31, 2018, which was $0.91 per share.

(3)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by First Midwest Bancorp, Inc. by 0.0001245.

(4)
Previously paid.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to First Midwest Bancorp, Inc.'s common stock to be offered in this transaction has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell, or the solicitation of an offer to buy, in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED August 21, 2018

[            ], 2018

Dear Stockholders of Northern States Financial Corporation:

         On June 6, 2018, First Midwest Bancorp, Inc. ("First Midwest") and Northern States Financial Corporation ("Northern States") entered into an Agreement and Plan of Merger ("merger agreement") that provides for the combination of the two companies. Under the merger agreement, Northern States will merge with and into First Midwest, with First Midwest being the surviving company (the "merger"). Following the merger at such time as First Midwest may determine, NorStates Bank, an Illinois state chartered bank and a wholly owned subsidiary of Northern States, will merge with and into First Midwest Bank, an Illinois state chartered bank and a wholly owned subsidiary of First Midwest, with First Midwest Bank being the surviving bank (the "bank merger"). Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.

         Upon completion of the merger, each holder of shares of Northern States common stock, par value $0.01 per share ("Northern States common stock"), will receive a fraction of a share (the "exchange ratio") of First Midwest common stock, par value $0.01 per share ("First Midwest common stock"), in exchange for each share of Northern States common stock held immediately prior to the completion of the merger (the "merger consideration"), except in certain circumstances and subject to conditions described in the accompanying proxy statement/prospectus, calculated as follows:

  •
  if the per share volume weighted average price of First Midwest common stock on the Nasdaq Stock Market from 9:30 a.m. to 4:00 p.m., Eastern Time, for the 20 consecutive Nasdaq trading days ending on and including the fifth Nasdaq trading day immediately preceding (but not including) the closing date of the merger (the "Average First Midwest Stock Price") is greater than $26.49, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.9775 divided by the Average First Midwest Stock Price, which effectively caps the maximum per share value of the merger consideration you may receive at $0.9775 per share of Northern States common stock;

  •
  if the Average First Midwest Stock Price is greater than or equal to $22.86 and equal to or less than $26.49, the exchange ratio shall equal 0.0369;

  •
  if the Average First Midwest Stock Price is equal to or greater than $20.31 and less than $22.86, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.8435 divided by the Average First Midwest Stock Price; or

  •
  if the Average First Midwest Stock Price is less than $20.31 (subject to Northern States' right to terminate the merger agreement and First Midwest's top-up right as described in the accompanying prospectus/proxy statement), the exchange ratio shall equal 0.0415.

         All unvested Northern States restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger, and the holder thereof shall be entitled to receive the same merger consideration for the shares of Northern States common stock subject to such award as all other holders of Northern States common stock.

         Based on the number of shares of Northern States common stock outstanding on August 20, 2018, we expect that the payment of the merger consideration will require First Midwest to issue approximately 3,359,801 shares of First Midwest common stock in connection with the merger. Based on the 20-day volume weighted average price of First Midwest common stock of $26.0373 on June 6, 2018 (the last trading day before the announcement of the merger), each share of Northern States common stock exchanged for 0.0369 shares of First Midwest common stock would have a value of $0.9607, with a proposed aggregate value of approximately $88.7 million. Based on the 20-day volume weighted average price of First Midwest common stock of $26.7862 on August 20, 2018, each share of Northern States common stock exchanged for 0.0364 shares of First Midwest common stock would have a value of $0.975, with a proposed aggregate value of approximately $90.0 million. In addition, based on the number of issued and outstanding shares of First Midwest common stock and Northern States common stock as of August 20, 2018, and based on the exchange ratio of 0.0364, holders of shares of Northern States common stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 3.2% of the issued and outstanding shares of First Midwest common stock immediately following the effectiveness of the merger.

         First Midwest common stock trades on the Nasdaq Stock Market under the symbol "FMBI." The following table shows the implied value of the merger consideration that would be received by Northern States stockholders in exchange for each share of Northern States common stock if the per share price of First Midwest common stock was $26.0373, which was the per share volume weighted average price of First Midwest common stock on the Nasdaq Stock Market for the 20 trading days ending on and including June 6, 2018, the last trading day before the announcement of the merger, and if such price was $26.7862, which was the per share volume weighted average price of First Midwest common stock on the Nasdaq Stock Market for the 20 trading days ending on and including August 20, 2018.

	20-Day Volume Weighted Average Price of First Midwest Common Stock on Nasdaq	Exchange Ratio	Total Consideration Per Share of Northern States Common Stock*
June 6, 2018	$26.0373	0.0369	$0.9607
August 20, 2018	$26.7862	0.0364	$0.9750

*
Computed as the 20-day volume weighted average price of First Midwest common stock on the Nasdaq Stock Market ending on the date specified multiplied by the exchange ratio. The information presented does not reflect the actual value of the merger consideration that will be received by holders of Northern States common stock in the merger. The exchange ratio is subject to adjustment as described in the accompanying proxy statement/prospectus. The value of the merger consideration at the closing of the merger will be based on the price of First Midwest common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the 20-day volume weighted average price of First Midwest common stock on the dates set forth above.

         Northern States will hold a special meeting of its stockholders in connection with the merger. Holders of Northern States common stock will be asked to vote to approve the merger agreement and the transactions contemplated thereby, as described in the accompanying proxy statement/prospectus. Approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the outstanding shares of Northern States common stock. All of the directors of Northern States, collectively holding an aggregate 6,875,016 shares of Northern States common stock (or approximately 7.4% of the outstanding shares) as of the Northern States record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby.

         The special meeting of holders of Northern States common stock will be held at the headquarters of Northern States Financial Corporation, located at 1601 North Lewis Avenue, Waukegan, Illinois 60085 on October 4, 2018, at 4:30 p.m. Central Time.

         Northern States' board of directors unanimously recommends that holders of Northern States common stock vote "FOR" the approval of the merger agreement and the transactions contemplated thereby and "FOR" one or more adjournments of the Northern States special meeting, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposals.

         We cannot complete the merger without the approval of the merger agreement and the transactions contemplated thereby by holders of Northern States common stock. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting of holders of Northern States common stock, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement/prospectus.

         The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger, certain related transactions and agreements and the matters to be presented at the special meeting. We encourage you to read the entire accompanying proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to "Risk Factors" beginning on page 19 for a discussion of the risks relating to the proposed merger.

         We hope to see you at the special meeting and look forward to the successful completion of the merger.

Sincerely,

Scott M. Yelvington President, Chief Executive Officer and Director Northern States Financial Corporation

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of the accompanying proxy statement/prospectus is [            ], 2018, and it is first being mailed or otherwise delivered to the stockholders of Northern States on or about August 30, 2018.

1601 North Lewis Avenue
Waukegan, Illinois 60085

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 4, 2018

To the Stockholders of Northern States Financial Corporation:

        NOTICE IS HEREBY GIVEN that a special meeting of the holders of common stock of Northern States Financial Corporation, a Delaware corporation ("Northern States"), will be held at the headquarters of Northern States Financial Corporation, located at 1601 North Lewis Avenue, Waukegan, Illinois 60085 on October 4, 2018, at 4:30 p.m. Central Time (the "Northern States special meeting"), for the purpose of considering and voting upon the following matters:

          1.     Approval by the holders of Northern States common stock of the Agreement and Plan of Merger, dated as of June 6, 2018, a copy of which is attached as Appendix A to the accompanying proxy statement/prospectus (the "merger agreement"), by and between First Midwest Bancorp, Inc. ("First Midwest") and Northern States, and the transactions contemplated thereby (the "merger proposal"), including the merger of Northern States with and into First Midwest, with First Midwest being the surviving company (the "merger");

          2.     Approval by the holders of Northern States common stock of one or more adjournments of the Northern States special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the "Northern States adjournment proposal"); and

          3.     Transaction of such other business as may properly come before the Northern States special meeting and any adjournments or postponements thereof.

        We have fixed the close of business on August 20, 2018, as the record date for determining those stockholders entitled to notice of and to vote at the Northern States special meeting and any adjournments of the Northern States special meeting. Only holders of record of Northern States common stock at the close of business on that date are entitled to notice of and to vote on the proposals at the Northern States special meeting and any adjournments of the Northern States special meeting. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Northern States common stock. As a result, abstentions and broker non-votes will have the same effect as votes against approval of the merger proposal. Approval of the Northern States adjournment proposal requires the affirmative vote of a majority of the shares of Northern States common stock present in person or represented by proxy. Abstentions will have the same effect as votes against approval of the Northern States adjournment proposal, and broker non-votes will have no effect on the approval of the Northern States adjournment proposal assuming a quorum has been established. All of the directors of Northern States, collectively holding an aggregate 6,875,016 shares of Northern States common stock (or approximately 7.4% of the outstanding shares) as of the Northern States record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby.

        If you wish to attend the Northern States special meeting and your shares are held in the name of a bank, broker, trustee or other nominee, you must bring with you an account statement showing that you owned shares of Northern States common stock as of the record date and a "legal proxy" form from the bank, broker, trustee or other nominee to confirm your beneficial ownership of the shares.

        Under Delaware law, Northern States stockholders who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of Northern States common stock as determined by the Delaware Court of Chancery if the merger of Northern States with and into First Midwest is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement/prospectus. Northern States stockholders who do not vote in favor of the merger proposal and who submit a written demand for such an appraisal prior to the vote on the adoption of the merger proposal and comply with the other Delaware law procedures will not receive the merger consideration.

        Your vote is very important. Whether or not you plan to attend the Northern States special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope to ensure that your shares of Northern States common stock will be represented at the Northern States special meeting if you are unable to attend.

        The board of directors of Northern States has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Northern States and its stockholders, as well as Northern States' other respective constituencies, and unanimously recommends that holders of Northern States common stock vote "FOR" the merger proposal and vote "FOR" the Northern States adjournment proposal.

        We encourage you to read the entire accompanying proxy statement/prospectus carefully (including any documents incorporated therein by reference). Please pay particular attention to "Risk Factors" beginning on page 19 for a discussion of the risks relating to the proposed merger.

By Order of the Board of Directors,

Kerry J. Biegay Vice President and Secretary

Waukegan, Illinois
[                ], 2018

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about First Midwest from documents filed with the Securities and Exchange Commission ("SEC") that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by First Midwest at no cost from the SEC's website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting First Midwest in writing at the address or by telephone as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7563

        You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents before the Northern States special meeting, you must request them no later than September 28, 2018.

        See "Where You Can Find More Information" on page 93 of this proxy statement/prospectus.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC, constitutes a prospectus of First Midwest under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of First Midwest common stock to be issued to stockholders of Northern States as consideration in the merger of Northern States with and into First Midwest, as more fully described herein. This proxy statement/prospectus also constitutes a proxy statement for Northern States. In addition, it constitutes a notice of meeting with respect to the special meeting of Northern States stockholders.

        You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                        ], 2018, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Northern States stockholders nor the issuance by First Midwest of shares of First Midwest common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the merger between First Midwest and Northern States. In addition, we incorporate by reference into this document important business and financial information about First Midwest. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled "Where You Can Find More Information." Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, references in this proxy statement/prospectus to "First Midwest" refer to First Midwest Bancorp, Inc., a Delaware corporation; references to "First Midwest Bank" refer to First Midwest Bank, an Illinois state chartered bank and wholly owned subsidiary of First Midwest; references to "Northern States" refer to Northern States Financial Corporation, a Delaware corporation; references to "NorStates Bank" refer to NorStates Bank, an Illinois state chartered bank and wholly owned subsidiary of Northern States; and references to "we," "our" or "us" refer to First Midwest and Northern States.

We Propose a Merger of First Midwest and Northern States (Page 28)

        We propose that Northern States will merge with and into First Midwest, with First Midwest being the surviving company (the "merger"). As a result of the merger, the separate existence of Northern States will terminate. Following the merger at such time as First Midwest may determine, Northern States' wholly owned bank subsidiary, NorStates Bank, will merge with and into First Midwest's wholly owned bank subsidiary, First Midwest Bank, with First Midwest Bank being the surviving bank (the "bank merger"). Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois. We expect to complete the merger and the bank merger in the fourth quarter of 2018, although delays may occur.

Special Meeting of Northern States (Page 24)

        Northern States plans to hold its special meeting of stockholders at the headquarters of Northern States Financial Corporation, located at 1601 North Lewis Avenue, Waukegan, Illinois 60085, on October 4, 2018 at 4:30 p.m. Central Time (the "Northern States special meeting"). At the Northern States special meeting, holders of Northern States common stock, par value $0.01 per share ("Northern States common stock"), will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger (the "merger proposal").

        You can vote at the Northern States special meeting to approve the merger proposal if you owned Northern States common stock at the close of business on August 20, 2018 (the "Northern States record date"). As of that date, there were 92,302,244 shares of Northern States common stock outstanding and entitled to vote. A holder of Northern States common stock can cast one vote for each share of Northern States common stock owned on that date.

Northern States' Board Unanimously Recommends That Holders of Northern States Common Stock Vote "FOR" the Merger Proposal (Page 35)

        Northern States' board of directors (i) believes that the Agreement and Plan of Merger, dated as of June 6, 2018, between Northern States and First Midwest (the "merger agreement") and the transactions contemplated thereby are advisable, fair to and in the best interests of Northern States and its stockholders, as well as Northern States' other respective constituencies, (ii) has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and

(iii) unanimously recommends that holders of Northern States common stock vote "FOR" the merger proposal.

        All of the directors of Northern States, collectively holding an aggregate 6,875,016 shares of Northern States common stock (or approximately 7.4% of the outstanding shares) as of the Northern States record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby.

Northern States Stockholders Will Receive Shares of First Midwest Common Stock in the Merger (Page 28)

        Upon completion of the merger, each holder of Northern States common stock will receive a fraction of a share (the "exchange ratio") of First Midwest common stock, par value $0.01 per share ("First Midwest common stock"), in exchange for each share of Northern States common stock held immediately prior to the completion of the merger (the "merger consideration"), except in certain circumstances and subject to adjustment as described in this proxy statement/prospectus, calculated as follows:

  •
  if the per share volume weighted average price of First Midwest common stock on the Nasdaq Stock Market from 9:30 a.m. to 4:00 p.m., Eastern Time, for the 20 consecutive Nasdaq trading days ending on and including the fifth Nasdaq trading day immediately preceding (but not including) the closing date of the merger (the "Average First Midwest Stock Price", and such date, the "Determination Date") is greater than $26.49, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.9775 divided by the Average First Midwest Stock Price, which effectively caps the maximum per share value of the merger consideration you may receive at $0.9775 per share of Northern States common stock;

  •
  if the Average First Midwest Stock Price is greater than or equal to $22.86 and equal to or less than $26.49, the exchange ratio shall equal 0.0369;

  •
  if the Average First Midwest Stock Price is equal to or greater than $20.31 and less than $22.86, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.8435 divided by the Average First Midwest Stock Price; or

  •
  if the Average First Midwest Stock Price is less than $20.31 (subject to Northern States' right to terminate the merger agreement and First Midwest's top-up right as described below under "The Merger Agreement—Termination of the Merger Agreement"), the exchange ratio shall equal 0.0415.

        The merger consideration may be subject to adjustment if certain environmental conditions exist with respect to Northern States' real property acquired after June 6, 2018 (if any) and/or title defects exist with respect to any of Northern States' real property and the total cost to remediate and/or cure such conditions or defects (the "real property adjustment amount") is greater than $100,000. In that case, the exchange ratio will be reduced by an amount equal to the result of: (i) the real property adjustment amount, divided by (ii) the number of outstanding shares of Northern States common stock, divided by (iii) the per share volume weighted average price of First Midwest common stock on the Nasdaq Stock Market from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the closing date of the merger.

        Instead of fractional shares of First Midwest common stock, Northern States stockholders will receive cash for any fractional shares based on the per share volume weighted average price of the First Midwest common stock on the Nasdaq Stock Market from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the closing date of the merger.

        The following table shows the implied value of the merger consideration that would be received by Northern States stockholders in exchange for each share of Northern States common stock if the per share price of a share of First Midwest common stock was $26.0373, which was the per share volume weighted average price of First Midwest common stock on the Nasdaq Stock Market for the 20 trading days ending on and including June 6, 2018, the last trading day before the announcement of the merger, and if such price was $26.7862, which was the per share volume weighted average price of First Midwest common stock on the Nasdaq Stock Market for the 20 trading days ending on and including August 20, 2018.

	20-Day Volume Weighted Average Price of First Midwest Common Stock on Nasdaq	Exchange Ratio	Total Consideration Per Share of Northern States Common Stock*
June 6, 2018	$26.0373	0.0369	$0.9607
August 20, 2018	$26.7862	0.0364	$0.9750

*
Computed as the 20-day volume weighted average price of First Midwest common stock on the Nasdaq Stock Market ending on the date specified multiplied by the exchange ratio. The information presented does not reflect the actual value of the merger consideration that will be received by holders of Northern States common stock in the merger. The exchange ratio is subject to adjustment as described in this proxy statement/prospectus. The value of the merger consideration at the closing of the merger will be based on the price of First Midwest common stock on the date the merger is completed. The information presented above solely illustrates the implied value of the merger consideration based on the 20-day volume weighed average price of First Midwest common stock on the dates set forth above.

        All unvested Northern States restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger and the holder thereof shall be entitled to receive the same merger consideration for the shares of Northern States common stock subject to such award as all other holders of Northern States common stock.

Tax Consequences of the Merger (Page 43)

        Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, in the opinion of Chapman and Cutler LLP ("Chapman and Cutler") and Barack Ferrazzano Kirschbaum & Nagelberg LLP ("Barack Ferrazzano"), for United States federal income tax purposes, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        Provided that the merger qualifies as a reorganization for United States federal income tax purposes, Northern States stockholders generally will not recognize any gain or loss upon receipt of First Midwest common stock in exchange for Northern States common stock in the merger (except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of First Midwest common stock that a Northern States stockholder would otherwise be entitled to receive).

        For a complete description of the material United States federal income tax consequences of the transaction, see "The Merger—Material Federal Income Tax Consequences of the Merger." You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Prohibition on Northern States Dividends; First Midwest's Dividend Policy Will Continue After the Merger (Pages 68 and 75)

        Northern States is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger.

        First Midwest expects to continue its common stock dividend practice after the merger, but this practice is subject to the determination and discretion of First Midwest's board of directors and may change at any time. This determination depends on a variety of factors, including cash requirements, financial condition and earnings, legal and regulatory considerations and other factors. In each of the first three quarters of 2018, First Midwest declared a quarterly cash dividend of $0.11 per share of First Midwest common stock.

        Northern States has not declared or paid a dividend in 2018.

The Merger Will Be Accounted for as a Purchase (Page 47)

        The merger will be treated as a purchase by First Midwest of Northern States under generally accepted accounting principles ("GAAP").

First Midwest's Reasons for the Merger (Page 33)

        For a discussion of the factors considered by First Midwest's board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—First Midwest's Reasons for the Merger."

Northern States' Reasons for the Merger (Page 35)

        For a discussion of the factors considered by Northern States' board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see "The Merger—Northern States' Reasons for the Merger and Recommendation of the Board of Northern States."

Opinion of Northern States' Financial Advisor (Page 37)

        On June 5, 2018, Vining Sparks IBG, L.P. ("Vining Sparks") rendered its oral and written opinion to the board of directors of Northern States that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Northern States common stock.

        The full text of the written opinion of Vining Sparks, dated June 5, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Vining Sparks set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Northern States stockholders are urged to read the opinion in its entirety. Vining Sparks' written opinion was addressed to the board of directors of Northern States (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger and was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the merger. Vining Sparks expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Northern States or as to the underlying decision by Northern States to engage in the merger. The issuance of Vining Sparks' opinion was approved by a fairness opinion committee of Vining Sparks. The opinion does not constitute a recommendation to any Northern States stockholders as to how such stockholder should vote with respect to the proposed merger or any other matter.

Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 48)

        Certain directors and executive officers of Northern States and/or NorStates Bank have interests in the merger other than their interests as stockholders, including:

  •
  To the extent a director or executive officer holds unvested restricted stock awards, upon completion of the merger, such awards will become fully earned and vested per the terms of the Northern States 2015 Equity Incentive Plan (the "Northern States Stock Plan") and the award agreements issued thereunder, and the shares of Northern States common stock subject to such awards will be converted to First Midwest common stock as discussed in the "The Merger—Merger Consideration," subject to any required withholding tax. As of the date of the merger agreement, directors and executive officers of Northern States and NorStates Bank, as a group, held 2,100,000 unvested restricted stock awards.

  •
  NorStates Bank has entered into employment agreements with each of Scott Yelvington, its President and Chief Executive Officer, Patricia Christian, its Chief Operating Officer, and Matthew Tilton, its Chief Lending Officer. The employment agreements provide for certain severance benefits in the event of a qualifying termination of employment in connection with a change in control of NorStates Bank or Northern States. In such instance, Mr. Yelvington and Ms. Christian would be entitled to receive a lump sum payment equal to two times his or her base salary plus two times the average of their respective last two annual and profit sharing bonuses, and Mr. Tilton would be entitled to receive a lump sum payment equal to one and one-half times his base salary plus one and one-half times the average of his last two annual and profit sharing bonuses, equal to approximately $540,192, $468,846 and $336,346, respectively, if such terminations were to occur in 2018. First Midwest and Northern States have agreed that these amounts will be paid in connection with closing. In addition, each executive would be entitled to health insurance continuation coverage for 36 months after termination and would be subject to non-competition restrictions for 12 months following termination of employment for any reason and non-solicitation restrictions for 12 months following termination of employment for just cause or without good reason. Additionally, as a result of the exchange of their Northern States unvested restricted stock holdings held as of the Northern States record date that vest on the completion of the merger, based on the 20-day volume weighted average price per share of First Midwest common stock of $26.7862 as of August 20, 2018 and assuming an exchange ratio of 0.0364, it is estimated that the executive officers of Northern States, Mr. Yelvington, Ms. Christian, Mr. Tilton and Mr. Randall Sara, its Chief Financial Officer, would respectively receive First Midwest common stock equal to a net cash value of approximately $429,008, $390,007, $351,006 and $292,505.

  •
  First Midwest has entered into an agreement with Mr. Sara whereby it is expected that his employment will terminate 20 business days after the date following the bank merger on which NorStates Bank and First Midwest Bank complete their operating systems conversion, and he will be eligible to receive approximately $10,800 in severance payments under the NorStates Bank Transition Period Severance Plan. In addition, Mr. Sara will be eligible to receive a cash retention bonus equal to $17,500, subject to his continued employment through such time.

  •
  In connection with the execution of the merger agreement, one Northern States executive officer, Mr. Tilton, entered into an offer letter with First Midwest setting forth the terms and conditions of employment with First Midwest Bank following the merger, in addition to a new confidentiality and restrictive covenants agreement. The terms and conditions of the offer letter include a base salary of $190,000 and participation in First Midwest's short-term and long-term incentive programs. In recognition of his agreement to enter into a new confidentiality and restrictive covenants agreement, and as a retention incentive, the offer letter with First Midwest provides for a cash payment to Mr. Tilton by First Midwest of $90,000, payable $50,000 after the closing of the merger and $40,000 on the first anniversary thereof, subject to partial repayment on certain terminations of employment. First Midwest may determine to enter into new offer letters or other new employment arrangements with executive officers of Northern States that would be effective upon completion of the merger.

  •
  Northern States retained FIG Partners LLC ("FIG") to serve as one of its financial advisors in connection with the merger. Pursuant to the engagement letter entered into between Northern States and FIG, as compensation for FIG's financial advisory services provided to Northern States, Northern States agreed to pay FIG a success fee equal to one and two-tenths percent (1.2%) of the purchase consideration, as defined in the engagement letter. Gregory Gersack, one of the directors of Northern States, is a managing principal of FIG.

  •
  Upon the termination of a certain deferred compensation arrangement under the terms of the merger agreement, one of Northern States' directors will receive a lump sum payment of approximately $262,000.

  •
  NorStates Bank maintains pre-retirement split dollar life insurance arrangements with respect to several of its employees, including Ms. Christian and Mr. Tilton. Pursuant to these arrangements, if an employee dies prior to his or her retirement age of 65 years, the employee's beneficiary will receive a stated death benefit. If either Ms. Christian or Mr. Tilton were to die prior to age 65, her or his respective beneficiary would receive a death benefit equal to $200,000. These death benefits are fully funded by bank-owned life insurance policies and, to the extent a policy has greater value than the death benefit at the time of an employee's death, such excess will revert to the benefit of NorStates Bank or its successor.

  •
  Pursuant to the terms of the merger agreement, directors and officers of Northern States will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger.

        Northern States' board of directors was aware of these additional interests and considered them when they adopted the merger agreement and approved the merger.

Holders of Northern States Common Stock Have Dissenters' Rights of Appraisal (Page 68)

        If you are a stockholder of Northern States, you may elect to dissent from the merger and exercise appraisal rights by following the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"). For more information regarding your right to dissent from the merger and exercise appraisal rights, please see "The Merger Agreement—Dissenters' Rights of Appraisal of Holders of Northern States Common Stock" on page 67. We have also attached a copy of the relevant provisions of Section 262 of the DGCL as Appendix C to this proxy statement/prospectus.

We Have Agreed When and How Northern States Can Consider Third-Party Acquisition Proposals (Page 58)

        We have agreed that Northern States will not, and will cause its subsidiaries and its subsidiaries' representatives, agents, advisors and affiliates not to, solicit or encourage proposals from other parties regarding acquiring Northern States or its businesses. In addition, we have agreed that Northern States will not engage in negotiations with or provide confidential information to a third party regarding acquiring Northern States or its businesses. However, if Northern States receives an unsolicited acquisition proposal from a third party, Northern States can participate in negotiations with and provide confidential information to the third party if, among other steps, Northern States' board of directors concludes in good faith that the proposal is superior to First Midwest's merger proposal. Northern States' receipt of a superior proposal or participation in such negotiations does not give Northern States the right to terminate the merger agreement.

Approval of the Merger Agreement and the Transactions Contemplated Thereby Requires the Affirmative Vote of the Holders of a Majority of the Outstanding Shares of Northern States Common Stock (Page 24)

        In order to approve the merger agreement and the transactions contemplated thereby, including the merger, the holders of a majority of the outstanding shares of Northern States common stock as of the record date of August 20, 2018, must vote in favor of that matter. As of that date, Northern States' directors and executive officers and their affiliates held approximately 9.4% of the outstanding shares of Northern States common stock entitled to vote at the special meeting. All of the directors of Northern States and NorStates Bank, collectively holding an aggregate 6,875,016 shares of Northern States common stock (or approximately 7.4% of the outstanding shares) as of the record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby, including the merger.

        Under the terms of the Northern States Stock Plan and award agreements thereunder, recipients of restricted stock awards are entitled to vote on behalf of underlying shares, even while subject to vesting requirements, from the date of grant until such awards are forfeited. Holders of Northern States restricted stock will vote in the same manner as holders of Northern States common stock. As of the record date, participants in the Northern States Stock Plan held approximately 3.6% of the shares entitled to vote at the special meeting.

        For a list of the number of shares of Northern States common stock held by (i) each director and executive officer of Northern States, and (ii) all directors and executive officers of Northern States as a group, see "Security Ownership of Certain Northern States Beneficial Owners and Management."

Certain Stockholders of Northern States Have Agreed to Vote Their Shares "FOR" the Merger (Page 73 and Annex 1-B to Appendix A)

        As an inducement to and condition of First Midwest's willingness to enter into the merger agreement, all of the directors of Northern States and NorStates Bank, collectively holding an aggregate 6,875,016 shares of Northern States common stock (or approximately 7.4% of the outstanding shares) as of the record date, entered into voting agreements, pursuant to which, among other things, they agreed to vote all of their shares of Northern States common stock in favor of approval of the merger agreement and the transactions contemplated thereby and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement.

We Must Meet Several Conditions to Complete the Merger (Page 62)

        Our obligations to complete the merger depend on a number of conditions being met. These include:

  •
  the approval of the merger agreement and the transactions contemplated thereby by holders of Northern States common stock;

  •
  the receipt of the remaining required approvals of federal and state regulatory authorities;

  •
  the listing on the Nasdaq Stock Market of the shares of First Midwest common stock to be issued in the merger;

  •
  the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, for the registration of the shares of First Midwest common stock to be issued in the merger;

  •
  the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

  •
  as to each of us, the representations and warranties of the other party to the merger agreement being true and correct in all material respects (except for representations and warranties qualified by the words "material" or "Material Adverse Effect," and certain representations and warranties regarding Northern States' capitalization, which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and the other party to the merger agreement having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement;

  •
  the receipt of legal opinions that, for United States federal income tax purposes, the merger will be treated as a tax-free reorganization under federal tax laws. These opinions will be based on customary assumptions and on factual representations made by First Midwest and Northern States and will be subject to various limitations;

  •
  with regard to First Midwest's obligation (but not Northern States'), the receipt of a legal opinion from Northern States' outside counsel, Barack Ferrazzano, as to certain corporate matters, including Northern States' due incorporation and legal standing, the legal status of Northern States' capital stock and the due authorization and execution of the merger agreement;

  •
  with regard to First Midwest's obligation (but not Northern States'), the number of dissenting shares of Northern States common stock must not exceed 5% of the outstanding shares of Northern States common stock;

  •
  with regard to First Midwest's obligation (but not Northern States'), the receipt by Northern States of certain required third-party approvals;

  •
  with regard to First Midwest's obligation (but not Northern States'), Northern States' closing tangible common equity, as defined in the merger agreement, must be greater than or equal to $53,100,000 (as of July 31, 2018, Northern States' tangible common equity was approximately $53,656,800);

  •
  with regard to First Midwest's obligation (but not Northern States'), the ten-day average of Northern States' consolidated deposits must be greater than or equal to $353,300,000 for the ten-day period ending on the day immediately prior to the closing date;

  •
  with regard to First Midwest's obligation (but not Northern States'), Northern States' closing consolidated total loans (excluding loans held for sale) must be greater than or equal to $285,700,000;

  •
  with regard to First Midwest's obligation (but not Northern States'), the environmental and title review process of Northern States' real property set forth in the merger agreement shall be completed in accordance with the provisions of the merger agreement;

  •
  with regard to First Midwest's obligation (but not Northern States'), the receipt by First Midwest of the resignations, effective as of the effective time of the merger, of each director and officer of Northern States and each director and executive officer of NorStates Bank;

  •
  with regard to First Midwest's obligation (but not Northern States'), the receipt by First Midwest of a certificate by Northern States stating that it and NorStates Bank are not and have not been United States real property holding corporations;

  •
  with regard to First Midwest's obligation (but not Northern States'), the receipt by First Midwest of a certificate by Northern States stating a material adverse effect, as defined in the merger agreement, has not occurred to Northern States;

  •
  with regard to First Midwest's obligation (but not Northern States'), the receipt by First Midwest of a certificate from American Stock & Transfer Company, LLC certifying the number of shares of Northern States common stock outstanding as of the closing date;

  •
  with regard to First Midwest's obligation (but not Northern States'), no action, suit, claim or proceeding shall be pending against or affecting Northern States or First Midwest that is seeking to prohibit or make illegal the consummation of the merger; and

  •
  with regard to First Midwest's obligation (but not Northern States'), an agreement to terminate certain agreements regarding the referral of certain Northern States customers to a third party and the use of certain Northern States office space by such third party shall be in full force and effect and NorStates Bank shall be in compliance with such agreement.

        Where the law permits, either of First Midwest or Northern States could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the merger agreement allows both parties to waive the tax opinion condition, neither party currently anticipates doing so.

We Must Obtain Regulatory Approvals to Complete the Merger (Page 67)

        The merger and the related transactions require approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and our application has been approved by the Federal Reserve. The bank merger must also be approved by the Illinois Department of Financial and Professional Regulation (the "IDFPR"), and an application for approval was filed on July 3, 2018.

We May Terminate the Merger Agreement (Page 63)

        We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Northern States has received approval of the merger agreement and the transactions contemplated thereby by its stockholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:

  •
  if there is a continuing breach of the merger agreement by a party, and the breaching party has not cured the breach within 15 days after delivery of written notice to such breaching party, as long as that breach would entitle the non-breaching party not to complete the merger;

  •
  if there is a final denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such governmental authority would not accept the refiling of such application;

  •
  if the merger is not completed on or before the 12-month anniversary of the date of the signing of the merger agreement; or

  •
  if a material adverse effect, as defined in the merger agreement, occurs with respect to the other party.

        In addition, First Midwest may terminate the merger agreement:

  •
  if holders of Northern States common stock fail to approve the merger proposal;

  •
  if Northern States' board of directors fails to recommend approval of the merger agreement and the transactions contemplated thereby, including the merger, to its stockholders, or withdraws or materially and adversely modifies its recommendation;

  •
  if Northern States' board of directors recommends an acquisition proposal other than the merger, or if Northern States' board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days;

  •
  if Northern States has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement; or

  •
  if the number of dissenting shares exceeds 5% of the outstanding shares of Northern States common stock.

        Further, Northern States may terminate the merger agreement if the Average First Midwest Stock Price is less than $20.31 per share. However, if Northern States elects to terminate the merger agreement under these circumstances, First Midwest may, but is not obligated to, elect to increase the exchange ratio or provide an amount of cash as additional consideration for each share of Northern States common stock as provided in the merger agreement (the "top-up right"). If this election is made, Northern States may not terminate the merger agreement under these circumstances.

        Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will each pay one-half of the costs and expenses that we incur in copying, printing and distributing this proxy statement/prospectus and all listing, filing or registration fees, including fees paid for filing the registration statement of which this proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities, except fees paid to counsel, financial advisors and accountants.

        The merger agreement also provides that Northern States must pay First Midwest a fee and reimburse expenses in certain situations. In particular, Northern States will pay First Midwest a fee of $3,400,000 plus reasonable and documented out-of-pocket expenses incurred by First Midwest in connection with the transactions contemplated by the merger agreement if the merger agreement is terminated and, at or prior to the termination of the merger agreement or the 12-month anniversary of the termination of the merger agreement in certain circumstances set forth in the merger agreement, any of the following occurs:

  •
  Northern States' board of directors submits the merger agreement and the transactions contemplated thereby, including the merger, to Northern States stockholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

  •
  Northern States enters into an agreement to engage in a competing acquisition proposal with any person other than First Midwest or any of First Midwest's subsidiaries;

  •
  Northern States authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than First Midwest or its subsidiaries or recommends that Northern States stockholders approve or accept such a competing acquisition proposal;

  •
  any person, other than First Midwest or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class or series of Northern States common stock;

  •
  Northern States fails to convene a stockholder meeting to approve the merger agreement and the transactions contemplated thereby, including the merger, within 45 days of the effectiveness of the registration statement of which this proxy statement/prospectus is a part; or

  •
  Northern States breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described below under "The Merger Agreement—Acquisition Proposals by Third Parties."

We May Amend or Waive Merger Agreement Provisions (Page 66)

        At any time before completion of the merger, either First Midwest or Northern States may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once holders of Northern States common stock have approved the merger proposal, no waiver of any condition may be made that would require further approval by Northern States stockholders unless that approval is obtained.

        First Midwest may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, by notice to Northern States at least 5 business days prior to the approval of the merger agreement and the transactions contemplated thereby, including the merger, by all requisite votes of the holders of Northern States common stock, so long as any change does not: (i) change the kind or amount of consideration to be received by Northern States stockholders; (ii) adversely affect the tax consequences of the merger to Northern States stockholders; (iii) adversely affect the timing of or capability of completion of the merger; or (iv) cause or could not be reasonably expected to cause any of the conditions to complete the merger to be incapable of being satisfied.

        The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any such amendment by the parties must be approved by the board of directors of First Midwest and the board of directors of Northern States at any time before or after the approval of the merger agreement and the transactions contemplated thereby by the stockholders of Northern States, except that no amendment may be made after the receipt of such approval which requires further approval of the stockholders of Northern States unless such further approval is obtained. Notwithstanding the foregoing, First Midwest and Northern States may, without approval of their respective boards of directors, make technical changes to the merger agreement, not inconsistent with the purposes of the merger agreement, as may be required to effect or facilitate any required government approvals or acceptance of the merger or of the merger agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the merger agreement.

The Rights of Northern States Stockholders Following the Merger Will Be Different (Page 82)

        The rights of First Midwest stockholders are governed by Delaware law and by First Midwest's restated certificate of incorporation and amended and restated by-laws. The rights of Northern States stockholders are also governed by Delaware law, and by Northern States' certificate of incorporation, as amended, and by-laws, as amended. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and First Midwest's restated certificate of incorporation and amended and restated by-laws.

Information About the Companies (Page 78)

  First Midwest Bancorp, Inc.
  8750 West Bryn Mawr Avenue, Suite 1300
  Chicago, Illinois 60631
  (708) 831-7563

        First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and in the Midwest, with approximately $15 billion in assets and $11 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, retail, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest common stock is traded on the Nasdaq Stock Market under the symbol "FMBI."

  Northern States Financial Corporation
  1601 North Lewis Avenue
  Waukegan, Illinois 60085
  (847) 775-8200

        NorStates Bank is a wholly owned subsidiary of Northern States and maintains its principal executive offices in Waukegan, Illinois. NorStates Bank is a client-focused bank committed to providing quality financial services with a personal touch through a complete line of loan, deposit and cash management services. It provides these financial services through eight banking locations in Lake County, Illinois. Northern States common stock is currently quoted over-the-counter on the OTC Pink market under the symbol "NSFC."

        See "Information About the Companies" on page 78 of this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST MIDWEST

        You should read the selected consolidated financial data set forth below in conjunction with First Midwest's Management's Discussion and Analysis of Financial Condition and Results of Operations and the First Midwest consolidated financial statements and related notes incorporated by reference into this proxy statement/prospectus. The financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 is derived from First Midwest's audited financial statements. The financial data as of and for the six month periods ended June 30, 2018 and 2017 is derived from First Midwest's unaudited financial statements incorporated by reference into this proxy statement/prospectus, which have been prepared on the same basis as First Midwest's audited financial statements, except for the adoption of accounting standards update ("ASU") 2014-09, Revenue from Contracts with Customers, ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, and ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. See "Where You Can Find More Information." First Midwest's historical results may not be indicative of First Midwest's future performance. In addition, results for the six month periods ended June 30, 2018 and 2017 may not be indicative of the results that may be expected for the full fiscal year or future periods.

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(dollars in thousands, except per share information)

Operating Results
Net income	$63,110	$57,805	$98,387	$92,349	$82,064	$69,306	$79,306
Net income applicable to common shares	62,559	57,235	97,471	91,306	81,182	68,470	78,199
Per Common Share Data
Basic earnings per common share	$0.61	$0.57	$0.96	$1.14	$1.05	$0.92	$1.06
Diluted earnings per common share	0.61	0.57	0.96	1.14	1.05	0.92	1.06
Common dividends declared	0.22	0.19	0.39	0.36	0.36	0.31	0.16
Book value at period end	18.28	17.88	18.16	15.46	14.70	14.17	13.34
Market price at period end	25.47	23.31	24.01	25.23	18.43	17.11	17.53
Performance Ratios
Return on average common equity(1)	6.70%	6.42%	5.32%	7.38%	7.17%	6.56%	8.04%
Return on average tangible common equity(1)	11.65%	11.52%	9.44%	10.77%	10.44%	9.32%	11.29%
Return on average assets(1)	0.88%	0.84%	0.70%	0.84%	0.85%	0.80%	0.96%
Tax-equivalent net interest margin(1)(2)	3.85%	3.88%	3.87%	3.60%	3.68%	3.69%	3.68%
Non-performing loans to total loans	0.56%	0.79%	0.68%	0.78%	0.45%	1.07%	1.79%
Non-performing assets to total loans plus other real estate owned ("OREO")	0.70%	1.07%	0.89%	1.12%	0.88%	1.64%	2.91%
Balance Sheet Highlights
Total assets	$14,818,076	$13,969,140	$14,077,052	$11,422,555	$9,732,676	$9,445,139	$8,253,407
Total loans	10,891,565	10,232,159	10,437,812	8,254,145	7,161,715	6,736,853	5,714,360
Deposits	11,492,263	10,999,720	11,053,325	8,828,603	8,097,738	7,887,758	6,766,101
Senior and subordinated debt	195,453	194,886	195,170	194,603	201,208	200,869	190,932
Stockholders' equity	1,883,563	1,836,843	1,864,874	1,257,080	1,146,268	1,100,775	1,001,442

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013

Financial Ratios
Allowance for credit losses to total loans(3)	0.90%	0.91%	0.93%	1.06%	1.05%	1.11%	1.52%
Net loan charge-offs to average loans, annualized(1)	0.49%	0.14%	0.21%	0.24%	0.29%	0.52%	0.55%
First Midwest Regulatory Ratios(4)
Total capital to risk-weighted assets	12.07%	11.69%	12.15%	12.23%	11.15%	11.23%	12.39%
Tier 1 capital to risk-weighted assets	10.09%	9.71%	10.10%	9.90%	10.28%	10.19%	10.91%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.68%	9.30%	9.68%	9.39%	9.73%	NA	NA
Tier 1 capital to average assets	8.95%	8.93%	8.99%	8.99%	9.40%	9.03%	9.18%

NA—Not applicable.

(1)
Annualized based on the actual number of days for the six months ended June 30, 2018 and 2017.

(2)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate at that time of 35%.

(3)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

(4)
Basel III Capital Rules became effective for First Midwest on January 1, 2015. These rules revise the risk-based capital requirements and introduce a new capital measure, CET1 to risk-weighted assets. As a result, ratios subsequent to December 31, 2014 are computed using the new rules and prior periods presented are reported using the regulatory guidance applicable at that time.

SELECTED CONSOLIDATED FINANCIAL DATA OF NORTHERN STATES

        You should read the selected consolidated financial data set forth below in conjunction with Northern States' Consolidated Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The financial data as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 is derived from Northern States' audited financial statements. The financial data as of and for the six month periods ended June 30, 2018 and 2017 is derived from Northern States' unaudited financial statements, which have been prepared on the same basis as Northern States' audited financial statements. Northern States' historical results may not be indicative of Northern States' future performance. In addition, results for the six month periods ended June 30, 2018 and 2017 have not been audited and may not be indicative of the results that may be expected for the full fiscal year or future periods.

	As of or for the six months ended June 30,		As of or for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Operating Results
Net income (loss)	$1,276	$(1,078)	$(6,381)	$2,141	$23,129	$210	$(1,583)
Net income (loss) applicable to common shares	1,276	(1,078)	(6,381)	2,141	23,129	15,564	(2,771)
Per Common Share Data
Basic earnings per common share	$0.01	$(0.01)	$(0.07)	$0.02	$0.26	$0.26	$(0.65)
Diluted earnings per common share	0.01	(0.01)	(0.07)	0.02	0.26	0.26	(0.65)
Common dividends declared	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value at period end	0.58	0.64	0.57	0.65	0.64	0.37	(1.77)
Market price at period end	0.91	0.78	0.80	0.73	0.59	0.65	0.65
Performance Ratios
Return on average common equity(1)	4.80%	(3.65)%	(10.85)%	3.77%	68.78%	61.27%	(20.66)%
Return on average assets(1)	0.52%	(0.44)%	(1.29)%	0.43%	5.17%	3.81%	(0.68)%
Tax-equivalent net interest margin(1)(2)	3.44%	3.25%	3.35%	3.03%	3.04%	3.02%	3.37%
Non-performing loans to total loans	3.86%	3.02%	5.78%	3.03%	5.30%	9.58%	18.76%
Non-performing assets to total loans plus OREO	4.15%	5.25%	6.40%	6.34%	10.06%	15.91%	23.63%
Balance Sheet Highlights
Total assets	$530,281	$479,908	$495,925	$489,988	$485,347	$422,023	$392,412
Total loans	310,453	294,901	307,448	289,594	237,327	219,049	225,295
Deposits	443,806	384,719	398,646	390,810	395,422	356,730	347,129
Senior and subordinated debt	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	53,501	57,795	52,474	58,460	55,673	32,333	9,654
Financial Ratios
Allowance for credit losses to total loans	2.05%	1.92%	2.22%	1.97%	2.53%	2.99%	4.05%
Net loan charge-off to average loans, annualized(1)	0.29%	0.04%	(0.38)%	0.09%	(0.07)%	1.19%	5.90%
NorStates Bank Regulatory Ratios(3)
Total capital to risk-weighted assets	16.44%	17.50%	17.25%	17.44%	18.16%	18.65%	12.54%
Tier 1 capital to risk-weighted assets	15.19%	16.20%	15.98%	16.15%	16.90%	17.39%	11.25%
CET1 to risk-weighted assets	15.19%	16.20%	15.98%	16.15%	16.90%	NA	NA
Tier 1 capital to average assets	10.78%	10.92%	10.25%	10.60%	10.98%	9.88%	6.49%

NA—Not applicable

(1)
Annualized based on the actual number of days for the six months ended June 30, 2018 and 2017.

(2)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate at that time of 35%.

(3)
Basel III Capital Rules became effective for NorStates Bank on January 1, 2015. These rules revise the risk-based capital requirements and introduce a new capital measure, CET1 to risk-weighted assets. As a result, ratios subsequent to December 31, 2014 are computed using the new rules, and prior periods presented are reported using the regulatory guidance applicable at that time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, as well as First Midwest's other filings with the SEC and Northern States' other communications with its stockholders, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any results, levels of activity, performance, or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.

        In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this proxy statement/prospectus, and First Midwest and Northern States undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.

        In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.

        Among the factors that could impact our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:

  •
  the risk that the business of First Midwest and Northern States will not be integrated successfully, or such integration may be more difficult, time consuming or costly than expected;

  •
  expected revenue synergies, cost savings and other financial or other benefits of the proposed transaction between First Midwest and Northern States might not be realized within the expected time frames or might be less than projected;

  •
  revenues following the merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the ability to obtain governmental approvals of the merger, or the ability to obtain such regulatory approvals in a timely manner;

  •
  the potential impact of announcement or completion of the merger on relationships with third parties, including customers, employees, and competitors;

  •
  business disruption following the merger, including diversion of management's attention from ongoing business operations and opportunities;

  •
  the failure of holders of Northern States common stock to approve the merger proposal;

  •
  changes in the level of non-performing assets and charge offs;

  •
  First Midwest's potential exposure to unknown contingent liabilities of Northern States;

  •
  any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  changes in First Midwest's stock price before closing, including as a result of the financial performance of Northern States prior to closing;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  credit and interest rate risks associated with First Midwest's and Northern States' respective businesses, customer borrowing, repayment, investment and deposit practices;

  •
  general economic conditions, either internationally, nationally or in the market areas in which First Midwest and Northern States operate or anticipate doing business, may be less favorable than expected;

  •
  changes in the economic environment, competition or other factors that may influence the anticipated growth of loans and deposits, the quality of the loan portfolio and loan and deposit pricing;

  •
  changes in the competitive environment among financial holding companies and banks;

  •
  new regulatory or legal requirements or obligations with which First Midwest and Northern States must comply; and

  •
  other economic, competitive, governmental, regulatory and technological factors affecting First Midwest's and Northern States' operations, products, services and prices.

        The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to First Midwest and Northern States, see "Risk Factors" in this proxy statement/prospectus and First Midwest's other filings with the SEC incorporated by reference into this proxy statement/prospectus.

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with First Midwest's business contained under the heading "Risk Factors" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2017. See "Where You Can Find More Information."

Because the market price of First Midwest common stock will fluctuate, Northern States stockholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, each holder of Northern States common stock will receive the merger consideration, except in certain circumstances and subject to adjustment as described in this proxy statement/prospectus, calculated as follows:

  •
  if the Average First Midwest Stock Price is greater than $26.49, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.9775 divided by the Average First Midwest Stock Price, which effectively caps the maximum per share value of the merger consideration you may receive at $0.9775 per share of Northern States common stock;

  •
  if the Average First Midwest Stock Price is greater than or equal to $22.86 and equal to or less than $26.49, the exchange ratio shall equal 0.0369;

  •
  if the Average First Midwest Stock Price is equal to or greater than $20.31 and less than $22.86, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.8435 divided by the Average First Midwest Stock Price; or

  •
  if the Average First Midwest Stock Price is less than $20.31 (subject to Northern States' right to terminate the merger agreement and First Midwest's top-up right as described below under "The Merger Agreement—Termination of the Merger Agreement"), the exchange ratio shall equal 0.0415.

        The merger consideration may be subject to adjustment if certain environmental conditions and/or title defects exist as described under "The Merger—Terms of the Merger." Any change in the market price of First Midwest common stock prior to completion of the merger will affect the value of any shares of First Midwest common stock Northern States stockholders receive as consideration in the merger. The market price of First Midwest common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside of our control. Accordingly, at the time of the Northern States special meeting, Northern States stockholders will not know or be able to calculate the market price of First Midwest common stock that they will receive upon completion of the merger.

Northern States will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Northern States and consequently on First Midwest. These uncertainties may impair Northern States' ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Northern States to seek to change existing business relationships with Northern States. Retention of certain employees may be challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with First

Midwest. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Midwest, First Midwest's business following the merger could be harmed. In addition, the merger agreement restricts Northern States from making certain acquisitions and taking other specified actions without the consent of First Midwest, and generally requires Northern States to continue its operations in the ordinary course, until the merger occurs. These restrictions may prevent Northern States from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which Northern States is subject, see "The Merger Agreement—Conduct of Business Pending the Merger."

Combining our two companies may be more difficult, costly or time-consuming than we currently expect, and we may fail to realize the anticipated benefits and cost savings of the merger.

        First Midwest and Northern States have operated and, until the completion of the merger, will continue to operate independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on First Midwest's ability to successfully combine and integrate the Northern States business into its own in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits or loans out of our banks. The success of the combined company following the merger and the bank merger may depend, in part, on the ability of First Midwest to integrate the two businesses, business models and cultures. If First Midwest experiences difficulties in the integration process, including those listed above, First Midwest may fail to realize the anticipated benefits of the merger in a timely manner or at all. First Midwest's business or results of operations or the value of its common stock may be materially and adversely affected as a result.

The market price of First Midwest common stock after the merger may be affected by factors different from those currently affecting First Midwest common stock.

        The businesses of First Midwest and Northern States differ in some respects and, accordingly, the results of operations of the combined company and the market price of First Midwest common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Midwest or Northern States. For a discussion of the business of First Midwest and of certain factors to consider in connection with the business of First Midwest, see the documents incorporated by reference into this proxy statement/prospectus and referred to under "Where You Can Find More Information," including, in particular, the section titled "Risk Factors" in First Midwest's Annual Report on Form 10-K for the year ended December 31, 2017.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger and the bank merger may be completed, First Midwest and Northern States must obtain approvals from the Federal Reserve, which approval has been received, and the IDFPR, which application has been submitted. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger Agreement—Regulatory Approvals Required for the Merger." An adverse development in either party's regulatory standing or these factors could result in a delay of or an inability to obtain regulatory approval. The regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See "The Merger Agreement—Regulatory Approvals Required for the Merger." Regulatory approvals could also be adversely impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations by a federal, state or local governmental agency. We cannot guarantee that we will be able to obtain all required regulatory approvals, the timing of those approvals or whether any conditions will be imposed.

Some Northern States directors and officers may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

        Northern States' stockholders should be aware that some of Northern States' directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Northern States' stockholders generally. These interests and arrangements may create potential conflicts of interest. Northern States' board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that holders of Northern States common stock vote in favor of the merger proposal.

        For a more complete description of these interests, see "The Merger—Interests of Certain Persons in the Merger."

The merger agreement limits Northern States' ability to pursue alternatives to the merger.

        The merger agreement contains provisions that limit Northern States' ability to solicit, encourage or discuss competing third-party proposals to acquire all or a significant part of Northern States. These provisions, which include a $3,400,000 termination fee, might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Northern States from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Northern States than it might otherwise have proposed to pay.

Termination of the merger agreement could negatively impact First Midwest or Northern States.

        In the event the merger agreement is terminated, First Midwest's or Northern States' business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger. The market price of First Midwest common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and Northern States' board of directors seeks another merger or business combination, Northern States stockholders cannot be certain that Northern States will be able to find a party willing to offer equivalent or more attractive consideration than the merger consideration provided in the merger. If the merger agreement is terminated under certain circumstances, Northern States may be required to pay First Midwest a termination fee of $3,400,000. If the merger agreement is terminated, First Midwest or Northern States may experience negative reactions from its customers, vendors and employees. See "The Merger Agreement—Termination of the Merger Agreement."

If the merger is not completed, First Midwest and Northern States will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of First Midwest and Northern States has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Midwest and Northern States would have to recognize these expenses without realizing the expected benefits of the merger.

Holders of Northern States common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Holders of Northern States common stock currently have the right to vote on matters affecting Northern States. Upon the completion of the merger, each Northern States stockholder who receives shares of First Midwest common stock will become a stockholder of First Midwest with a percentage ownership of First Midwest with respect to such shares that is smaller than the stockholder's current percentage ownership of Northern States. Assuming that the exchange ratio is 0.0364 of a share of First Midwest common stock per issued and outstanding share of Northern States common stock, following the effective time of the merger, the former stockholders of Northern States as a group would receive shares in the merger constituting approximately 3.2% of the outstanding shares of First Midwest common stock immediately after the merger based on the number of shares of First Midwest common stock and Northern States common stock outstanding as of August 20, 2018. Because of this, Northern States stockholders will have less influence on the management and policies of First Midwest than they now have on the management and policies of Northern States.

The opinion of Northern States' financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

        Northern States has not obtained an updated opinion from Vining Sparks, its financial advisor, as of the date of this proxy statement/prospectus. Vining Sparks' opinion was based on certain facts and assumptions regarding the operations and prospects of First Midwest and Northern States, general market and economic conditions and other factors. Changes in the operations and prospects of First Midwest or Northern States, general market and economic conditions and other factors that may be beyond the control of First Midwest or Northern States may significantly alter the value of First Midwest or Northern States, the prices of the shares of First Midwest common stock by the time the merger is completed or the future price at which First Midwest common stock trades. Vining Sparks' opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The opinion will not address the fairness of the merger consideration from a financial point of view at the time a Northern States stockholder votes or at the time the merger is completed. However, Northern States' board of directors' recommendation that Northern States stockholders vote "FOR" adoption of the merger agreement is made as of the date of this proxy statement/prospectus. For a description of the opinion that Northern States received from Vining Sparks, please refer to "The Merger—Opinion of Northern States' Financial Advisor".

The shares of First Midwest common stock that Northern States stockholders will receive as a result of the merger will have different rights from shares of Northern States common stock.

        The rights associated with Northern States common stock are different from the rights associated with First Midwest common stock. For a discussion of the different rights associated with First Midwest common stock, see "Comparison of Stockholder Rights."

Under certain circumstances, the merger consideration may be reduced due to environmental conditions and/or title defects on Northern States' real property.

        The merger consideration may be subject to adjustment if certain environmental conditions exist with respect to Northern States' real property acquired after June 6, 2018 (if any) and/or title defects exist with respect to any of Northern States' real property and the real property adjustment amount is greater than $100,000. In that case, the exchange ratio will be reduced by an amount equal to the result of: (i) the real property adjustment amount, divided by (ii) the number of outstanding shares of Northern States common stock, divided by (iii) the per share volume weighted average price of the First Midwest common stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the closing date of the merger. See "The Merger Agreement—Merger Consideration."

Completion of the merger is subject to certain conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

        The obligations of First Midwest and Northern States to complete the merger are subject to satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See "The Merger Agreement—Conditions to Completion of the Merger."

        In addition, if the merger is not completed on or before June 6, 2019, either First Midwest or Northern States may choose not to proceed with the merger. First Midwest and/or Northern States may also terminate the merger agreement under certain circumstances. See "The Merger Agreement—Termination of the Merger Agreement."

NORTHERN STATES SPECIAL MEETING

        This section contains information from Northern States for Northern States stockholders about the special meeting Northern States has called to consider and approve the merger agreement and the transactions contemplated thereby by the holders of Northern States common stock. We are mailing this proxy statement/prospectus to Northern States stockholders on or about August 30, 2018. Together with this proxy statement/prospectus, we are also sending to Northern States stockholders a notice of the Northern States special meeting and a form of proxy card that Northern States' board of directors is soliciting for use at the special meeting of Northern States stockholders and at any adjournments of the meeting.

        This proxy statement/prospectus is also being furnished by First Midwest to Northern States stockholders as a prospectus in connection with the issuance of shares of First Midwest common stock upon completion of the merger.

Date, Time and Place

        The special meeting of holders of Northern States common stock will be held at the headquarters of Northern States Financial Corporation, located at 1601 North Lewis Avenue, Waukegan, Illinois 60085 on October 4, 2018 at 4:30 p.m. Central Time.

Matters to Be Considered

        At the Northern States special meeting, holders of Northern States common stock as of the Northern States record date will be asked to consider and vote on the following matters:

  •
  Approval by the holders of Northern States common stock of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, and the transactions contemplated thereby, including the merger;

  •
  Approval by the holders of Northern States common stock of one or more adjournments of the Northern States special meeting, if determined necessary and advisable, including adjournments to permit further solicitation of proxies in favor of the merger proposal; and

  •
  Transaction of such other business as may properly come before the Northern States special meeting and any adjournments or postponements thereof.

Recommendation of Northern States' Board

        The board of directors of Northern States recommends that holders of Northern States common stock vote "FOR" the merger proposal and "FOR" the Northern States adjournment proposal.

        All of the directors of Northern States, collectively holding an aggregate 6,875,016 shares of Northern States common stock (or approximately 7.4% of the outstanding shares) as of the Northern States record date, have signed voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby.

Northern States Record Date and Quorum

        Northern States' board of directors has fixed the close of business on August 20, 2018, as the record date for determining the Northern States stockholders entitled to receive notice of and to vote at the Northern States special meeting. Each share of Northern States common stock held of record at the close of business on the Northern States record date entitles the holder thereof to one vote on each matter considered and voted on by holders of Northern States common stock at the Northern States special meeting. As of the Northern States record date, 92,302,244 shares of Northern States common stock were issued and outstanding and held by approximately 267 record holders.

        If you hold shares of Northern States common stock indirectly through a broker, you are considered a beneficial owner of those shares but are not the stockholder of record. In this circumstance, you are a stockholder whose shares are held in "street name" and your broker is considered the stockholder of record. We sent copies of this proxy statement/prospectus directly to all stockholders of record. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the Northern States special meeting, and the broker is obligated to provide you with a voting instruction form for you to use for this purpose.

  Quorum Requirements

        A quorum is required to transact business and consider each proposal at the Northern States special meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Northern States common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Northern States common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Northern States special meeting but shares represented by a proxy from a broker indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares, which we refer to as "broker non-votes," will not be counted as shares present.

Vote Required; Treatment of Abstentions and Failure to Vote

  Merger Proposal

        Approval of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of Northern States stockholders representing a majority of the outstanding shares of Northern States common stock as of the record date. The merger agreement and the completion of the transactions contemplated thereby, including the merger, will not require the approval of the holders of First Midwest common stock under the DGCL or applicable rules of the Nasdaq Stock Market. If you fail to submit a proxy card or vote in person at the Northern States special meeting, mark "ABSTAIN" on your proxy card or fail to instruct your bank or broker for shares held in street name with respect to the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger, it will have the same effect as a vote "AGAINST" approval of the merger agreement and the transactions contemplated thereby, including the merger.

  Northern States Adjournment Proposal

        Approval of the Northern States adjournment proposal requires the affirmative vote of a majority of the shares of Northern States common stock present in person or represented by proxy at the Northern States special meeting. If you mark "ABSTAIN" with respect to the Northern States adjournment proposal, it will have the same effect as a vote "AGAINST" the Northern States adjournment proposal, and broker non-votes will have no effect on the approval of the Northern States adjournment proposal assuming a quorum has been established.

Shares Held by Directors and Officers

        As of the Northern States record date, Northern States' directors and executive officers and their affiliates held approximately 9.4% of the outstanding shares of Northern States common stock entitled to vote at the Northern States special meeting. All of the directors of Northern States, collectively holding an aggregate 6,875,016 shares of Northern States common stock (or approximately 7.4% of the outstanding shares) as of the Northern States record date, have signed voting agreements with First

Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby. See "The Merger—Interests of Certain Persons in the Merger."

        As of the Northern States record date, except in a fiduciary capacity, First Midwest and its subsidiaries held no shares of Northern States common stock, and none of its directors and executive officers and their affiliates held shares of Northern States common stock.

Participants in the Northern States Stock Plan

        Northern States sponsors the Northern States Stock Plan. Under the terms of the Northern States Stock Plan, and award agreements thereunder, recipients of restricted stock awards are entitled to vote on behalf of underlying shares, even while subject to vesting requirements, from the date of grant until such awards are forfeited. Holders of Northern States restricted stock will vote in the same manner as holders of Northern States common stock. As of the record date, participants in the Northern States Stock Plan held approximately 3.6% of the shares entitled to vote at the special meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

        Proxies are being solicited by Northern States' board of directors from Northern States stockholders. Shares of Northern States common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies representing shares of Northern States common stock will be voted "FOR" the merger proposal and "FOR" the Northern States adjournment proposal, and in the discretion of the individuals named as proxies as to any other matter that may come before the Northern States special meeting.

        First Midwest and Northern States have agreed to each pay for one-half of the costs and expenses (excluding the fees and disbursements of counsel, financial advisors and accountants) of copying, printing and distributing this proxy statement/prospectus and all listing, filing or registration fees, including fees paid for filing the registration statement of which this proxy statement/prospectus is a part with the SEC and any other fees paid for filings with governmental authorities. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Northern States or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation. Although Northern States does not anticipate using a paid proxy solicitor in connection with the special meeting, Northern States may do so if determined to be appropriate.

Voting Your Shares

        Northern States stockholders may vote in person or by proxy at the Northern States special meeting on the proposals upon which they are entitled to vote. Northern States stockholders may also vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the proxy card.

        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF NORTHERN STATES COMMON STOCK YOU OWN. ACCORDINGLY, YOU SHOULD SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE NORTHERN STATES SPECIAL MEETING IN PERSON.

Revocability of Proxies and Changes to a Northern States Stockholder's Vote

        A Northern States stockholder who has submitted a proxy may revoke it or change the stockholder's vote at any time before the shares are voted at the Northern States special meeting by (i) giving a written notice of revocation to Kerry Biegay, Vice President and Secretary of Northern

States, (ii) attending the Northern States special meeting in person and voting by ballot at the Northern States special meeting, or (iii) by properly submitting to Northern States a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Northern States as follows: 1601 North Lewis Avenue, Waukegan, Illinois 60085, Attention: Kerry Biegay, Vice President and Secretary.

Attending the Northern States Special Meeting

        All holders of Northern States common stock, including stockholders of record and stockholders who hold their shares through brokers, trusts, banks, nominees or any other holder of record, are invited to attend the Northern States special meeting. All stockholders must bring an acceptable form of identification, such as a valid driver's license, in order to attend the Northern States special meeting in person. If you hold shares in street name and would like to attend the Northern States special meeting, you will also need to bring an account statement and a "legal proxy" form from the broker, or other acceptable evidence of ownership of Northern States common stock as of the close of business on the Northern States record date.

THE MERGER

        The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement and the financial advisor opinion of Vining Sparks delivered to the board of directors of Northern States, attached as Appendices A and B, respectively, to this proxy statement/prospectus, for a more complete understanding of the merger.

Terms of the Merger

        First Midwest's board of directors and Northern States' board of directors have each unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides for combining our companies through the merger of Northern States with and into First Midwest, with First Midwest as the surviving corporation. As a result, the separate existence of Northern States will terminate. Following the merger at such time as First Midwest may determine, NorStates Bank, Northern States' wholly owned bank subsidiary, will merge with and into First Midwest Bank, First Midwest's wholly owned bank subsidiary, with First Midwest Bank being the surviving bank. Following the bank merger, First Midwest Bank will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois. We expect to complete the merger in the fourth quarter of 2018, although delays may occur.

        Upon completion of the merger, each holder of Northern States common stock will receive the merger consideration, except in certain circumstances and subject to adjustment as described in this proxy statement/prospectus, calculated as follows:

  •
  if the Average First Midwest Stock Price is greater than $26.49, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.9775 divided by the Average First Midwest Stock Price, which effectively caps the maximum per share value of the merger consideration you may receive at $0.9775 per share of Northern States common stock;

  •
  if the Average First Midwest Stock Price is greater than or equal to $22.86 and equal to or less than $26.49, the exchange ratio shall equal 0.0369;

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  if the Average First Midwest Stock Price is equal to or greater than $20.31 and less than $22.86, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.8435 divided by the Average First Midwest Stock Price; or

  •
  if the Average First Midwest Stock Price is less than $20.31 (subject to Northern States' right to terminate the merger agreement and First Midwest's top-up right as described below under "The Merger Agreement—Termination of the Merger Agreement"), the exchange ratio shall equal 0.0415.

        The merger consideration may be subject to adjustment if certain environmental conditions exist with respect to Northern States' real property acquired after June 6, 2018 (if any) and/or title defects exist with respect to any of Northern States' real property and the real property adjustment amount is greater than $100,000. In that case, the exchange ratio will be reduced by an amount equal the result of: (i) the real property adjustment amount, divided by (ii) the number of outstanding shares of Northern States common stock, divided by (iii) the per share volume weighted average price of First Midwest common stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the closing date of the merger.

        Any change in the market price of First Midwest common stock prior to completion of the merger will affect the value of any shares of First Midwest common stock Northern States stockholders receive as consideration in the merger. The market price of First Midwest common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the Northern States special meeting, Northern States stockholders will not know or be able to calculate the market price of First Midwest common stock that they will receive upon completion of the merger.

        All unvested Northern States restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger, and the holder thereof shall be entitled to receive the same merger consideration for the shares of Northern States common stock subject to such award as all other holders of Northern States common stock.

        For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see "The Merger Agreement."

Background of the Merger

        The board of directors of Northern States has engaged in a periodic strategic review process during which the board discusses Northern States' strategic direction, performance and prospects in the context of trends and developments in the markets that Northern States serves, the banking industry and the regulatory environment. Among other things, these discussions have focused on the competitive landscape and recent bank acquisition transactions in the Chicago metropolitan market, and possible strategic alternatives available to Northern States. From time to time, the board of directors of Northern States has invited FIG to participate in these discussions.

        On October 18, 2016, FIG was invited to a strategic planning meeting of the board of directors of Northern States and was asked to present information regarding the current market for mergers and acquisitions of financial institutions in the United States and in the Chicago metropolitan market and Northern States' strategic options, including buying another financial institution or selling itself. The board of directors of Northern States determined that it would be in the best interests of Northern States and its stockholders to continue its evaluation of strategic alternatives, including pursuing discussions with possible merger partners. Over the next several months, representatives of Northern States met with representatives of other local banking institutions, on an informal basis, to discuss banking philosophies, market trends, and possible business combinations.

        During the summer of 2017, following discussions with the board of directors of Northern States, FIG began conducting a limited market check and contacted three financial institutions that it believed were potentially interested in an acquisition of Northern States. After confidentiality agreements were signed with these three interested parties, information was made available to permit the interested parties the opportunity to conduct preliminary due diligence. Northern States received preliminary indications of interest from all three of these interested parties.

        On September 28, 2017, FIG was invited to a strategic planning meeting of the board of directors of Northern States and was asked to present the results of the market check as well as provide an update on the current market for mergers and acquisitions of financial institutions in the United States and in the Chicago metropolitan market and Northern States' strategic options, including buying another financial institution or selling itself. The board of directors of Northern States determined that the preliminary indications of interest did not deliver an appropriate value to Northern States' stockholders. As such, the board of directors instructed FIG to find a strategic partner that would be willing to submit an indication of interest more in-line with the board of directors' perceived value of the company.

        Subsequent to the September board meeting, FIG reached out to the three parties from the market check as well as three additional banks that were deemed to have an interest in Northern States, including First Midwest, and communicated the price expectations of the board. Of the new parties contacted, only First Midwest elected to conduct preliminary due diligence. Following discussions with all of the parties, Northern States received only two indications of interest that were close to the price expectations of the board, with First Midwest's indication of interest offering the highest value to Northern States' stockholders. First Midwest's initial indication of interest proposed a stock-for-stock exchange at a fixed exchange ratio of 0.0374 shares of First Midwest common stock for each share of Northern States common stock, which represented an implied valuation of $0.95 per share of Northern States common stock based on First Midwest's closing stock price of $25.42 on November 29, 2017. The initial indications of interest also requested that Northern States enter into an exclusivity period to permit the parties to more fully explore and negotiate the terms of a potential transaction.

        On December 1, 2017, the board of directors of Northern States held a special meeting to review the two indications of interest. The board directed FIG to counter both parties to determine whether the terms of the indications could be improved. In addition, the board sought assurances that the impact of potential changes in the tax code on Northern States' deferred tax assets would not negatively impact the offers. First Midwest responded by increasing its proposed fixed exchange ratio, subject to a pricing collar, and confirming that a potential write-down on deferred tax assets due to changes in the tax code would not result in a price reduction. First Midwest's revised indication of interest proposed a stock-for-stock exchange at a fixed exchange ratio of 0.0385 shares of First Midwest common stock for each share of Northern States common stock, which represented an implied valuation of $0.95 per share of Northern States common stock based on First Midwest's closing stock price of $24.63 on December 12, 2017. Under the terms of the proposed pricing collar, if First Midwest's common stock price declined to between and including $20.31 and $22.86 per share, the exchange ratio would be increased to result in a fixed price of $0.88 per share. If First Midwest's common stock price increased to above $26.49 per share, the exchange ratio would be decreased to result in a fixed price of $1.02 per share. If First Midwest's common stock price decreased below $20.31, then the exchange ratio would be fixed at 0.0433 and Northern States would be entitled to terminate the merger agreement, subject to a top-up option by First Midwest to increase the total merger consideration to $0.88 per share. The other party responded by reducing the terms of its indication of interest.

        On December 19, 2017, the board of directors of Northern States held a meeting at which they discussed the revised indications of interest from First Midwest and the other party. The board decided to move forward with First Midwest, given its superior offer, and directed Northern States' management to enter into an exclusivity agreement with First Midwest. On December 22, 2017, First Midwest and Northern States entered into an exclusivity agreement that allowed First Midwest to conduct its due diligence through February 2018.

        Also at the December 19, 2017 Northern States board meeting, the board discussed pre-transaction planning materials that had been prepared and provided by Barack Ferrazzano, Northern States' outside legal counsel. The board of directors of Northern States also discussed entering into an engagement letter with FIG for FIG's financial advisory services in connection with a strategic transaction with First Midwest. Greg Gersack, one of the directors of Northern States and also a managing principal of FIG, informed the board of his conflict of interest regarding the engagement letter due to his role at FIG, and Mr. Gersack recused himself from the discussion and approval of the engagement letter. The board approved the engagement letter, and on December 26, 2017, Northern States executed the engagement letter, which action was subsequently ratified by the board at its meeting held on January 16, 2018.

        On January 15, 2018, representatives of First Midwest conducted on-site due diligence at the offices of Northern States.

        On January 16, 2018, Northern States convened a meeting of its board, with FIG and Barack Ferrazzano as guests at the meeting. FIG described First Midwest's proposal and presented an analysis of the proposed merger consideration. Barack Ferrazzano explained to the directors their fiduciary duties in connection with their review and consideration of the proposed transaction with First Midwest. At the conclusion of the meeting, the board of directors of Northern States approved the formation of a strategic committee and authorized the strategic committee to continue evaluating and negotiating the proposal with First Midwest. The strategic committee consisted of Allan Jacobs, Scott Cottrell, Joel Leonard and Barbara Martin, with Scott Yelvington serving as an ex officio member. The strategic committee met several times over the following months to discuss the progress and the terms of the merger.

        Also on January 16, 2018, First Midwest provided an initial draft of the merger agreement to Northern States. This draft of the merger agreement reflected an exchange ratio ranging from 0.0433 shares of First Midwest common stock for each share of Northern States common stock to the number of shares derived from dividing 1.02 by the average stock price of First Midwest (for an implied value of $1.02). This draft also included drafts of a form voting agreement, pursuant to which Northern States directors would vote in favor of the merger and other matters to be voted upon in connection with the merger, and a form confidentiality, non-solicitation and non-competition agreement, which all of the directors of Northern States would be required to enter. However, this draft and the pricing remained subject to further due diligence by First Midwest.

        From January 2018 through March 2018, First Midwest conducted extensive due diligence on Northern States. In late March 2018, First Midwest provided Northern States with an updated proposal lowering the exchange ratio for the merger consideration, primarily based on adjustments to the values of Northern States' other real estate owned ("OREO") properties. The updated proposal provided that if certain OREO properties were sold prior to closing upon specified terms, the exchange ratio would range from 0.0415 shares of First Midwest common stock for each share of Northern States common stock to the number of shares derived from dividing 0.9775 by the average stock price of First Midwest (for an implied value of $0.9775). However, if the OREO properties could not be sold prior to closing upon specified terms, the exchange ratio would range from 0.0410 shares of First Midwest common stock for each share of Northern States common stock to the number of shares derived from dividing 0.9642 by the average stock price of First Midwest (for an implied value of $0.9642).

        On April 4, 2018, First Midwest and Northern States renewed the exclusivity agreement through May 2018 in order for the parties to conclude their respective due diligence and the negotiation of the merger agreement.

        On April 10, 2018, Chapman and Cutler, First Midwest's legal counsel, sent a revised draft of the merger agreement to Barack Ferrazzano, containing the revised terms regarding the merger consideration, among other changes. Following receipt of the revised draft, Barack Ferrazzano and Chapman and Cutler negotiated the merger agreement and the other transaction documents.

        One of the threshold issues in the revised draft of the merger agreement was the terms on which the OREO properties would need to be sold in order to receive the higher exchange ratio as merger consideration. On April 16, 2018, Chapman and Cutler sent Barack Ferrazzano the proposed terms under which the OREO properties would need to be sold to receive the higher exchange ratio. On April 17, 2018, First Midwest and Northern States agreed upon those terms.

        During April, May and early June 2018, First Midwest continued to conduct extensive due diligence of information related to Northern States, including through face-to-face meetings and conference calls between First Midwest management and selected officers of Northern States and NorStates Bank who were responsible for various aspects of Northern States' and NorStates Bank's operations. During the same time period, Northern States and Barack Ferrazzano conducted reverse due diligence concerning First Midwest, which included meetings with management of First Midwest and further documentary due diligence of public information.

        Throughout the months of April, May and early June, the parties also negotiated drafts of the transaction documents, and Barack Ferrazzano coordinated the review of the proposed documents by Northern States' officers and directors. As proposed by First Midwest, at the time of the execution of the merger agreement, directors of Northern States would be required to agree to non-competition and non-solicitation arrangements and to voting requirements, transfer and disposition restrictions and standstill arrangements with respect to their respective holdings of Northern States common stock, as reflected in a form of confidentiality, non-solicitation and non-competition agreement and a form of voting agreement being negotiated by the parties. In particular, Scott Cottrell, Gregory Gersack, and Joel Leonard, directors of Northern States, requested certain accommodations in their confidentiality, non-solicitation and non-competition agreements so that these restrictions would not prevent them from continuing with their current employment and related activities in investment banking or investment management.

        During this period, Chapman and Cutler and Barack Ferrazzano continued to engage in negotiations to finalize the terms of the proposed transaction. The parties negotiated extensively, among other items, the contents of the representations and warranties, certain closing conditions, covenants regarding real estate, and certain employment matters.

        In early May 2018, once all of the salient business points and legal matters had been decided, the board of Northern States authorized FIG to hire Vining Sparks on behalf of Northern States to issue a fairness opinion in connection with the merger with First Midwest. The board approved the engagement letter with Vining Sparks, and on May 15, 2018, Northern States executed the engagement letter.

        On May 16, 2018, First Midwest's board of directors met with members of First Midwest's executive management team. At this meeting, First Midwest's board of directors considered the proposed transaction and discussed, among other things, the strategic rationale, financial terms, consideration and integration risk for the transaction. First Midwest's board of directors also considered the advice of Sandler O'Neill & Partners, L.P. (``Sandler O'Neill"), First Midwest's financial advisor, and Chapman and Cutler with respect to the proposed transaction. Following these discussions, First Midwest's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and declared the merger and other transactions contemplated by the merger agreement to be advisable and in the best interests of First Midwest and its stockholders. The First Midwest board of directors then directed management and its advisors to finalize and execute a definitive merger agreement, subject to final approval by First Midwest's chief executive officer. First Midwest's chief executive officer subsequently confirmed approval of the merger agreement prior to execution on June 6, 2018. The board of directors of First Midwest Bank also unanimously approved the bank merger and recommended to its sole stockholder, First Midwest, that it approve the bank merger, which was subsequently approved by First Midwest.

        On June 5, 2018, Northern States held a board meeting to consider the transaction with First Midwest and the definitive transaction documents, including the merger agreement. As an initial matter, Barack Ferrazzano reviewed with directors their fiduciary duties in connection with their review and consideration of the transaction and the terms of the proposed merger with First Midwest. The board was reminded that this information had been provided and discussed at prior board meetings.

        Following this discussion, representatives of Vining Sparks reviewed the financial aspects of the proposed merger and discussed in detail their financial analyses as of the date of the meeting, including those described under "—Opinion of Northern States' Financial Advisor." At this meeting, Vining Sparks delivered its opinion to the board to the effect that as of June 5, 2018, and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Northern States common stock, as described under

"—Opinion of Northern States' Financial Advisor." In addition, FIG also presented additional analyses regarding the proposed merger from a financial point of view, including a comparison of the merger consideration to that in other recent mergers.

        After further discussion among members of the board, Barack Ferrazzano led a comprehensive review of the definitive transaction documents, including the merger agreement, and directed the attention of the board of directors of Northern States to a memorandum summarizing the terms of the merger agreement, the voting agreements, and the confidentiality, non-solicitation and non-competition agreements that had been provided to each member of the board.

        During the meeting, Northern States' management and legal advisors reported on, and the board of directors of Northern States discussed in detail, the reverse due diligence process undertaken by Northern States and its advisors with respect to First Midwest. Management reported favorably regarding the complementary culture and business objectives of First Midwest and Northern States, noting that the respective customer focus, geographic coverage and historical relationships with borrowers and customers of First Midwest and Northern States evidenced that the two companies shared a similar business orientation.

        Following extensive discussion and after considering the foregoing and the proposed terms of the transaction documents, and taking into consideration the factors described under "—Northern States' Reasons for the Merger and Recommendation of the Board of Northern States," the board of directors of Northern States, having determined that the terms of First Midwest's proposal, the related merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Northern States and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the exchange ratio. The board directed that the merger agreement be submitted to its stockholders for approval, and recommended that stockholders vote in favor of the approval of the merger agreement and the transactions contemplated thereby.

        The merger agreement and related documents were executed by the parties on June 6, 2018. The transaction was announced the morning of June 7, 2018, by a press release issued by First Midwest.

First Midwest's Reasons for the Merger

        In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the First Midwest board of directors evaluated the merger in consultation with First Midwest management and considered information provided by First Midwest's financial and legal advisors, as well as a number of factors, including the following material factors:

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  management's view that the acquisition of Northern States provides an attractive opportunity to strengthen First Midwest's presence in Lake County, Illinois and north metropolitan Chicago;

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  Northern States' community banking orientation and its compatibility with First Midwest and its subsidiaries;

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  management's assessment that Northern States presents a strong banking franchise that is consistent with First Midwest Bank's relationship-based banking model while adding talent and depth to First Midwest Bank's operations;

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  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of Northern States and NorStates Bank;

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  management's belief that NorStates Bank's core deposit base was strong and that a substantial portion of these deposits would be retained following completion of the merger;

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  management's due diligence review of Northern States and NorStates Bank and the discussions with Sandler O'Neill and Chapman and Cutler related thereto and to other transactional matters;

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  the projected earnings per share accretion expected to occur as a result of the proposed transactions;

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  the projected tangible book value earn-back period of less than 2.5 years, which is an important investor metric;

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  the expectation of management that First Midwest will maintain its strong capital ratios upon completion of the proposed transactions;

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  the fact that stockholders of Northern States who hold Northern States common stock will have an opportunity to approve the merger;

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  projected efficiencies, including reductions in Northern States' total non-interest expense base, to come from integrating certain of Northern States' operations into First Midwest's existing operations;

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  the financial and other terms of the merger agreement, including the exchange ratio for the merger consideration, the expected tax treatment and the deal protection and termination fee provisions, which First Midwest reviewed with its outside financial and legal advisors;

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  NorStates Bank's compatibility with First Midwest Bank, which First Midwest management believes should facilitate integration and implementation of the merger and the bank merger, and the complementary nature of the products and customers of NorStates Bank and First Midwest Bank, which First Midwest management believes should provide the opportunity to mitigate integration risks and increase potential returns;

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  the nature and amount of payments and other benefits to be received by Northern States and NorStates Bank management in connection with the transactions pursuant to existing Northern States benefit plans and compensation arrangements and the merger agreement;

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  the fact that, concurrently with the execution of the merger agreement, all of the directors of Northern States who beneficially owned in the aggregate approximately 7.4% of Northern States' outstanding common stock as of June 6, 2018, were entering into (i) voting agreements with First Midwest agreeing to vote for approval of the merger agreement and the transactions contemplated thereby and (ii) confidentiality, non-solicitation and non-competition agreements with First Midwest; and

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  the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

        First Midwest's board of directors believes that the merger and the merger agreement are advisable and in the best interests of First Midwest and its stockholders.

        The foregoing discussion of the information and factors considered by First Midwest's board of directors is not intended to be exhaustive, but includes a description of all material factors considered by First Midwest's board. First Midwest's board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by First Midwest's board of directors in connection with its evaluation of the merger, First Midwest's board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Midwest's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of First Midwest stockholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.

        It should be noted that this explanation of the First Midwest board of directors' reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Northern States' Reasons for the Merger and Recommendation of the Board of Northern States

        The board of directors of Northern States has concluded that the merger offers Northern States stockholders an attractive opportunity to achieve the board's strategic business objectives, including increasing stockholder value, growing the size of NorStates Bank's business and enhancing liquidity for Northern States stockholders. In addition, the board of directors of Northern States believes that the customers and communities served by NorStates Bank will benefit from the merger.

        In deciding to approve the merger agreement and the transactions contemplated thereby, Northern States' board of directors consulted with Northern States' management, as well as its legal counsel, Barack Ferrazzano, and financial advisors, FIG and Vining Sparks, and considered numerous factors, including the following:

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  the value to be received by Northern States stockholders in the merger as compared to stockholder value projected for Northern States as an independent entity;

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  the fact that the merger consideration offers Northern States stockholders the opportunity to participate in the future growth and opportunities of the combined company, and that the receipt of the merger consideration will generally be tax-free to Northern States stockholders based on the expected tax treatment of the merger as a "reorganization" for U.S. federal income tax purposes, as further described under "The Merger—Material Federal Income Tax Consequences of the Merger";

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  information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Northern States and First Midwest, both individually and as a combined company;

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  the enhanced liquidity for Northern States stockholders with respect to the First Midwest common stock to be received in the merger and the fact that First Midwest is publicly held and the merger would provide access to a public trading market for Northern States stockholders whose investment is currently in a company with a very limited trading market;

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  the compatibility of Northern States' geographical footprint with that of First Midwest and the expansion of product and service availability to the customers of and communities currently served by NorStates Bank;

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  the market value of First Midwest common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock;

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  the perceived risks and uncertainties attendant to Northern States' operation as an independent banking organization, including the risks and uncertainties related to competition in Northern States' market area, and increased operating and regulatory costs;

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  the belief of the board of directors of Northern States that combining with a larger financial institution will benefit stockholders and customers in that the combined organization will be better equipped to respond to economic and industry developments and should be better positioned to develop and build on its position in existing markets;

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  the financial presentation of Northern States' financial advisor, Vining Sparks, to the board of directors of Northern States on June 5, 2018, and the delivery of the written opinion of Vining Sparks, dated June 5, 2018, to the board of directors of Northern States, to the effect that as of such date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Northern States common stock, as further described under "—Opinion of Northern States' Financial Advisor";

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  the evaluation by the board of directors of Northern States, with the assistance of management and Northern States' financial and legal advisors, of strategic alternatives available to Northern States for facilitating liquidity and enhancing value over the long term for Northern States stockholders and the potential risks, rewards and uncertainties associated with such alternatives, and the board of directors of Northern States' belief that the proposed merger with First Midwest was the best option available to Northern States and its stockholders;

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  the potential risk of diverting management attention and resources from the operation of Northern States' business to the merger, and the possibility of employee attrition or adverse effects on customer and business relationships as a result of the announcement and pendency of the merger;

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  First Midwest's experience as an acquiror of financial institutions and, as a result, the acceptable execution and integration risk;

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  the quality and experience of First Midwest's management team;

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  the satisfactory results of Northern States' management's reverse due diligence of First Midwest; and

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  the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

        The foregoing discussion of the information and factors considered by Northern States' board of directors is not intended to be exhaustive, but includes a description of all material factors considered by Northern States' board. Northern States' board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by Northern States' board of directors in connection with its evaluation of the merger, Northern States' board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Northern States' board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Northern States stockholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.

        After considering the foregoing and other relevant factors and risks, and their overall impact on the stockholders and other constituencies of Northern States, Northern States' board of directors concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, Northern States' board of directors unanimously approved the merger agreement and the merger, and the board of directors unanimously recommends that Northern States stockholders vote "FOR" the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, and "FOR" the Northern States adjournment proposal.

        In considering the recommendation of the board of directors of Northern States, you should be aware that the directors and executive officers of Northern States have interests in the merger that are different from, or in addition to, interests of stockholders of Northern States generally and may create potential conflicts of interest. The board of directors of Northern States was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending that holders of Northern States common stock vote in favor of the merger proposal. See "The Merger—Interests of Certain Persons in the Merger."

        It should be noted that this explanation of the Northern States board of directors' reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of Northern States' Financial Advisor

        Northern States' board of directors retained Vining Sparks to render financial advisory and investment banking services. Vining Sparks is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Northern States and its business. As part of its investment banking business, Vining Sparks is regularly engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

        On June 5, 2018, Vining Sparks delivered its opinion to Northern States that the merger consideration to be received by Northern States common stockholders in the proposed transaction is fair, from a financial point of view, to Northern States' common stockholders. The full text of Vining Sparks' opinion is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety.

        Vining Sparks' opinion was directed to Northern States' board of directors and is limited to the fairness, from a financial point of view, of the consideration to be received by Northern States common stockholders in the proposed transaction. It did not address Northern States' underlying business decision to proceed with the proposed transaction or constitute a recommendation to the board of directors of Northern States as to how it should vote on the merger, and does not constitute a recommendation to any holder of Northern States common stock as to how such stockholder should vote in connection with the merger.

        Vining Sparks' opinion was reviewed and approved by Vining Sparks' Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        For purposes of Vining Sparks' opinion and in connection with its review of the proposed transaction, Vining Sparks has, among other things:

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  reviewed the terms of the merger agreement made available to Vining Sparks;

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  reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Northern States and First Midwest, including those included in their respective annual and quarterly reports for the past two years;

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  reviewed publicly available consensus "street estimates" of First Midwest earnings for 2018 and 2019 and reviewed publicly available research reports;

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  reviewed certain financial forecasts and projections of Northern States, prepared by Northern States management, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Vining Sparks by Northern States management;

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  held discussions with senior management of Northern States concerning the past and current results of operations of Northern States, its current financial condition and management's opinion of its future prospects;

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  reviewed reported market prices and historical trading activity of First Midwest and Northern States common stock and reviewed the trading collar for First Midwest as defined in Section 3.1 of the merger agreement;

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  reviewed certain aspects of the financial performance of First Midwest and Northern States and compared such financial performance of First Midwest and Northern States, together with stock market data relating to First Midwest and Northern States common stock, with similar data available for certain other financial institutions the securities of which are publicly traded;

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  reviewed the financial terms of merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Vining Sparks deemed to be relevant;

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  reviewed the pro forma financial impact of the merger on Northern States; and

  •
  reviewed such other information, financial studies, analyses and investigations, as Vining Sparks considered appropriate under the circumstances.

        In conducting its review and arriving at its opinion, Vining Sparks has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Northern States and First Midwest, and their respective representatives, and of the publicly available information that was reviewed by Vining Sparks. Vining Sparks is not an expert in the evaluation of the adequacy of allowances for loan losses and it did not independently verify the adequacy of such allowances. Vining Sparks assumed that the allowance for loan losses set forth in the financial statements of First Midwest and Northern States were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Vining Sparks did not conduct a physical inspection of any of the properties or facilities of Northern States or First Midwest, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Northern States or First Midwest, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. Vining Sparks assumed that any projections provided by or approved by Northern States were reasonably prepared and reflect the best currently available estimates and judgments of Northern States management.

        Vining Sparks' opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date thereof, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of First Midwest or Northern States could materially affect the assumptions used in preparing the opinion. Vining Sparks assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Northern States or First Midwest since the date of the last financial statements of each entity that were made available to Vining Sparks. Vining Sparks assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by each party under such agreement and that the conditions precedent in the merger agreement are not waived.

        In delivering its opinion to the board of directors of Northern States, Vining Sparks prepared and delivered to Northern States' board of directors written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Vining Sparks in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Vining Sparks. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Vining Sparks believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Vining Sparks made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Northern States, First Midwest and Vining Sparks. Any estimates contained in Vining Sparks' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

        Vining Sparks' opinion was based on information available to Vining Sparks through the date of its opinion and conditions as they existed and could be evaluated on the date thereof. Vining Sparks reviewed the financial terms of the proposed transaction set forth in the merger agreement and for purposes of the financial analyses described below, and based on merger consideration of 0.0369 of a share of First Midwest for each outstanding share of Northern States and a value of $25.71 per share for First Midwest, assumed that the merger consideration would equal $0.95 per share.

        Selected Company Analysis—First Midwest.    Vining Sparks used publicly available information to compare selected financial information and stock pricing for First Midwest with a selected group of financial institutions. The First Midwest selected peer group consisted of publicly traded regional banks with total assets between $5 billion and $20 billion, excluding merger targets. While Vining Sparks believes that the companies listed below are similar to First Midwest, none of these companies have the same composition, operations, size or financial profile as First Midwest.

Company	Ticker	City	State
1st Source Corporation	SRCE	South Bend	IN
Central Bancompany, Inc.	CBCY.B	Jefferson City	MO
Chemical Financial Corporation	CHFC	Midland	MI
Enterprise Financial Services Corp	EFSC	Clayton	MO
First Busey Corporation	BUSE	Champaign	IL
First Financial Bancorp.	FFBC	Cincinnati	OH
First Merchants Corporation	FRME	Muncie	IN
Great Western Bancorp, Inc.	GWB	Sioux Falls	SD
Heartland Financial USA, Inc.	HTLF	Dubuque	IA
Midland States Bancorp, Inc.	MSBI	Effingham	IL
Old National Bancorp	ONB	Evansville	IN
Park National Corporation	PRK	Newark	OH

        To perform this analysis, Vining Sparks used financial information as of March 31, 2018, a price of $25.71 for First Midwest (the 20 day average closing price on June 1, 2018) and pricing data for the selected peer group as of June 1, 2018 obtained from SNL Financial LC. The following table sets forth the comparative financial and market data:

	First Midwest	Selected Peer Group Median
Total Assets (in millions)	$14,380.0	$9,185.6
LTM Return on Average Assets	0.77%	1.05%
LTM Return on Average Equity	5.86%	8.52%
Equity/Assets	13.00%	12.05%
Loans/Deposits	95.79%	91.03%
Loan Loss Reserve/Gross Loans	0.89%	0.91%
Nonperforming Assets/Assets	0.65%	0.60%
Efficiency Ratio	59.05%	57.79%
Price/Book Value Per Share	1.42x	1.66x
Price/Tangible Book Value Per Share	2.38x	2.49x
Price/LTM Earnings Per Share	24.3x	20.2x

        Selected Company Analysis—Northern States.    Vining Sparks used publicly available information to compare selected financial information and proposed stock pricing for Northern States with a selected group of financial institutions. The Northern States selected peer group consisted of publicly traded Illinois banking organizations with total assets under $10 billion, excluding merger targets. While Vining Sparks believes that the companies listed below are similar to Northern States, none of these companies have the same composition, operations, size or financial profile as Northern States.

Company	Ticker	City	State
BankFinancial Corporation	BFIN	Burr Ridge	IL
Byline Bancorp, Inc.	BY	Chicago	IL
Chester Bancorp, Inc.	CNBA	Chester	IL
First Bankers Trustshares, Inc.	FBTT	Quincy	IL
First Busey Corporation	BUSE	Champaign	IL
First Mid-Illinois Bancshares, Inc.	FMBH	Mattoon	IL
First Robinson Financial Corporation	FRFC	Robinson	IL
Foresight Financial Group, Inc.	FGFH	Winnebago	IL
Marquette National Corporation	MNAT	Chicago	IL
Midland States Bancorp, Inc.	MSBI	Effingham	IL
Old Second Bancorp, Inc.	OSBC	Aurora	IL
Pontiac Bancorp, Inc.	PONT	Pontiac	IL
QCR Holdings, Inc.	QCRH	Moline	IL
Town and Country Financial Corp.	TWCF	Springfield	IL
Town Center Bank	TCNB	New Lenox	IL
West Suburban Bancorp, Inc.	WNRP	Lombard	IL

        To perform this analysis, Vining Sparks used financial information as of March 31, 2018, a price of $0.78 for Northern States (the closing price on June 1, 2018) and pricing data for the selected peer group as of June 1, 2018 obtained from SNL Financial LC. The following table sets forth the comparative financial and market data:

	Northern States	Selected Peer Group Median
Total Assets (in millions)	$487.1	$1,570.4
LTM Return on Average Assets	–1.19%	0.71%
LTM Return on Average Equity	–10.27%	7.26%
Equity/Assets	10.91%	10.08%
Loans/Deposits	80.12%	86.23%
Loan Loss Reserve/Gross Loans	2.17%	1.05%
Nonperforming Assets/Assets	3.59%	0.72%
Efficiency Ratio	75.95%	65.69%
Price/Book Value Per Share	1.35x	1.31x
Price/Tangible Book Value Per Share	1.35x	1.41x
Price/LTM Earnings Per Share	N/M	18.1x

        Stock Trading History.    Vining Sparks reviewed the closing per share market prices and volumes for First Midwest common stock and Northern States common stock on a daily basis from June 1, 2017 to June 1, 2018. First Midwest common stock is listed for trading on the Nasdaq Stock Market under the symbol "FMBI." For the period between June 1, 2017 to June 1, 2018, the closing price of First Midwest common stock ranged from a low of $20.50 to a high of $26.92. The closing price on June 1, 2018 was $26.52 per share and the 20-day average closing price was $25.71 and the average daily trading volume for First Midwest was 640,549 shares.

        Northern States common stock is quoted on the OTC Pink market under the symbol "NSFC." For the period between June 1, 2017 to June 1, 2018, the closing price of Northern States common stock ranged from a low of $0.72 to a high of $0.98, with an average closing price for the period of $0.80. The closing price on June 1, 2018 was $0.78 per share and the average daily trading volume for Northern States was 16,826 shares. The transaction value of $0.95 represented a 22% premium over Northern States' closing price on June 1, 2018.

        Analysis of Selected Financial Institution Transactions.    Vining Sparks reviewed certain publicly available information regarding selected merger and acquisition transactions (the "Comparable Transactions") announced from January 1, 2017 to June 1, 2018 involving Midwest financial institutions with total assets between $100 million and $1 billion and nonperforming assets to total assets over

1.00%. The transactions included in the group are shown in the following chart. This data was obtained from SNL Financial LC.

Buyer	State	Seller	State
Southern Missouri Bancorp, Inc.	MO	Tammcorp, Inc.	MO
First Busey Corporation	IL	Mid Illinois Bancorp, Inc.	IL
Topeka Bancorp Inc.	KS	Kaw Valley Bancorp, Inc.	KS
United Bancshares, Inc.	OH	Benchmark Bancorp, Inc.	OH
Bank First National Corporation	WI	Waupaca Bancorporation, Inc.	WI
Horizon Bancorp	IN	Lafayette Community Bancorp	IN
QCR Holdings, Inc.	IL	Guaranty B&TC & certain assets	IA
Horizon Bancorp	IN	Wolverine Bancorp, Inc.	MI
First American Bank Corporation	IL	Southport Financial Corporation	WI
MutualFirst Financial, Inc.	IN	Universal Bancorp	IN
Heartland Financial USA, Inc.	IA	Signature Bancshares, Inc.	MN
Guaranty Federal Bancshares, Inc.	MO	Hometown Bancshares, Inc.	MO
Independent Bank Corporation	MI	TCSB Bancorp, Inc.	MI
Investor group		St. Louis Bancshares, Inc.	MO
Equity Bancshares, Inc.	KS	Adams Dairy Bancshares, Inc.	MO
Old Second Bancorp, Inc.	IL	Greater Chicago Financial Corp.	IL
CNB Bank Shares, Inc.	IL	Jacksonville Bancorp, Inc.	IL
NorthWest Indiana Bancorp	IN	First Personal Financial Corporation	IL
Ames National Corporation	IA	Clarke County State Bank	IA
Stifel Financial Corp.	MO	Business Bancshares, Inc.	MO

        Vining Sparks reviewed the multiples of transaction value to book, transaction value to tangible book, transaction value to earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Comparable Transactions. The median multiples were then applied to Northern States' balance sheet information as of March 31, 2018, earnings for 2017 and estimated earnings for 2018 to derive an implied range of values for Northern States. The following table sets forth the median multiples as well as the implied values based upon those median multiples. The results of the analysis are set forth in the following table:

	Comparable Transaction Median Multiple	Implied Value (Per Share)
Transaction Value/Book Value	1.48x	$0.85
Transaction Value/Tangible Book Value	1.51x	$0.87
Transaction Value/2017 Earnings	19.91x	N/M
Transaction Value/Estimated 2018 Earnings	19.91x	$0.96
Transaction Value/Assets	15.76%	$0.83
Tangible Premium/Core Deposits	9.60%	$0.95

        No company or transaction used as a comparison in the above analysis is identical to Northern States or the proposed transaction. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Northern States and the companies included in the Comparable Transactions. The transaction value of $0.95 is within the range of implied values computed using the Comparable Transactions, which supports the fairness of the transaction.

        Present Value Analysis.    Vining Sparks calculated the present value of theoretical future earnings of Northern States and compared the transaction value to the calculated present value of Northern States' common stock on a stand-alone basis. Based on projected earnings for Northern States of $4.43 million in 2018, $4.79 million in 2019, $5.46 million in 2020, $6.27 million in 2021 and $6.74 million in 2022, a discount rate of 14%, and including a residual value, the stand-alone present value of Northern States equaled $0.54 per share. The transaction value of $0.95 per share is above this value, which supports the fairness of the transaction.

        Discounted Cash Flow Analysis.    Using a discounted cash flow analysis, Vining Sparks estimated the net present value of the future streams of after-tax cash flow that Northern States could produce to benefit a potential acquirer, referred to as dividendable net income, and added a terminal value. Based on projected earnings for Northern States for 2018 through 2022 indicated above, Vining Sparks assumed after-tax distributions to a potential acquirer such that its Tier 1 leverage ratio would be maintained at 8.00%. The terminal value for Northern States was calculated based on Northern States' projected 2022 equity, and the median price to tangible book multiple paid in the Comparable Transactions and utilized discount rate of 14%. This discounted cash flow analysis indicated an implied value of $0.68 per share. The transaction value of $0.95 per share is above this value, which supports the fairness of the transaction.

        Pro Forma Merger Analysis.    Vining Sparks performed pro forma merger analyses to calculate the financial implications of the merger to Northern States common stockholders. This analysis assumes, among other things, the terms of the transaction as indicated above, that the merger closes at December 31, 2018 and cost savings and revenue enhancement opportunities of $7.0 million annually in the years 2019 through 2022, which approximates 50% of Northern States' 2017 overhead expenses (excluding expenses for other real estate). This analysis utilized earnings estimates of $1.61 per share in 2018, $1.97 per share in 2019 and $2.18 per share in 2020 for First Midwest and earnings estimates of $0.05 per share in 2018, $0.05 per share in 2019 and $0.06 per share in 2020 for Northern States. This analysis indicated that in 2019 and 2020, the merger would be approximately 42% and 38% accretive, respectively, to Northern States' projected earnings per share.

        In the two years prior to the issuance of this opinion, Vining Sparks has not provided financial advisory services to Northern States. In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with First Midwest and/or its subsidiary bank for which Vining Sparks was paid an immaterial amount of commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities. Pursuant to the terms of an engagement letter with Northern States, Vining Sparks received a fee of $70,000 upon delivery of its opinion. Vining Sparks' opinion fee is not contingent upon consummation of the proposed transaction. In addition, Northern States has agreed to indemnify Vining Sparks against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Material Federal Income Tax Consequences of the Merger

        The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Northern States common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, local or federal laws other than those pertaining to income tax are not addressed in this proxy statement/prospectus.

        For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner that is:

  •
  an individual citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to United States federal income taxation on its income regardless of its source.

        This discussion applies only to Northern States stockholders that hold their Northern States common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of United States federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws, including:

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  financial institutions;

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  qualified insurance plans;

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  qualified retirement plans and individual retirement accounts;

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  investors in pass-through entities;

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  persons liable for the alternative minimum tax;

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  insurance companies;

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  mutual funds;

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  tax-exempt organizations;

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  brokers or dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting;

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  persons that hold Northern States common stock as part of a straddle, hedge, constructive sale or conversion transaction;

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  regulated investment companies;

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  real estate investment trusts;

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  persons whose "functional currency" is not the U.S. dollar;

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  persons who are not citizens or residents of the United States; and

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  stockholders who acquired their shares of Northern States common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Northern States common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

        The parties intend for the merger to be treated as a "reorganization" for U.S. federal income tax purposes. It is a condition to Northern States' obligation to complete the merger that Northern States receives a written opinion of its counsel, Barack Ferrazzano, dated as of the closing date, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to First Midwest's obligation to complete the merger that First Midwest receives an opinion of its counsel, Chapman and Cutler, dated as of the closing date, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and on representation letters provided by First Midwest and Northern States to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of First Midwest and Northern States. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the United States federal income tax consequences of the merger could be adversely affected.

        In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part will be binding on the Internal Revenue Service or any court. Neither First Midwest nor Northern States has sought or intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger, and consequently, there is no guarantee that the Internal Revenue Service will treat the merger as a "reorganization" within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein.

        The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the 3.8% Medicare tax on unearned income, the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

        Tax Consequences of the Merger.    Based upon the facts and representations contained in the representation letters received from First Midwest and Northern States in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, it is the opinion of Chapman and Cutler and Barack Ferrazzano that:

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  For United States federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

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  No gain or loss will be recognized by Northern States as a result of the merger,

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  No gain or loss will be recognized by Northern States as a result of the distribution of common stock of First Midwest to common stockholders of Northern States;

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  Gain (but not loss) may be recognized by U.S. common stockholders of Northern States who receive First Midwest common stock and cash in exchange for common stock of Northern States pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the First Midwest common stock and cash received by a U.S. common stockholder of Northern States exceeds such U.S. holder's basis in its Northern States common stock and (ii) the amount of cash received by such U.S. holder of Northern States common stock (except with respect to any cash received instead of fractional share interests in First Midwest common stock);

  •
  The basis of First Midwest common stock received by Northern States stockholders in connection with the merger will, in the aggregate, be the same as the basis, in the aggregate, of Northern States stock surrendered by such Northern States stockholder in the merger (after taking into account cash received in lieu of fractional shares by such stockholder), adjusted by any gain recognized by the stockholder in the merger;

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  The holding period of First Midwest common stock received by a Northern States stockholder will be determined by including such stockholder's holding period for Northern States common stock exchanged therefor, provided that such stock was held by such stockholder as a capital asset on the date of exchange;

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  First Midwest will not recognize gain or loss as a result of the merger of Northern States with and into First Midwest;

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  The basis of the assets of Northern States transferred to First Midwest in the merger will be the same in the hands of First Midwest as the basis of such assets in the hands of Northern States immediately prior to the transfer, adjusted by any gain recognized by Northern States stockholders in the merger;

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  The holding periods of the assets of Northern States transferred to First Midwest in the merger in the hands of First Midwest will include the periods during which such assets were held by Northern States; and

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  First Midwest will succeed to and take into account the items of Northern States described in Code Section 381(c), including net operating losses and earnings and profits, subject to certain conditions and limitations.

        If U.S. holders of Northern States common stock acquired different blocks of shares of Northern States common stock at different times or at different prices, such holders' basis and holding period may be determined with reference to each block of Northern States common stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Any such holders should consult their tax advisors regarding the manner in which First Midwest common stock received in the exchange should be allocated among different blocks of Northern States common stock and with respect to identifying the bases or holding periods of the particular shares of First Midwest common stock received in the merger.

        Cash Received In Lieu of a Fractional Share.    A U.S. holder of Northern States common stock who receives cash in lieu of a fractional share of First Midwest common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Midwest. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder's holding period for such shares is greater than one year. For U.S. holders of Northern States common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.

        Medicare Tax on Unearned Income.    In addition, net investment income of certain high-income individual taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax) on the lesser of (i) his or her net investment income for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). A similar regime applies to estates and trust. Net investment income generally would include any capital gain realized in connection with a merger.

        Backup Withholding and Information Reporting.    Payments of cash to a U.S. holder of Northern States common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless such stockholder provides First Midwest with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of Northern States common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such

U.S. holder's federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.

        A U.S. holder of Northern States common stock who receives First Midwest common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Northern States common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives First Midwest common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder's basis in the Northern States common stock surrendered and the fair market value of First Midwest common stock and cash received in the merger. A "significant holder" is a holder of Northern States common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Northern States or securities of Northern States with a basis for federal income tax purposes of at least $1 million.

        Tax Implications to Non-U.S. Shareholders.    For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of Northern States common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Northern States common stock for First Midwest common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (ii) in the case of a non-U.S. holder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be elimintated or reduced by an applicable treaty or offset by U.S. source capital losses.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws, including the applicability and effect of the 3.8% Medicare tax on unearned income, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Accounting Treatment

        First Midwest will account for the merger as a purchase by First Midwest of Northern States under GAAP. Under the purchase method of accounting, the total consideration paid in connection with the merger is allocated among Northern States' assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of Northern States will be included in First Midwest's results of operations from the date of acquisition.

Interests of Certain Persons in the Merger

  General

        In considering the recommendations of Northern States' board of directors with respect to the merger, you should be aware that certain directors and executive officers of Northern States and/or NorStates Bank have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of Northern States. Northern States' board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that holders of Northern States common stock vote in favor of the merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger). These interests are described in more detail below, and certain of them are quantified in the narrative below.

  Stock Ownership

        As of July 6, 2018, Northern States' directors and executive officers and their affiliates held approximately 8,683,485 shares of Northern States common stock, representing approximately 9.4% of the outstanding shares of Northern States common stock. For more information, see "Security Ownership of Certain Northern States Beneficial Owners and Management."

  Treatment of Northern States Restricted Stock Awards

        To the extent a director or executive officer of Northern States and/or NorStates Bank holds unvested restricted stock awards, upon completion of the merger, such awards will become fully earned and vested per the terms of the Northern States Stock Plan and the award agreements issued thereunder, and the shares of Northern States common stock subject to such awards will be converted to First Midwest common stock as discussed in the "The Merger Agreement—Merger Consideration," subject to any required withholding tax. As of the date of the merger agreement, directors and executive officers of Northern States and NorStates Bank, as a group, held 2,100,000 shares of Northern States common stock as unvested restricted stock awards under the Northern States Stock Plan. Upon completion of the merger, Scott Yelvington, who serves as NorStates Bank President and Chief Executive Officer, will vest in 440,000 shares of restricted stock, Patricia Christian, who serves as NorStates Bank Chief Operating Officer, will vest in 400,000 shares of restricted stock, Matthew Tilton, who serves as NorStates Bank Chief Lending Officer, will vest in 360,000 shares of restricted stock, and Randall Sara, who serves as NorStates Bank Chief Financial Officer, will vest in 300,000 shares of restricted stock. In addition, the non-employee directors of Northern States and NorStates Bank will vest in shares of restricted stock as follows: Theodore Bertrand—100,000 shares; Jack Blumberg—100,000 shares; George Bridges—20,000 shares; Scott Cottrell—40,000 shares; Frank Furlan—100,000 shares; Gregory Gersack—40,000 shares; Allan Jacobs—100,000 shares; Joel Leonard—20,000 shares; and Barbara Martin—80,000 shares. Based on the 20-day volume weighted average price per share of First Midwest common stock of $26.7862 as of August 20, 2018 and assuming an exchange ratio of 0.0364, as a result of the exchange of their Northern States unvested restricted stock holdings as of the Northern States record date that vest on the completion of the merger, it is estimated that the executive officers of Northern States, Mr. Yelvington, Ms. Christian, Mr. Tilton and Mr. Sara would respectively receive FMBI common stock equal to a net cash value of approximately $429,008, $390,007, $351,006 and $292,505, and non-employee directors of Northern States would receive FMBI common stock equal to an aggregate net cash value of approximately $585,011, prior to any applicable tax withholdings.

  Employment Agreements

        NorStates Bank is party to employment agreements with each of Mr. Yelvington, Ms. Christian and Mr. Tilton (whom we will refer to both individually and collectively as the "senior executive"). The employment agreements provide for certain severance benefits in the event the senior executive's employment is terminated by NorStates Bank without just cause or by the senior executive for good reason, including after a change in control of NorStates Bank or Northern States. Good reason includes a material reduction in compensation structure; the assignment of duties inconsistent with the senior executive's position, duties, responsibilities or status; a change in the senior executive's titles or offices; or a requirement for the senior executive to relocate to an office more than 30 miles from the senior executive's current office location. In the event of a qualifying termination, among other benefits, the senior executive would be entitled to one year of his or her base salary plus his or her target annual bonus. In the event of a qualifying termination at or after a change in control, the senior executive would be entitled to, in the case of Mr. Yelvington and Ms. Christian, two times his or her base salary plus two times the average of the senior executive's last two annual and profit sharing bonuses, or in the case of Mr. Tilton, one and one-half times his base salary plus one and one-half times the average of the senior executive's last two annual and profit sharing bonuses.

        If Mr. Yelvington has a qualifying termination after a change in control under his employment agreement in 2018, he would be entitled to a severance payment equal to approximately $540,192. If Ms. Christian has a qualifying termination after a change in control under her employment agreement in 2018, she would be entitled to a severance payment equal to approximately $468,846. If Mr. Tilton has a qualifying termination after a change in control under his employment agreement in 2018, he would be entitled to a severance payment equal to approximately $336,346. First Midwest and Northern States have agreed that these amounts will be paid in connection with closing. In addition, each senior executive would be entitled to health insurance coverage continuation for 36 months after termination. Each senior executive would be subject to non-competition restrictions for 12 months following termination of employment for any reason and non-solicitation restrictions for 12 months following termination of employment for just cause or without good reason.

        In connection with the execution of the merger agreement, one Northern States executive officer, Mr. Tilton, entered into an offer letter with First Midwest setting forth the terms and conditions of employment with First Midwest Bank following the merger, in addition to a new confidentiality and restrictive covenants agreement. The terms and conditions of the offer letter include a base salary of $190,000 and participation in First Midwest's short-term and long-term incentive programs. In recognition of his agreement to enter into a new confidentiality and restrictive covenants agreement, and as a retention incentive, the offer letter with First Midwest provides for a cash payment to Mr. Tilton by First Midwest of $90,000, payable $50,000 after the closing of the merger and $40,000 on the first anniversary thereof, subject to partial repayment on certain terminations of employment. First Midwest may determine to enter into new offer letters or other new employment arrangements with executive officers of Northern States that would be effective upon completion of the merger.

  Involvement of FIG as Financial Advisor

        Northern States retained FIG to serve as one of its financial advisors in connection with the merger with First Midwest. Pursuant to the engagement letter entered into between Northern States and FIG, as compensation for FIG's financial advisory services provided to Northern States, Northern States agreed to pay FIG a success fee equal to one and two-tenths percent (1.2%) of the purchase consideration, as defined in the engagement letter. However, the fee for the fairness opinion provided by Vining Sparks is deducted from the success fee. Gregory Gersack, one of the directors of Northern States, is a managing principal of FIG.

  Other Compensation Matters

        Deferred Compensation Plan.    Jack Blumberg, a director of Northern States, has a fully vested deferred compensation arrangement with Northern States, which was acquired by Northern States in connection with its acquisition of another bank. In connection with the merger, Northern States has agreed to terminate this deferred compensation arrangement prior to the effective time of the merger and provide for a lump sum payment in satisfaction of the full account in the amount of approximately $262,000 under the deferred compensation arrangement to Mr. Blumberg.

        Split-Dollar Plans.    NorStates Bank maintains pre-retirement split dollar life insurance arrangements with respect to several of its employees, including Ms. Christian and Mr. Tilton. Pursuant to these arrangements, if an employee dies prior to his or her retirement age of 65 years, the employee's beneficiary will receive a stated death benefit. If either Ms. Christian or Mr. Tilton were to die prior to age 65, her or his respective beneficiary would receive a death benefit equal to $200,000. These death benefits are fully funded by bank-owned life insurance policies and, to the extent a policy has greater value than the death benefit at the time of an employee's death, such excess will revert to the benefit of NorStates Bank or its successor.

  Potential Severance Payments and Benefits to Executive Officers

        Executive officers who are not party to employment agreements or other arrangements providing for severance benefits and with one year or more of service with NorStates Bank will be eligible to receive severance benefits under the NorStates Bank Transition Period Severance Plan following the completion of the merger. Under the Transition Period Severance Plan, in the event that, during the twelve months following the closing of the merger: (i) an eligible employee's employment is terminated other than for cause or just reason; or (ii) an eligible executive officer resigns from employment following either (a) a reduction in base salary or (b) a requirement to relocate to an office more than 25 miles from the executive officer's current office location; then the employees will be entitled to the following compensation and benefits under the severance plan:

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  two weeks of severance pay for each year of service up to a maximum of 52 weeks' severance pay, subject to a minimum of four weeks of severance pay;

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  health coverage continuation at active employee rates during the period in which they are receiving severance pay; and

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  all earned but unused vacation days through the date of the employee's termination of employment.

        As of the date of this proxy statement/prospectus, Mr. Sara is the only executive officer who would be eligible to participate in the Transition Period Severance Plan. First Midwest has entered into an agreement with Mr. Sara whereby it is expected that his employment will terminate 20 business days after the date following the bank merger on which NorStates Bank and First Midwest Bank complete their operating systems conversion, and he will be eligible to receive approximately $10,800 in severance payments under the NorStates Bank Transition Period Severance Plan. In addition, Mr. Sara will be eligible to receive a cash retention bonus equal to $17,500, subject to his continued employment through such time.

  Indemnification and Insurance

        The merger agreement provides that, upon completion of the merger, First Midwest will indemnify, defend and hold harmless the directors and officers of Northern States (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Northern States' certificate of incorporation, as amended, and by-laws, as amended, to the extent permitted by law.

        The merger agreement also provides that for a period of six years after the merger is completed, First Midwest will maintain directors' and officers' liability insurance that provides at least the same coverage and amounts, and contains terms and conditions no less advantageous, as that portion of coverage currently provided by Northern States that serves to reimburse the present and former officers and directors of Northern States and/or NorStates Bank with respect to claims against such directors and officers arising from facts or events which occurred before the completion of the merger, provided that the total premium therefor is not in excess of 200% of the last annual premium paid prior to the date of the merger agreement.

THE MERGER AGREEMENT

        The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure

        Subject to the terms and conditions of the merger agreement, Northern States will merge with and into First Midwest, with First Midwest being the surviving company. As a result, the separate existence of Northern States will terminate. Following the merger at such time as First Midwest may determine, NorStates Bank will merge with and into First Midwest Bank. First Midwest Bank will be the surviving bank and will continue its corporate existence as a commercial bank organized under the laws of the State of Illinois.

Merger Consideration

        Upon completion of the merger, each holder of Northern States common stock will receive the merger consideration, except in certain circumstances and subject to adjustment as described in this proxy statement/prospectus, calculated as follows:

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  if the Average First Midwest Stock Price is greater than $26.49, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.9775 divided by the Average First Midwest Stock Price, which effectively fixes the maximum per share value of the merger consideration you may receive at $0.9775 per share of Northern States common stock;

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  if the Average First Midwest Stock Price is greater than or equal to $22.86 and equal to or less than $26.49, the exchange ratio shall equal 0.0369;

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  if the Average First Midwest Stock Price is equal to or greater than $20.31 and less than $22.86, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.8435 divided by the Average First Midwest Stock Price; or

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  if the Average First Midwest Stock Price is less than $20.31 (subject to Northern States' right to terminate the merger agreement and First Midwest's top-up right as described below under "—Termination of the Merger Agreement"), the exchange ratio shall equal 0.0415.

        Northern States has committed to use its commercially reasonable efforts to dispose of certain real estate assets prior to the completion of the merger in a manner mutually agreed to by First Midwest and Northern States. As of the date of this proxy statement/prospectus, Northern States has sold the real estate assets subject to this condition. If this condition had not been satisfied prior to the Determination Date, the exchange ratio would instead be calculated as follows:

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  if the Average First Midwest Stock Price is greater than $26.49, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.9642 divided by the Average First Midwest Stock Price;

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  if the Average First Midwest Stock Price is greater than or equal to $22.86 and equal to or less than $26.49, the exchange ratio shall equal 0.0364;

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  if the Average First Midwest Stock Price is equal to or greater than $20.31 and less than $22.86, the exchange ratio shall equal the quotient, rounded down to the nearest fourth decimal place, of 0.8321 divided by the Average First Midwest Stock Price; or

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  if the Average First Midwest Stock Price is less than $20.31 (subject to Northern States' right to terminate the merger agreement and First Midwest's top-up right as described below under "—Termination of the Merger Agreement"), the exchange ratio shall equal 0.0410.

        The merger consideration may be subject to adjustment if certain environmental conditions exist with respect to Northern States' real property acquired after June 6, 2018 (if any) and/or title defects exist with respect to any of Northern States' real property and the real property adjustment amount is greater than $100,000. In that case, the exchange ratio will be reduced by an amount equal the result of: (i) the real property adjustment amount, divided by (ii) the number of outstanding shares of Northern States common stock, divided by (iii) the per share volume weighted average price of First Midwest common stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the closing date of the merger.

        Any change in the market price of First Midwest common stock prior to completion of the merger will affect the value of any shares of First Midwest common stock Northern States stockholders receive as consideration in the merger. The market price of First Midwest common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the Northern States special meeting, Northern States stockholders will not know or be able to calculate the market price of First Midwest common stock that they will receive upon completion of the merger.

        All unvested Northern States restricted stock awards outstanding immediately prior to the merger will become fully vested upon completion of the merger, and the holder thereof shall be entitled to receive the same merger consideration for the shares of Northern States common stock subject to such award as all other holders of Northern States common stock.

        The exchange ratio is subject to adjustment if, prior to the completion of the merger, First Midwest or Northern States changes the number or kind of shares of their respective common stock outstanding by way of stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction.

Conversion of Shares; Exchange of Certificates; Fractional Shares

        Conversion.    The conversion of Northern States common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

        Exchange Procedures.    Prior to the completion of the merger, First Midwest will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to Northern States, which we refer to as the "exchange agent," (i) certificates or, at First Midwest's option, evidence of shares in book-entry form, representing the shares of First Midwest common stock to be issued under the merger agreement and (ii) cash payable as part of the merger consideration in lieu of any fractional shares of First Midwest common stock to be issued under the merger agreement. As promptly as reasonably practicable after the effective time of the merger, the exchange agent will provide you with instructions in order to exchange your certificates representing shares of Northern States common stock for the merger consideration to be received in the merger pursuant to the terms of the merger agreement. No interest will accrue or be paid with respect to any

First Midwest common stock or cash to be delivered upon surrender of Northern States stock certificates.

        If any First Midwest stock certificate is to be issued, or cash payment made, in a name other than that in which the Northern States stock certificate surrendered in exchange for the merger consideration is registered, the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the new First Midwest certificate or the payment of the cash consideration in a name other than that of the registered holder of the Northern States stock certificate surrendered, or must establish to the satisfaction of First Midwest and the exchange agent that any such taxes have been paid or are not applicable.

        Dividends and Distributions.    Until your Northern States common stock is surrendered for exchange, any dividends or other distributions declared after the effective time with respect to First Midwest common stock into which shares of Northern States common stock may have been converted will accrue but will not be paid. When such Northern States common stock has been duly surrendered, First Midwest will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Northern States of any shares of Northern States common stock. If shares of Northern States common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Northern States common stock have been converted.

        Withholding.    The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Northern States stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes as having been paid to the stockholders from whom they were withheld.

        No Fractional Shares Will Be Issued.    First Midwest will not issue fractional shares of First Midwest common stock in the merger. There will be no dividends or distributions with respect to any fractional shares of First Midwest common stock or any voting or other rights with respect to any fractional shares of First Midwest common stock. Instead of fractional shares of First Midwest common stock, First Midwest will pay to each Northern States stockholder an amount in cash for any fractional shares based on the per share volume weighted average price of the First Midwest common stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the day on which the merger occurs.

        Lost, Stolen or Destroyed Northern States Common Stock Certificates.    If you have lost a certificate representing Northern States common stock, or it has been stolen or destroyed, First Midwest will issue to you the First Midwest common stock or cash in lieu of fractional shares payable under the merger agreement if you submit an affidavit of that fact and, if requested by First Midwest, if you post bond in a customary amount as indemnity against any claim that may be made against First Midwest about ownership of the lost, stolen or destroyed certificate.

        For a description of First Midwest common stock and a description of the differences between the rights of Northern States stockholders and First Midwest stockholders, see "Description of First Midwest Capital Stock" and "Comparison of Stockholder Rights."

Effective Time

        We plan to complete the merger on a business day designated by First Midwest, and consented to by Northern States, that is within 30 days after the satisfaction or waiver of the last remaining conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. The time the merger is completed is the effective time of the merger. See "—Conditions to Completion of the Merger."

        We anticipate that we will complete the merger during the fourth quarter of 2018. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by June 6, 2019, either party may terminate the merger agreement without penalty, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See "—Conditions to Completion of the Merger" and "—Regulatory Approvals Required for the Mergers."

Representations and Warranties

        The merger agreement contains representations and warranties of First Midwest and Northern States, to each other, as to, among other things:

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  the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

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  the capitalization of each party;

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  the authority of each party and its subsidiaries to enter into the merger agreement (and any other agreement contemplated thereby) and the enforceability of the merger agreement against each party;

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  governmental approvals and other consents and approvals required in connection with the merger;

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  the fact that the merger agreement does not violate or breach the certificate of incorporation and by-laws of each party, applicable law, and agreements, instruments or obligations of each party;

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  each party's relationships with financial advisors;

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  each party's financial statements and filings with applicable regulatory authorities;

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  sufficiency of each party's internal controls;

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  the absence of material changes in each party's business;

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  the absence of litigation;

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  each party's compliance with applicable law; and

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  regulatory investigations and orders.

        In addition, the merger agreement contains representations and warranties of Northern States to First Midwest as to, among other things:

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  the absence of undisclosed obligations or liabilities;

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  Northern States' stockholder rights plan;

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  the inapplicability to the merger and voting agreements and the transactions contemplated thereby of state anti-takeover laws;

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  accuracy of books and records and compliance with policies, practices and procedures;

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  intellectual property;

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  the filing and accuracy of material tax returns and other tax matters;

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  environmental matters;

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  labor matters;

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  its employment contracts and benefit arrangements;

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  title and interest in property;

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  the validity of, and the absence of material defaults under, its material contracts;

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  material interests of officers and directors or their associates;

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  adequacy of insurance coverage;

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  extensions of credit;

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  interest rate risk management instruments;

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  sufficiency of its assets to conduct its business;

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  collateralized debt obligations;

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  its mortgage banking activities; and

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  the absence of a trust business.

        In addition, the merger agreement contains representations and warranties of First Midwest to Northern States as to, among other things:

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  availability of funds and shares of First Midwest common stock to complete the transactions contemplated by the merger agreement; and

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  no ownership of Northern States common stock.

Conduct of Business Pending the Merger

        Northern States has agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement, it will not, and will not agree to, without First Midwest's consent:

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  conduct its business other than in the ordinary and usual course;

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  fail to use commercially reasonable efforts to preserve intact its business organizations, assets and other rights, and its existing relations with customers and other parties;

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  enter into any new line of business, change its banking and operating policies, except as required by law or policies imposed by regulatory authorities, or close, sell, consolidate or relocate or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its subsidiaries;

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  materially alter any of its policies or practices with respect to the rates, fees, interest, charges levels or types of services available to its customers or offer promotional pricing with respect to any product or service other than in the ordinary course of business and on commercially reasonable terms;

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  book certain "brokered deposits";

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  purchase securities other than short-term securities issued by the U.S. Department of the Treasury or any U.S. government agencies;

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  make any capital expenditures in excess of specified amounts;

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  enter into, terminate, amend, modify or renew any material contract;

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  make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any extension of credit (1) involving a total credit relationship of more than $2,000,000 with any single borrower and its affiliates, (2) involving a total credit relationship of more than $1,000,000 but less than $2,000,000 with any single borrower and its affiliates without first consulting First Midwest, or (3) other than in compliance with Northern States existing credit policies and procedures;

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  enter into, renew or amend any interest rate instrument;

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  except for the issuance of common stock pursuant to the Northern States Stock Plan, issue, sell, grant, transfer or dispose of or encumber, or authorize or propose the creation of, any additional shares of capital stock;

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  grant stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock;

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  make, declare, pay or set aside for payment any dividend or distribution on any shares of its stock, except for cash dividends from NorStates Bank to Northern States to cover operating expenses;

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  adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any of its own stock;

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  sell, transfer, mortgage, encumber or otherwise dispose of any loans, securities, assets, deposits, business or properties, except in a nonmaterial transaction in the ordinary course of business;

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  acquire the loans, securities, real property, equity, business, deposits or properties of any other entity or make a contribution of capital to any other person, other than a wholly owned subsidiary, except in various specified transactions in the ordinary course of business;

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  amend its certificate of incorporation or by-laws;

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  change its accounting principles, practices or methods, except as required by GAAP;

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  make, change or revoke any material tax election, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a material refund of taxes, take any action with respect to taxes that is outside the ordinary course of business or take any action that is reasonably likely to have a material adverse impact on the tax position of Northern States;

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  settle any action, suit, claim or proceeding against it, other than in the ordinary course of business in an amount not in excess of $25,000 and that would not impose any material restriction on Northern States' or its subsidiaries' business;

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  enter into, terminate, amend, modify, extend or renew any employment, consulting, severance, non-competition, non-solicitation, change-in-control, retention, stay bonus or similar agreements or grant salary increases or employee benefit increases, except as required by applicable law or the merger agreement, for certain prorated annual bonuses that are in the ordinary course of business, or to pay certain stay bonuses for certain employees as provided in the merger agreement;

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  hire any employee or engage any consultant with an annual salary or wage rate or consulting fee and target cash bonus in excess of a specified amount, or terminate the employment of any executive officer other than for cause;

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  enter into, terminate, establish, adopt, amend, modify, make any new grants or awards under or increase any benefits under any employee compensation or benefit plans, or take any action to accelerate the vesting, payment, exercisability or funding under any employee compensation or benefit plan or add any new participants to any benefit plan, except as contemplated by the merger agreement, as required by applicable law, to pay certain stay bonuses as provided in the merger agreement, or to add individuals as participants to any existing benefit plan that is a tax-qualified retirement, health or welfare benefit plan who became eligible for participation in the ordinary course of business under the existing terms;

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  communicate with its officers or employees regarding compensation or benefits matters affected by the transaction, except as permitted by the merger agreement;

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  engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises, unless required by applicable law or to comply with the merger agreement, or fail to maintain its business premises or other assets in substantially the same condition;

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  acquire or otherwise become the owner of any real property by way of foreclosure or in satisfaction of a debt previously contracted without first obtaining an appropriate Phase I environmental site assessment and consulting First Midwest;

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  other than in the ordinary course of business, incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than indebtedness of Northern States or any of its wholly owned subsidiaries to Northern States or any of its subsidiaries;

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  merge or consolidate itself or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its significant subsidiaries; or

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  knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or knowingly take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under the merger agreement or to complete the transactions contemplated thereby, except as required by applicable law.

Acquisition Proposals by Third Parties

        Northern States has agreed that it will not, and will cause its subsidiaries and its and its subsidiaries' representatives, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to any other acquisition proposal. Northern States has also agreed that it will not engage in any negotiations concerning any other acquisition proposal, or provide any confidential or non-public information to, or have any discussions with, any person relating to any other acquisition proposal.

        However, if Northern States receives an unsolicited bona fide acquisition proposal and Northern States' board of directors concludes in good faith (after consultation with its financial and outside legal advisors) that it constitutes or could reasonably be expected to lead to a superior proposal, Northern States may furnish non-public information and participate in negotiations or discussions if its board of directors concludes in good faith, after consultation with such legal advisors, that failure to take those actions would be inconsistent with its fiduciary duties under applicable law. Before providing any non-public information, Northern States must enter into a confidentiality agreement with the third party no less favorable to it than the confidentiality agreement with First Midwest. While Northern States has the right to enter into negotiations regarding a superior proposal under the foregoing circumstances, the merger agreement does not allow Northern States to terminate the merger agreement solely because it has received a superior proposal, entered into such negotiations or decided to accept such offer.

        For purposes of the merger agreement, the terms "acquisition proposal" and "superior proposal" have the following meanings:

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  The term "acquisition proposal" means, other than the transactions contemplated by the merger agreement:

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  a tender or exchange offer to acquire more than 15% of the voting power in Northern States or its significant subsidiaries;

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  a proposal for a merger, consolidation or other business combination involving Northern States or its significant subsidiaries; or

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  any other proposal to acquire more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Northern States or its significant subsidiaries.

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  The term "superior proposal" means a bona fide written acquisition proposal (with the references to 15% deemed references to 50%) that Northern States' board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the First Midwest merger after:

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  receiving the advice of its financial advisors;

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  taking into account the likelihood of completion of the proposed transaction (as compared to, and with due regard for, the terms of the merger agreement); and

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  taking into account legal, financial, regulatory and other aspects of such proposal.

        Northern States has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. Northern States has also agreed to notify First Midwest within one business day of receiving any acquisition proposal and the substance of the proposal.

        In addition, Northern States has agreed to use its reasonable best efforts to obtain from its stockholders approval of the merger agreement and the transactions contemplated thereby, including the merger. However, if Northern States' board of directors (after consultation with, and based on the advice of, outside legal counsel) determines in good faith that, because of an acquisition proposal that Northern States' board of directors concludes in good faith constitutes a superior proposal, to continue to recommend such items to its stockholders would result in a violation of its fiduciary duties under applicable law, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its stockholders. Northern States agreed that before taking such action with respect to an acquisition proposal, it will give First Midwest at least ten business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by First Midwest.

        Under certain circumstances, including if the merger agreement is terminated in the event Northern States breaches certain obligations described above, Northern States must pay First Midwest a fee equal to $3,400,000. See "—Termination of the Merger Agreement."

Other Agreements

        In addition to the agreements we have described above, we have also agreed in the merger agreement to take several other actions, such as:

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  we agreed to use commercially reasonable efforts to complete the merger and the other transactions contemplated by the merger agreement;

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  we agreed that First Midwest and Northern States will give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect, as defined in the merger agreement, or that would constitute a breach of any of its representations, warranties, covenants or agreements in the merger agreement that reasonably could be expected to give rise to the failure of a condition to the merger to be satisfied;

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  we agreed that First Midwest and Northern States will supplement their respective representations and warranties in the merger agreement with respect to any matter arising after the date of the merger agreement which would render any such representations and warranties inaccurate or incomplete in any material respect;

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  we agreed that Northern States will convene a special meeting of its stockholders within 45 days from the date the registration statement, of which this proxy statement/prospectus is a part, becomes effective to consider and vote on the merger proposal;

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  we agreed that First Midwest will use its commercially reasonable efforts to cause the shares of First Midwest common stock to be issued in the merger to be approved for listing on the Nasdaq Stock Market (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

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  we agreed that, subject to applicable law, First Midwest and Northern States will cooperate with each other and prepare promptly and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including applications for the required regulatory approvals and this proxy statement/prospectus and the registration statement for the First Midwest common stock to be issued in the merger of which this proxy statement/prospectus is a part;

  •
  we agreed to cooperate on stockholder and employee communications and press releases;

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  we agreed that Northern States will not take any actions that would cause the transactions contemplated by the merger agreement to be subject to any takeover laws;

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  we agreed that Northern States will provide First Midwest, and First Midwest's officers, employees, counsel, accountants and other authorized representatives, reasonable access during normal business hours throughout the period prior to the effective time of the merger to the books, records, properties, personnel and other information of Northern States as First Midwest may reasonably request;

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  we agreed that Northern States will provide First Midwest with copies of documents filed by Northern States pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of Northern States and its subsidiaries as First Midwest may reasonably request, including providing First Midwest with biweekly general ledger reports beginning with the first full biweekly period following June 1, 2018 and until the effective time of the merger;

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  we agreed to keep any non-public information confidential;

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  we agreed that First Midwest and Northern States will execute and deliver supplemental indentures and other documents and instruments required for the assumption of Northern States' outstanding debt, guarantees, securities, and other agreements;

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  we agreed that, upon completion of the merger, First Midwest will indemnify, defend and hold harmless the directors and officers of Northern States (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with Northern States' certificate of incorporation, as amended, and by-laws, as amended, to the extent permitted by law;

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  we agreed that, for a period of six years after the effective time of the merger, First Midwest will use its commercially reasonable efforts to maintain Northern States' existing directors' and officers' liability insurance for liabilities that arose prior to the completion of the merger, or such amount of coverage that can be obtained for a premium that is not in excess of 200% of the annual premium paid by Northern States prior to the date of the merger agreement. See "The Merger—Interests of Certain Persons in the Merger;"

  •
  we agreed that Northern States will, prior to the closing of the merger, take all actions necessary to terminate the NorStates Bank 401(k) Plan;

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  we agreed that, following the effective time of the merger, First Midwest or its subsidiaries will cause Northern States' employees to be covered by a severance policy whereby certain employees of Northern States and NorStates Bank will be entitled to receive certain severance benefits as provided in the merger agreement if they incur a qualifying involuntary termination of employment after the effective time of the merger;

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  we agreed that First Midwest will cause each employee benefit plan of First Midwest in which Northern States employees are eligible to participate (other than a cash or equity compensation plan) to take into account, for purposes of eligibility and vesting (and not for benefit accrual) thereunder, the service of such employees with Northern States as if such service were with First Midwest, to the same extent that such service was credited under a comparable plan of Northern States, and, with respect to welfare benefit plans of First Midwest in which employees of Northern States are eligible to participate, First Midwest agreed to waive any preexisting conditions, waiting periods and actively at work requirements under such plans;

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  we agreed that for purposes of each First Midwest health plan, First Midwest shall cause any eligible expenses incurred by employees of Northern States who are employees of Northern States or NorStates Bank on the closing date of the merger and their covered dependents during the portion of the plan year of the comparable plan of Northern States or NorStates Bank ending on the date such employee's participation in the corresponding First Midwest plan begins to be taken into account under such First Midwest plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the First Midwest plan;

  •
  we agreed that Northern States will, prior to the closing of the merger, take all actions necessary to terminate any plan, agreement or arrangement of Northern States that provides for the deferral of compensation or fees for any director, officer, employee, consultant or other service provider and provide for a lump sum payment of the benefits thereunder within 20 days following the effective time of the merger;

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  we agreed that within 15 business days of the date of the merger agreement, Northern States will accrue as a liability on its financial statements for purposes of calculating tangible common equity an amount equal to the aggregate unpaid costs and expenses related to the Northern States bank owned life insurance policies and split dollar programs, which Northern States has completed;

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  we agreed to use our commercially reasonable efforts to plan, execute and complete the conversion of the processing, reporting, payment and other operating systems of NorStates Bank to those of First Midwest Bank by the closing of the merger, or at such later time as First Midwest may determine, provided that such conversion shall not become effective prior to the closing of the merger;

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  we agreed that Northern States and First Midwest will cause to be ordered (and Northern States will use commercially reasonable efforts to cause to be delivered to First Midwest) title commitments, surveys and title documents for real property owned by Northern States or its subsidiaries in order to determine, as provided in the merger agreement, whether there are any defects to the title of such real property;

  •
  we agreed that First Midwest is authorized to obtain certain environmental examinations within 45 business days after Northern States notifies First Midwest that Northern States has acquired any real property after the date of the merger agreement in order to determine, as provided in the merger agreement, whether certain environmental conditions exist on such real property;

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  we agreed that if certain environmental conditions and/or title defects exist with respect to Northern States' real property and the total cost to remediate and/or cure such conditions or defects (the "real property adjustment amount") is greater than $100,000, the exchange ratio will be reduced by an amount equal the result of: (i) the real property adjustment amount, divided by (ii) the number of outstanding shares of Northern States common stock, divided by (iii) the per share volume weighted average price of First Midwest common stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the closing date of the merger;

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  we agreed that Northern States will give First Midwest the opportunity to participate in the defense or settlement of any litigation against Northern States and/or its directors or affiliates relating to the transactions contemplated by the merger agreement;

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  we agreed that Northern States will use its commercially reasonable efforts to dispose of certain identified real estate properties prior to the Determination Date;

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  we agreed that First Midwest and Northern States will use their commercially reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code;

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  we agreed that if, after the effective time of the merger, any further action is necessary to carry out the purposes of the merger agreement or to vest First Midwest with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the then current officers and directors of each party to the merger agreement and their respective subsidiaries will take or cause to be taken such necessary action; and

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  we agreed that at or immediately prior to the effective time, First Midwest will pay all unpaid transaction expenses to the extent Northern States does not have immediately available funds to make such payments.

Conditions to Completion of the Merger

        The obligations of First Midwest and Northern States to complete the merger are subject to the satisfaction or waiver of the following conditions:

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  the merger agreement and the merger must be approved by the requisite vote of holders of Northern States common stock;

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  the remaining required regulatory approvals must be obtained without any conditions that could (i) materially and adversely affect the business, operations or financial condition of First Midwest (measured on a scale relative to Northern States), (ii) require First Midwest or any of its subsidiaries to make any material covenants or commitments, or complete any divestitures, whether prior to or subsequent to the closing of the merger, (iii) result in a material adverse effect on Northern States or its subsidiaries, or (iv) restrict or impose a burden on First Midwest or any of its subsidiaries in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of First Midwest or any of its subsidiaries, and any waiting periods required by law must expire;

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  the First Midwest common stock that is to be issued in the merger must be approved for listing on the Nasdaq Stock Market and the registration statement filed with the SEC, of which this proxy statement/prospectus is a part, must be effective; and

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  there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other transactions contemplated by the merger agreement.

        The obligation of Northern States to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of First Midwest contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words "material" or "Material Adverse Effect," which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and First Midwest must have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement; and

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  the receipt of a legal opinion from Barack Ferrazzano, dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in the opinion, the merger will be treated as a tax-free reorganization under federal tax laws.

        In addition, the obligation of First Midwest to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  the representations and warranties of Northern States contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words "material" or "Material Adverse Effect," and certain representations and warranties regarding Northern States' capitalization, which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and Northern States must have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement; and

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  the receipt of a legal opinion from Chapman and Cutler, dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in the opinion, the merger will be treated as a tax-free reorganization under federal tax laws;

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  the receipt of a legal opinion from Barack Ferrazzano as to certain corporate matters, including Northern States' due incorporation and legal standing, the legal status of Northern States' capital stock and the due authorization and execution of the merger agreement;

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  the number of dissenting shares must not exceed 5% of the outstanding shares of Northern States common stock;

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  Northern States shall have obtained certain required third-party consents, as defined in the merger agreement, and shall deliver to First Midwest an officers' certificate to that effect;

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  Northern States' closing tangible common equity, as defined in the merger agreement, must be greater than or equal to $53,100,000 (as of July 31, 2018, Northern States' tangible common equity was approximately $53,656,800);

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  the ten-day average of Northern States' consolidated deposits must be greater than or equal to $353,300,000 for the ten-day period ending on the day immediately prior to the closing date;

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  Northern States' closing consolidated total loans (excluding loans held for sale of Northern States and its subsidiaries) must be greater than or equal to $285,700,000;

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  the environmental and title review process of Northern States' real property set forth in the merger agreement shall be completed in accordance with the provisions of the merger agreement;

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  the receipt by First Midwest of the resignations, effective as of the effective time of the merger, of each director and officer of Northern States and each director and executive officer of NorStates Bank;

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  the receipt by First Midwest of a certificate by Northern States stating that it and NorStates Bank are not and have not been United States real property holding corporations;

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  the receipt by First Midwest of a certificate by Northern States stating a material adverse effect, as defined in the merger agreement, has not occurred to Northern States;

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  the receipt by First Midwest of a certificate from American Stock & Transfer Company, LLC certifying the number of shares of Northern States common stock outstanding as of the effective time;

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  no action, suit, claim or proceeding shall be pending against or affecting Northern States or First Midwest that is seeking to prohibit or make illegal the consummation of the merger; and

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  an agreement to terminate certain agreements regarding the referral of certain Northern States customers to a third party and the use of certain Northern States office space by such third party shall be in full force and effect and Northern States shall be in compliance with such agreement.

        No assurance can be provided as to if, or when, the remaining required regulatory approvals necessary to complete the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before June 6, 2019, either First Midwest or Northern States may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement.

Termination of the Merger Agreement

        The merger agreement may be terminated by either First Midwest or Northern States at any time before or after Northern States has received approval of the merger agreement and the transactions contemplated thereby:

  •
  by our mutual consent;

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  if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, as long as that breach has not been cured within 15 days following written notice thereof and that breach would also allow the non-breaching party not to complete the merger;

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  if any governmental entity that must grant a regulatory approval has denied approval of the merger, bank merger or the other transactions contemplated by the merger agreement by final and non-appealable action, or if an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such authority would not accept the refiling of such application, but not by a party whose failure to comply with any provision of the merger agreement caused, or materially contributed to, such denial or withdrawal request;

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  if the merger is not completed on or before June 6, 2019, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement; or

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  if a material adverse effect, as defined in the merger agreement, occurs with respect to the other party.

        The merger agreement may also be terminated by First Midwest at any time before or after the stockholders of Northern States approve the merger proposal:

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  if holders of Northern States common stock fail to approve the merger proposal;

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  if Northern States' board of directors submits the merger agreement and the other transactions contemplated thereby to its stockholders without a recommendation for approval or with material and adverse qualifications on the approval, or if the board of directors otherwise withdraws or materially and adversely modifies its recommendation for approval;

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  if Northern States' board of directors recommends an acquisition proposal other than the merger, or if Northern States' board of directors negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether Northern States' board of directors will, in fact, engage in or authorize negotiations;

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  if Northern States has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, as described above under "—Acquisition Proposals by Third Parties"; or

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  if the number of dissenting shares of Northern States common stock exceeds 5% of the outstanding shares of Northern States common stock.

        Further, Northern States may terminate the merger agreement if the Average First Midwest Stock Price is less than $20.31 per share. However, if Northern States elects to terminate the merger agreement under these circumstances, First Midwest may, but is not obligated to, elect to increase the exchange ratio or provide an amount of cash as additional consideration for each share of Northern States common stock as provided in the merger agreement (the "top-up right"). If this election is made, Northern States may not terminate the merger agreement under these circumstances.

        The merger agreement also provides that Northern States must pay First Midwest a fee equal to $3,400,000 plus reasonable and documented out-of-pocket exepenses incurred by First Midwest in connection with the transactions contemplated by the merger agreement if, on or prior to the termination of the merger agreement or the 12 month anniversary of the termination of the merger agreement in certain circumstances set forth in the merger agreement, both (i) the merger agreement is terminated and (ii) any of the following circumstances occur:

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  Northern States' board of directors submits the merger agreement and the transactions contemplated thereby, including the merger, to Northern States stockholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

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  Northern States enters into an agreement to engage in a competing acquisition proposal with any person other than First Midwest or any of First Midwest's subsidiaries;

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  Northern States authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than First Midwest or its subsidiaries or recommends that Northern States stockholders approve or accept such a competing acquisition proposal;

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  any person, other than First Midwest or its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class or series of Northern States common stock;

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  Northern States fails to convene a stockholder meeting to approve the merger agreement and the transactions contemplated thereby, including the merger, within 45 days of the effectiveness of the registration statement of which this proxy statement/prospectus is a part; or

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  Northern States breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described above under "—Acquisition Proposals by Third Parties."

Waiver and Amendment of the Merger Agreement

        At any time before completion of the merger, either First Midwest or Northern States may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or amend the merger agreement. However, once holders of Northern States common stock have approved the merger proposal, no waiver of any condition or amendment may be made that would require further approval by Northern States stockholders unless that approval is obtained.

        First Midwest may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, by notice to Northern States at least five business days prior to the approval of the merger agreement and the transactions contemplated thereby, including the merger, by all requistite votes of the holders of Northern States common stock, so long as any change does not: (i) change the kind or amount of consideration to be received by Northern States stockholders; (ii) adversely affect the tax consequences of the merger to Northern States stockholders; (iii) adversely affect the timing of or capability of completion of the merger; or (iv) cause or could not be reasonably expected to cause any of the conditions to complete the merger to be incapable of being satisfied.

        The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any such amendment by the parties must be approved by the board of directors of First Midwest and the board of directors of Northern States at any time before or after the approval of the merger agreement and the transactions contemplated thereby by the stockholders of Northern States, except that no amendment may be made after the receipt of such approval which requires further approval of the stockholders of Northern States unless such further approval is obtained. Notwithstanding the foregoing, First Midwest and Northern States may without approval of their respective boards of directors, make technical changes to the merger agreement, not inconsistent with the purposes of the merger agreement, as may be required to effect or facilitate any required government approvals or acceptance of the merger or of the merger agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the merger agreement.

Regulatory Approvals Required for the Mergers

        We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "requisite regulatory approvals." These include approval from the Federal Reserve and the IDFPR. We have filed the applications to obtain the requisite regulatory approvals and have received approval from the Federal Reserve. The merger and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

        We are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

        Federal Reserve.    Completion of the merger requires approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and such approval has been received.

        The Federal Reserve is prohibited from approving any merger transaction under Section 3 of the BHC Act (i) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.

        In addition, among other things, in reviewing the merger, the Federal Reserve must consider (i) the financial condition and future prospects of First Midwest, Northern States and their respective subsidiary banks, (ii) the competence, experience, and integrity of the officers, directors and principal stockholders of First Midwest, Northern States and their respective subsidiary banks, (iii) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (iv) the companies' effectiveness in combating money-laundering activities, (v) First Midwest's and its subsidiaries' record of compliance with applicable community reinvestment laws and (vi) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.

        Completion of the bank merger requires approval by the Federal Reserve pursuant to the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the Federal Reserve uses substantially the same criteria as used when evaluating applications filed pursuant to the BHC Act as described above.

        Pursuant to the BHC Act and the Bank Merger Act, a transaction approved by the Federal Reserve is subject to a waiting period ranging from 15 to 30 days, during which time the U.S.

Department of Justice may challenge the merger on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval, unless a court specifically ordered otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger's effect on competition differently than the Federal Reserve, and thus, it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger's effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.

        Illinois Department of Financial and Professional Regulation.    Completion of the bank merger requires approval from the IDFPR under Section 22 of the Illinois Banking Act, and an application for approval was filed filed on July 3, 2018.

        Among other things, in reviewing the bank merger, the IDFPR must consider (i) the financial condition and future prospects of First Midwest, Northern States and their respective subsidiary banks, (ii) the general character, experience and qualifications of the directors and management of the resulting bank, (iii) the convenience and needs of the area sought to be served by the resulting bank, (iv) the fairness of the proposed merger to all parties involved, and (v) the safety and soundness of the resulting bank following the proposed bank merger.

Dividends

        Pursuant to the terms of the merger agreement, Northern States is prohibited from paying cash dividends to holders of its common stock. For further information, please see "Price Range of Common Stock and Dividends."

Stock Exchange Listing

        First Midwest has agreed to use its commercially reasonable efforts to list the First Midwest common stock to be issued in the merger on the Nasdaq Stock Market. It is a condition to the completion of the merger that those shares be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. Following the merger, First Midwest expects that its common stock will continue to trade on the Nasdaq Stock Market under the symbol "FMBI."

Restrictions on Resales by Affiliates

        First Midwest has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of First Midwest common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of First Midwest common stock issued to any Northern States stockholder who is or becomes an "affiliate" of First Midwest for purposes of Rule 144 under the Securities Act. The term "affiliate" is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, First Midwest or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of First Midwest's outstanding common stock.

Dissenters' Rights of Appraisal of Holders of Northern States Common Stock

        The following discussion is a summary of the material statutory procedures to be followed by a holder of Northern States common stock in order to dissent from the merger and perfect appraisal rights. If you want to exercise appraisal rights, you should review carefully Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights because the failure to precisely follow all the necessary legal requirements may result in the loss of such appraisal rights. This description is not complete and is qualified in its entirety by the full text of the relevant provisions of the DGCL, which are reprinted in their entirety as Appendix C to this proxy statement/prospectus. Northern States stockholders seeking to exercise appraisal rights must strictly comply with these provisions.

        Stockholders of Northern States as of the record date may exercise appraisal rights in connection with the merger by complying with Section 262 of the DGCL. Completion of the merger is subject to, among other things, the holders of no more than 5% of the outstanding shares of Northern States common stock electing to exercise their appraisal rights.

        If you hold one or more shares of Northern States common stock, you are entitled to appraisal rights under Delaware law and have the right to dissent from the merger, have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Northern States stockholder awarded "fair value" for such stockholder's shares by the Delaware Court of Chancery would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration, and accordingly, such stockholder awarded "fair value" for their shares would not receive any shares of First Midwest common stock following the completion of the merger. Such fair value amount may differ from the value of the consideration that you would otherwise receive in the merger.

        The following is a summary of the statutory procedures that you must follow if you elect to exercise your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL. This summary is not complete and is qualified in its entirety by reference to Section 262 of the DGCL, the text of which is set forth in full in Appendix C to this proxy statement/prospectus.

        Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes Northern States' notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix C. A holder of Northern States common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive only the per share merger consideration.

        How to exercise and perfect your right to dissent.    Northern States stockholders wishing to exercise the rights to seek an appraisal of its shares must do ALL of the following:

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  you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

  •
  you must deliver to Northern States a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting and all demands for appraisal must reasonably inform Northern States of your identity and your intention to demand appraisal of your shares of common stock;

  •
  you must continuously hold the shares from the date of making the demand through the effective date of the merger. You will lose your appraisal rights if you transfer the shares before the effective date of the merger; and

  •
  you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Northern States stockholders demanding appraisal to initiate all necessary action to perfect their appraisal rights in respect of shares of Northern States common stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Who May Exercise Appraisal Rights.    Any holder of shares of Northern States common stock wishing to exercise appraisal rights must deliver to Northern States, before the vote on the adoption of the merger agreement at the special meeting at which the merger proposal will be submitted to the Northern States stockholders, a written demand for the appraisal of such stockholder's shares, and that stockholder must not submit a blank proxy or vote in favor of the merger proposal. A holder of shares of Northern States common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Northern States of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Northern States common stock.

        Only a holder of record of shares of Northern States common stock is entitled to demand appraisal rights for the shares registered in that holder's name. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Northern States. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Northern States common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Northern States common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Northern States common stock as to which appraisal is sought. Where no number of shares of Northern States common stock is expressly mentioned, the demand will be presumed to cover all shares of Northern States common stock held in the name of the record owner.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If you own shares of Northern States common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Northern States common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

    Northern States Financial Corporation
    Attention: Scott M. Yelvington
    President and Chief Executive Officer
    1601 North Lewis Avenue
    Waukegan, Illinois 60085

You should sign every communication.

        First Midwest's actions after completion of the merger.    If the merger is completed, the surviving company will give written notice of the effective date of the merger within 10 days after the effective date to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of Northern States common stock, provided that you have not commenced an appraisal proceeding or joined an appraisal proceeding as a named party. Within 120 days after the effective date of the merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by you, demanding a determination of the value of the shares of Northern States common stock held by all stockholders entitled to appraisal rights. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective date of the merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Northern States has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

        If a petition for appraisal is duly filed by you or another record holder of Northern States common stock who has properly exercised appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the appraisal proceedings. Where appraisal proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Northern States common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Northern States common stock at the effective time held by stockholders entitled to appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates in the case of shares represented by certificates and forthwith in the case of uncertificated shares.

        In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Northern States common stock is less than the per share merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder exercising appraisal rights is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the effective date of the merger, vote the Northern States shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares of Northern States common stock as of a record date prior to the effective date of the merger.

        If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Northern States stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Voting Agreements

        In connection with the execution of the merger agreement, and as a condition to First Midwest's willingness to enter into the merger agreement, all of the directors of Northern States who beneficially owned in the aggregate approximately 7.4% of Northern States' outstanding common stock as of June 6, 2018, have entered into voting agreements with First Midwest. A copy of the form of these voting agreements is attached as Annex 1-B to Appendix A to this proxy statement/prospectus.

        Under the voting agreement, each such stockholder has agreed, with respect to the shares of Northern States common stock owned of record or beneficially by the stockholder, that at any meeting of Northern States stockholders in relation to the merger agreement and transactions contemplated by the merger agreement and at the special stockholders meeting or any other meeting or action of

Northern States stockholders called in relation to such matters, the stockholder shall vote, or cause to be voted, such shares as follows:

  •
  vote in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, any other matters required to be approved or adopted in order to effect the merger and the transactions contemplated by the merger agreement; and

  •
  not vote in favor of any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any transactions contemplated by the merger agreement.

        The voting agreement also contains restrictions on the sale, transfer, assignment, pledge or other disposition of the stockholder's shares prior to the effective time of the merger, unless the proposed transferee executes and delivers an agreement in which it agrees to comply with the requirements of the voting agreement.

        The voting agreement will terminate automatically upon the termination of the merger agreement, in the event the board of directors of Northern States submits the merger agreement to the Northern States stockholders without a recommendation for approval or December 31, 2020.

Confidentiality, Non-Solicitation and Non-Competition Agreements

        In connection with the execution of the merger agreement, and as a condition to First Midwest's willingness to enter into the merger agreement, all of the directors of Northern States who beneficially owned in the aggregate approximately 7.4% of Northern States' outstanding common stock as of the Northern States record date, have entered into confidentiality, non-solicitation and non-competition agreements with First Midwest. Copies of the forms of these confidentiality, non-solicitation and non-competition agreements are attached as Annex 2-B to Appendix A to this proxy statement/prospectus.

        Under the confidentiality, non-solicitation and non-competition agreement, each director has agreed to keep secret and confidential certain information related to Northern States, NorStates Bank and their respective businesses and to refrain from competing against the business of Northern States and soliciting the customers or employees of Northern States for two years following the effective time of the merger. Although most of our directors entered into the form of confidentiality, non-solicitaion and non-competition agreement attached hereto as Annex 2-B to Appendix A, Scott Cottrell, Gregory Gersack, and Joel Leonard, directors of Northern States, entered into a modified version of the confidentiality, non-solicitaion and non-competition agreement. The modified version revised certain of the non-competition provisions so that these restrictions would not prevent these directors from continuing with their current employment and related activities in investment banking or investment management.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Market Prices

        First Midwest common stock is traded on the Nasdaq Stock Market under the symbol "FMBI." The following table sets forth the high and low reported intra-day sales prices per share of First Midwest common stock as reported by Nasdaq and the cash dividends declared per share of First Midwest common stock.

	Sales Price Per Share
			Quarterly Cash Dividends Per Share
	High	Low
2016
First Quarter	$18.59	$14.56	$0.09
Second Quarter	$18.85	$15.86	$0.09
Third Quarter	$19.90	$16.68	$0.09
Fourth Quarter	$25.56	$18.75	$0.09
2017
First Quarter	$25.83	$22.19	$0.09
Second Quarter	$24.72	$21.61	$0.09
Third Quarter	$24.00	$20.50	$0.10
Fourth Quarter	$25.86	$22.03	$0.10
2018
First Quarter	$26.55	$23.44	$0.11
Second Quarter	$27.40	$23.93	$0.11
Third Quarter (through August 20, 2018)	$27.28	$25.31	$0.11	(1)

(1)
On August 15, 2018, First Midwest declared its third quarter cash dividend of $0.11 per share, payable October 9, 2018 to stockholders of record as of September 28, 2018.

        Northern States common stock is currently quoted over-the-counter on the OTC Pink market under the symbol "NSFC." Any market in Northern States common stock prior to the merger should be characterized as illiquid and irregular. The following table sets forth the high and low trading prices per share of Northern States common stock as reported on the OTC Pink market.

	Sales Price Per Share
	High	Low
2016
First Quarter	$0.64	$0.575
Second Quarter	$0.63	$0.60
Third Quarter	$0.68	$0.611
Fourth Quarter	$0.74	$0.65
2017
First Quarter	$0.845	$0.70
Second Quarter	$0.80	$0.736
Third Quarter	$0.8949	$0.77
Fourth Quarter	$0.84	$0.72
2018
First Quarter	$0.98	$0.73
Second Quarter	$0.95	$0.745
Third Quarter (through August 20, 2018)	$0.93	$0.87

        The following table sets forth the closing sale prices per share of First Midwest common stock and Northern States common stock on June 6, 2018, the last trading day completed before the public announcement of the signing of the merger agreement, and on August 20, 2018.

	Closing Price Per Share of First Midwest Common Stock	Closing Price Per Share of Northern States Common Stock
June 6, 2018	$27.25	$0.7801
August 20, 2018	$27.17	$0.915

        Past price performance is not necessarily indicative of likely future performance. Because market prices of shares of First Midwest common stock will fluctuate, you are urged to obtain current market prices for shares of First Midwest common stock. No assurance can be given concerning the market price of shares of First Midwest common stock before or after the effective date of the merger. Changes in the market price of shares of First Midwest common stock prior to the completion of the merger will affect the market value of the merger consideration that Northern States stockholders will receive upon completion of the merger.

Dividends and Other Matters

        First Midwest may repurchase shares of its common stock in accordance with applicable legal guidelines. The actual amount of shares repurchased will depend on various factors, including: the discretion of First Midwest's board of directors, market conditions, legal limitations and considerations affecting the amount and timing of repurchase activity, the company's capital position, internal capital generation and alternative potential investment opportunities.

        After the merger, First Midwest currently expects to pay (when, as and if declared by First Midwest's board of directors out of funds legally available) regular quarterly cash dividends of at least $0.11 per share, in accordance with First Midwest's current practice. The actual payment of future dividends remains subject to the determination and discretion of First Midwest's board of directors and may change at any time. In each of the first three quarters of 2018, First Midwest declared a quarterly cash dividend of $0.11 per share of First Midwest common stock.

        First Midwest's primary source of liquidity is dividend payments from First Midwest Bank. In addition to requirements to maintain adequate capital above regulatory minimums, First Midwest Bank is limited in the amount of dividends it can pay to First Midwest under the Illinois Banking Act. Under this law, First Midwest Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it retains in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent dividend until those additions to surplus, in the aggregate, equal the paid-in capital of First Midwest Bank. While it continues its banking business, First Midwest Bank may not pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). In addition, First Midwest Bank is limited in the amount of dividends it can pay under the Federal Reserve Act and Regulation H. For example, dividends cannot be paid that would constitute a withdrawal of capital, dividends cannot be declared or paid if they exceed a bank's undivided profits and a bank may not declare or pay a dividend if all dividends declared during the calendar year are greater than current year net income plus retained net income of the prior two years without Federal Reserve approval.

        Since First Midwest is a legal entity separate and distinct from First Midwest Bank, its dividends to stockholders are not subject to the bank dividend guidelines discussed above. However, First Midwest is subject to other regulatory policies and requirements related to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve and the IDFPR are authorized to determine that the payment of dividends by First Midwest would be an unsafe or unsound practice and to prohibit payment under certain circumstances related to the financial condition of a bank or bank holding company. The Federal Reserve has taken the position that dividends that would create pressure or undermine the safety and soundness of a subsidiary bank are inappropriate. Due to the current financial and economic environment, the Federal Reserve indicated that bank holding companies should carefully review their dividend policy and discourage payment ratios that are at maximum allowable levels, unless both asset quality and capital are very strong.

        Northern States has not paid any dividends to holders of its common stock during 2018 and the last two most recent fiscal years. Pursuant to the merger agreement, Northern States is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger.

 INFORMATION ABOUT THE COMPANIES

First Midwest

        First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and in the Midwest, with approximately $15 billion in assets and $11 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, retail, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest common stock is traded on the Nasdaq Stock Market under the symbol "FMBI."

        First Midwest's executive offices are located at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631, and its telephone number is (708) 831-7563.

Northern States

        Northern States, a Delaware corporation incorporated in 1984, is a registered bank holding company headquartered in Waukegan, Illinois. Its primary business is operating its bank subsidiary, NorStates Bank, an Illinois state chartered bank headquartered in Waukegan, Illinois. NorStates Bank is the successor to financial institutions dating back to 1919. With eight locations throughout Lake County, Illinois, NorStates Bank is committed to providing quality financial and investment services with a personal approach through a complete line of loan, deposit, cash management and wealth management services. On June 30, 2018, Northern States had approximately $530.3 million in total assets, $443.8 million in deposits and $310.5 million in total loans.

  Business

        NorStates Bank is an independent, community banking institution headquartered in Waukegan, Illinois. NorStates Bank offers a comprehensive line of products and services designed to meet the financial needs of the communities it serves. The banking and financial services industry in the markets in which NorStates Bank operates is highly competitive. Generally, NorStates Bank competes for banking customers and deposits with other local, regional, national, and internet banks and savings and loan associations; personal loan and finance companies; credit unions; mutual funds; and investment brokers.

  Personal and Business Services

        NorStates Bank offers a full range of personal and business products and services, including checking and savings accounts, money market accounts and time deposits of various types, ranging from short-term to long-term certificates of deposit and individual retirement accounts. In addition, NorStates Bank offers online and mobile banking services, merchant services, and credit cards.

  Lending

        NorStates Bank provides a full range of borrowing options, including business term loans, commercial real estate loans, equipment financing and leasing options, SBA financing, residential real estate loans, and personal lending products and services for its customers. The majority of NorStates Bank's customer relationships are based in northeastern Illinois and southeastern Wisconsin. When extending credit, NorStates Bank's decisions are based upon many factors, including, but not limited to, the customer's ability to repay their loan, as well as the value of any collateral securing the loan.

  Sources of Funds

        NorStates Bank maintains stable sources of funding, primarily through deposits from its customers. NorStates Bank's largest categories of deposits are noninterest-bearing demand deposits, followed by savings deposits, time deposits, interest-bearing demand deposits and money market accounts. NorStates Bank also obtains funds from the amortization, repayment, and prepayment of loans; the sales or maturity of investment securities; securities sold under agreements to repurchase; federal funds purchased; and cash flows generated by operations.

  Investment Activities

        NorStates Bank maintains a securities portfolio to manage risk and provide NorStates Bank with asset diversification, income, collateral for its own borrowing and financial stability. The objectives of the securities portfolio are to diversify and mitigate exposures to credit and interest rate risk, to provide liquidity and to enhance profitability by fully investing available funds.

  Additional Information

        Northern States common stock is not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, Northern States does not file periodic or current reports with the SEC. Northern States common stock is currently quoted over-the-counter on the OTC Pink market under the symbol "NSFC."

        Northern States' executive offices are located at 1601 North Lewis Avenue, Waukegan, Illinois 60085, and its telephone number is (847) 775-8200.

DESCRIPTION OF FIRST MIDWEST CAPITAL STOCK

        As a result of the merger, Northern States stockholders who receive shares of First Midwest common stock in the merger will become stockholders of First Midwest. First Midwest stockholder's rights will be governed by Delaware law and the restated certificate of incorporation and the amended and restated by-laws of First Midwest as may be amended and in effect from time to time. The following description of the material terms of First Midwest's capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge all Northern States stockholders to read the applicable provisions of Delaware law, First Midwest's restated certificate of incorporation and amended and restated by-laws and federal law governing bank holding companies carefully and in their entirety. Copies of First Midwest's restated certificate of incorporation and First Midwest's amended and restated by-laws have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

General

        First Midwest's authorized capital stock consists of 250,000,000 shares of First Midwest common stock, par value $0.01 per share, and 1,000,000, shares of preferred stock, without par value. As of the Northern States record date, there were 103,158,871 shares of First Midwest common stock, including 882,419 shares of restricted stock, outstanding and no shares of First Midwest preferred stock outstanding. In addition, as of the Northern States record date, 555,804 shares of First Midwest common stock were reserved for issuance upon vesting of awards of performance shares and restricted stock units under First Midwest's equity compensation plans.

        Because First Midwest is a holding company, the rights of First Midwest to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of First Midwest stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that First Midwest itself may be a creditor of that subsidiary with recognized claims. Claims on First Midwest's subsidiaries by creditors other than First Midwest will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

        First Midwest's restated certificate of incorporation authorizes the First Midwest board of directors to authorize the issuance of shares of First Midwest preferred stock without stockholder approval. The First Midwest board of directors is authorized to divide the preferred stock into series and, subject to applicable law, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. If and when any First Midwest preferred stock is issued, the holders of First Midwest preferred stock may have a preference over holders of First Midwest common stock in the payment of dividends, upon liquidation of First Midwest, in respect of voting rights and in the redemption of the capital stock of First Midwest.

Common Stock

        Dividends.    Subject to the rights of any series of preferred stock authorized by the board of directors as provided by First Midwest's restated certificate of incorporation, the holders of First Midwest common stock are entitled to dividends as and when declared by the First Midwest board of directors out of funds legally available for the payment of dividends.

        Voting Rights.    Each holder of First Midwest common stock has one vote for each share held on matters presented for consideration by the stockholders. Except as otherwise required by law or provided in any resolution adopted by First Midwest's board of directors with respect to any series of preferred stock, the holders of common stock possess all voting power. First Midwest's restated certificate of incorporation does not provide for cumulative voting in the election of directors.

        Preemptive Rights.    The holders of First Midwest common stock have no preemptive rights and no right to convert their stock into any other securities.

        Redemption and Sinking Fund.    There are no redemption or sinking fund provisions applicable to First Midwest common stock. The holders of First Midwest common stock will have no liability for further calls or assessments and will not be personally liable for the payment of First Midwest's debts except as they may be liable by reason of their own conduct or acts.

        Issuance of Stock.    First Midwest's restated certificate of incorporation authorizes the First Midwest board of directors to authorize the issuance of shares of First Midwest common stock and any other securities without stockholder approval. However, First Midwest common stock is listed on the Nasdaq Stock Market, which requires stockholder approval of the issuance of additional shares of First Midwest common stock under certain circumstances. The DGCL also requires stockholder approval of the issuance of additional shares of First Midwest common stock under certain circumstances.

        Liquidation Rights.    In the event of liquidation or dissolution, subject to the rights of any outstanding series of preferred stock and creditors of First Midwest, the holders of First Midwest common stock are entitled to share in all assets remaining for distribution to holders of common stock according to their interests therein.

 COMPARISON OF STOCKHOLDER RIGHTS

        The rights of First Midwest stockholders are governed by the DGCL, and First Midwest's restated certificate of incorporation and amended and restated by-laws. The rights of Northern States stockholders are governed by the DGCL and Northern States' certificate of incorporation, as amended, and by-laws, as amended. After the merger, the rights of Northern States and First Midwest stockholders will be governed by the DGCL and First Midwest's restated certificate of incorporation and amended and restated by-laws. The following discussion summarizes the material differences between the rights of Northern States stockholders and the rights of First Midwest stockholders. We urge you to read First Midwest's restated certificate of incorporation, First Midwest's amended and restated by-laws, Northern States' certificate of incorporation, as amended, Northern States' by-laws, as amended, and the DGCL carefully and in their entirety.

Authorized Capital Stock	First Midwest. First Midwest's restated certificate of incorporation authorizes it to issue up to 250,000,000 shares of First Midwest common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, without par value. As of the Northern States record date, there were 103,158,871 shares of First Midwest common stock, including 882,419 shares of restricted stock, outstanding and no shares of First Midwest preferred stock outstanding. See "Description of First Midwest Capital Stock." As of the Northern States record date, 555,804 shares of First Midwest common stock were reserved for issuance upon vesting of awards of performance shares and restricted stock units under First Midwest's equity compensation plans.	Northern States. Northern States' certificate of incorporation, as amended, provides that the authorized capital stock of Northern States consists of 100,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.40 per share. As of the Northern States record date, there were 92,302,244 shares of Northern States common stock outstanding and no shares of Northern States preferred stock outstanding. As of the Northern States record date, of the authorized capital stock, 3,300,000 shares of Northern States common stock were issuable upon vesting of awards under Northern States' equity compensation plans.
Size of Board of Directors

First Midwest.    First Midwest's restated certificate of incorporation provides for First Midwest's board of directors to consist of not less than 3 nor more than 20 directors, with the exact number to be fixed by First Midwest's board of directors from time to time. The First Midwest board of directors currently has 13 directors.

Northern States.    Northern States' by-laws, as amended, provide for Northern States' board of directors to consist of not less than 7 nor more than 15 directors, with the exact number to be fixed by Northern States' board of directors from time to time. The board of directors of Northern States currently has 10 directors.

Classes of Directors

First Midwest.    On May 17, 2017, First Midwest's restated certificate of incorporation was amended to declassify the board of directors. First Midwest has engaged in a three-year process to declassify its board of directors, which will conclude at First Midwest's 2019 annual meeting. Accordingly, all director terms will expire at the next annual meeting of stockholders and the successors of the directors whose terms expire at each annual meeting of stockholders shall serve a term of office expiring at the annual meeting of stockholders next following their election. Holders of shares of First Midwest common stock do not have the right to cumulate their votes in the election of directors.

Northern States.    Northern States' by-laws, as amended, provide that Northern States' board of directors consists of one class of directors, elected on an annual basis. Holders of shares of Northern States common stock do not have the right to cumulate their votes in the election of directors.

Removal of Directors

First Midwest.    Under First Midwest's restated certificate of incorporation, any First Midwest director may be removed either for or without cause at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.

Northern States.    Under Northern States' by-laws, as amended, any Northern States director may be removed either for or without cause at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.

Filling Vacancies on the Board of Directors	First Midwest. Under First Midwest's restated certificate of incorporation, any vacancy occurring in First Midwest's board of directors shall be filled by a majority vote of the remaining directors.	Northern States. Under Northern States' by-laws, as amended, any vacancy occurring in Northern States' board of directors may be filled by a majority vote of the remaining directors.

Nomination of Director Candidates by Stockholders

First Midwest.    First Midwest's restated certificate of incorporation establishes procedures that stockholders must follow to nominate persons for election to First Midwest's board of directors. The stockholder making the nomination must deliver written notice to First Midwest's Secretary between 120 and 180 days prior to the date of the meeting at which directors will be elected. However, if less than 130-days' notice is given of the meeting date, that written notice by the stockholder must be delivered by the tenth day after the day on which the meeting date notice was given. Notice will be deemed to have been given more than 130 days prior to the annual meeting if First Midwest previously disclosed that the meeting in each year is to be held on a specific date.

Northern States.    There is no provision in Northern States' certificate of incorporation, as amended, or by-laws, as amended, that regulates the submission of nominations of director candidates by stockholders.

The nomination notice must set forth certain information about the person to be nominated, including information that is required pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, and must also include the nominee's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the stockholder's name and address and the class and number of First Midwest shares that the stockholder owns of record or beneficially. The person presiding at the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the provisions of First Midwest's restated certificate of incorporation, and the defective nomination will be disregarded.

Calling Special Meetings of Stockholders

First Midwest.    A special meeting of stockholders may be called only by First Midwest's board of directors, by First Midwest's Chairman of the board of directors or by First Midwest's President; provided, however, that holders of at least 51% of First Midwest's outstanding stock entitled to vote generally in the election of directors may also call a special meeting solely for the purpose of removing a director or directors for cause.

Northern States.    A special meeting of stockholders may be called only by Northern States' board of directors, by Northern States' Chairman of the board of directors, by Northern States' President, or by Northern States' Secretary, and shall be called upon a request in writing stating the purpose of such special meeting signed by a majority of Northern States' board of directors or the holders of the majority of the capital stock of Northern States issued and outstanding and entitled to vote at such special meeting.

Stockholder Proposals

First Midwest.    First Midwest's amended and restated bylaws provide that stockholder proposals brought before any stockholder meeting shall be determined by a majority of the votes cast, unless a greater number is required by law or the First Midwest restated certificate of incorporation for the action proposed.

Northern States.    There is no provision in Northern States' certificate of incorporation, as amended, or by-laws, as amended, that regulates the submission by a stockholder of a proposal for business to be transacted at an annual or special meeting of stockholders.

First Midwest's restated certificate of incorporation provides that a stockholder must give advance written notice to First Midwest of any proposal for business to be transacted at an annual or special meeting of stockholders. The notice must be in writing and must be delivered to the Secretary of First Midwest between 120 and 180 days before the stockholder meeting. However, if less than 130-days' notice is given of the meeting date, that written notice by the stockholder must be delivered by the tenth day after the day on which the meeting date notice was given.

Stockholder notice for stockholder proposals must set forth, as to each matter such stockholder proposes to bring before the stockholder meeting, (i) a brief description of the business desired to be brought before the meeting and the reasons for why the stockholder favors the proposal, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of First Midwest capital stock which are owned beneficially or of record of such stockholder, and (iv) any material interest of the stockholder in such proposal.

Notice of Stockholder Meetings

First Midwest.    First Midwest's amended and restated by-laws provide that First Midwest must notify stockholders between 10 and 60 days before any stockholder meeting of the place, day and hour of the meeting and the general nature of the business to be considered at the meeting.

Northern States.    Northern States' by-laws, as amended, provide that Northern States must notify stockholders between 10 and 50 days before any stockholder meeting of the place, day and hour of the meeting and the general nature of the business to be considered at the meeting.

Stockholder Rights Plans ("Poison Pill")	First Midwest. First Midwest does not have a stockholder rights plan in place.	Northern States. Northern States does not have a stockholder rights plan in place. Northern States' prior stockholder rights plan expired on April 3, 2017.

Indemnification of Directors and Officers

First Midwest.    First Midwest's amended and restated by-laws provide that First Midwest will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of First Midwest or by reason of the fact that such person is or was serving at the request of First Midwest as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under Delaware or federal law.

Northern States.    Northern States' by-laws, as amended, provide that Northern States will indemnify, to the extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Northern States) by reason of the fact that such person is or was a director, officer, employee or agent of Northern States, or is or was serving at the request of the agent of Northern States, or is or was serving at the request of Northern States as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Northern States, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

Northern States' by-laws, as amended, also provide that Northern States will indemnify, to the extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Northern States to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Northern States or is or was serving at the request of Northern States as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Northern States.

Amendments to Certificate of Incorporation and By-Laws

First Midwest.    First Midwest's restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal most provisions of the restated certificate of incorporation; provided, however, if any proposal to alter, amend or repeal any such provision is approved by 80% of the board of directors, then in such case only the affirmative vote as is required by law or as may otherwise be required by the restated certificate of incorporation of the outstanding shares of capital stock entitled to vote is required to alter, amend or repeal such provision. First Midwest's amended and restated by-laws may be amended only upon the affirmative vote of a majority of all of the directors or upon the affirmative vote of the holders of at least 67% of the voting power of the then outstanding shares of capital stock entitled to vote.

Northern States.    Northern States' certificate of incorporation, as amended, provides that the corporation reserves the right to amend its certificate of incorporation in the manner prescribed by the DGCL. Northern States' by-laws, as amended, provide that Northern States' by-laws may be amended by Northern States' stockholders at a regular or special meeting of the stockholders or by Northern States' board of directors at any regular or special meeting of the board of directors.

Forum Selection Clause

First Midwest.    First Midwest's by-laws were amended on May 18, 2016 to provide that Delaware will be the sole and exclusive forum for certain types of legal actions unless First Midwest consents in writing to the selection of an alternative forum.

Northern States. Northern States does not have a forum selection clause in its certificate of incorporation, as amended, or by-laws, as amended.

SECURITY OWNERSHIP OF CERTAIN NORTHERN STATES BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of August 20, 2018, holdings of Northern States common stock by each present director and executive officer of Northern States and all directors and executive officers as a group based on 92,302,244 shares of common stock outstanding. The address for each director and executive officer listed below is c/o Northern States Financial Corporation, 1601 North Lewis Avenue, Waukegan, Illinois 60085. To the knowledge of Northern States, there are no stockholders that beneficially own 5% or more of the outstanding shares of Northern States common stock.

Name	Number and Nature of Common Shares Beneficially Owned(1)(2)(3)	% of Outstanding Common Shares(2)
Directors
Theodore A. Bertrand	450,120	*
Jack H. Blumberg	199,710	*
Hon. George Bridges	20,000	*
Scott A. Cottrell(4)	40,000	*
Frank J. Furlan	160,000	*
Gregory R. Gersack	2,914,106	3.2%
Allan J. Jacobs	198,634	*
Joel T. Leonard	740,000	*
Barbara J. Martin	100,000	*
Scott M. Yelvington (President and Chief Executive Officer)	2,052,446	2.2%
Other Executive Officers
Patricia Christian	979,659	1.1%
Randall P. Sara	300,000	*
Matthew Tilton	528,810	*
All directors and executive officers as a group (13 in group)	8,683,485	9.4%

*
Less than 1.0%.

(1)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of Northern States common stock that such person or group has the right to acquire within 60 days after August 20, 2018.

(2)
The amounts shown include shares held through the Northern States Stock Plan, including 2,100,000 restricted stock awards that have been issued to officers and directors of Northern States and will be eligible to vote at the meeting pursuant to the terms of the Northern States Stock Plan.

(3)
The amounts shown include shares held jointly with such person's spouse (except where legally separated) or for minor children; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); and shares held in an Individual Retirement Account or pension plan of which such person is the sole beneficiary, and as to which such person has pass-through voting rights and investment power.

(4)
Scott Cottrell is a Managing Director of FJ Capital Management, LLC, which owns, or manages on behalf of its clients shares of Northern States Financial Corporation stock. Mr. Cottrell has no voting power or dispositive authority over the shares owned or managed by FJ Capital Management, LLC.

STOCKHOLDER PROPOSALS

        Northern States held its annual meeting of stockholders on May 17, 2018. If the merger is completed, Northern States stockholders will become stockholders of First Midwest and there will be no future annual meetings of Northern States stockholders.

        Northern States' next annual meeting is currently anticipated to be held on May 16, 2019, if the merger has not been completed by that date. Stockholders who have director nomination recommendations should contact Jack Blumberg, Chairman of the Nominating and Corporate Governance Committee, Northern States Financial Corporation, 1601 North Lewis Avenue, Waukegan, Illinois 60085. To recommend a prospective nominee for the committee's consideration, stockholders must submit the candidate's name and qualifications to the Chairman of the Nominating and Corporate Governance Committee, which must include: (i) the proposed nominee's name and qualifications (including five-year employment history with employer names and a description of the employer's business, whether such individual can read and understand basic financial statements and board memberships (if any)), and the reasons for such recommendation, (b) the name and the record address of the stockholder or stockholders proposing such nominee, (c) the number of shares of common stock of Northern States that are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder or stockholders and such nominee, or between the nominee and Northern States or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board of directors of Northern States and to serve if elected by the stockholders. Recommendations received by December 26, 2018 will be considered for nomination at the 2019 annual meeting of stockholders if the merger has not been completed by that date.

VALIDITY OF SECURITIES

        The validity of the First Midwest common stock to be issued in connection with the merger has been passed upon for First Midwest by Chapman and Cutler.

EXPERTS

        The consolidated financial statements of First Midwest Bancorp, Inc. appearing in First Midwest Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of First Midwest Bancorp, Inc.'s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First Midwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Northern States Financial Corporation and its subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their reports thereon and included in the registration statement of which this proxy statement/prospectus is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

 OTHER MATTERS

        As of the date of this proxy statement/prospectus, Northern States' board of directors knows of no matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Northern States special meeting, or any adjournments thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of Northern States.

WHERE YOU CAN FIND MORE INFORMATION

        First Midwest has filed a registration statement with the SEC under the Securities Act that registers the distribution to Northern States stockholders of the shares of First Midwest common stock to be issued in the merger.

        The registration statement, of which this proxy statement/prospectus is a part, including the attached appendices and exhibits, contains additional relevant information about First Midwest and its common stock, Northern States and the combined company.

        First Midwest is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by First Midwest at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. First Midwest's filings with the SEC are also available to the public through the SEC's Internet website at http://www.sec.gov. You can also find information about First Midwest by visiting First Midwest's website at www.firstmidwest.com. Information contained on these websites does not constitute part of this proxy statement/prospectus.

        The SEC allows First Midwest to "incorporate by reference" information into this proxy statement/prospectus. This means that First Midwest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that First Midwest has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about First Midwest and First Midwest's financial condition:

  •
  Annual Report on Form 10-K for the year ended December 31, 2017;

  •
  Definitive Proxy Statement on Schedule 14A for First Midwest's 2018 Annual Meeting of Stockholders filed on April 11, 2018;

  •
  Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2018 and June 30, 2018;

  •
  Current Reports on Form 8-K filed on February 27, 2018, May 17, 2018, May 21, 2018 (solely with respect to the disclosure set forth under Item 2.05 of such report), June 7, 2018, June 22, 2018 and August 16, 2018; and

  •
  The description of First Midwest common stock set forth in First Midwest's registration statement on Form 8-A filed on March 7, 1983 and any amendment or report filed for the purpose of updating any such description, including the form of First Midwest common stock certificate filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

        First Midwest incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of Northern States' special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        First Midwest has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to First Midwest. Northern States has supplied all information contained in this proxy statement/prospectus relating to Northern States.

        You can obtain any of the documents incorporated by reference in this proxy statement/prospectus through First Midwest or from the SEC through the SEC's Internet website at http://www.sec.gov. Documents incorporated by reference are available from First Midwest without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, Illinois 60631
(708) 831-7563

        You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than September 28, 2018, in order to receive them before the Northern States special meeting. If you request any incorporated documents, First Midwest will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.

        We have not authorized anyone to give any information or make any representation about the merger agreement or the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that First Midwest has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Plante & Moran, PLLC 10 South Riverside Plaza 9th floor Chicago, IL 60606 Tel: 312.207.1040 Fax: 312.207.1066 plantemoran.com

Independent Auditor's Report

To the Audit Committee of the
Board of Directors and Stockholders
Northern States Financial Corporation

        We have audited the accompanying consolidated financial statements of Northern States Financial Corporation (the "Corporation"), which comprise the consolidated balance sheet as of December 31, 2017 and 2016 and the related consolidated statements of income (loss), comprehensive income (loss), stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Northern States Financial Corporation as of December 31, 2017 and 2016 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 14, 2018

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEET

December 31,	2017	2016
($000s, except per share data)
Assets
Cash and due from banks	$4,323	$4,552
Interest bearing deposits in financial institutions—maturities less than 90 days	59,062	41,179

Total cash and cash equivalents	63,385	45,731
Interest bearing deposits in financial institutions—maturities of 90 days or greater	28,492	29,233
Securities available for sale	50,570	63,180
Securities held to maturity (fair value $12,808 and $13,082 at December 31, 2017 and 2016, repectively)	12,714	12,996
Loans and leases, net of deferred fees	307,448	289,594
Less: Allowance for loan and lease losses	(6,821)	(5,703)

Loans and leases, net	300,627	283,891
Federal Home Loan Bank stock	492	931
Office buildings and equipment, net	8,443	8,525
Other real estate owned	2,039	10,236
Accrued interest receivable	1,224	1,247
Bank owned life insurance	10,886	10,597
Deferred tax asset, net	15,693	22,436
Other assets	1,360	985

Total assets	$495,925	$489,988

Liabilities and Stockholders' Equity
Liabilities
Deposits
Demand—noninterest bearing	$115,619	$100,870
Demand—interest bearing	61,288	70,127
Money market accounts	53,347	48,231
Savings	89,876	90,095
Time, over $250,000	26,892	26,510
Time, $250,000 and under	51,624	54,977

Total deposits	398,646	390,810
Securities sold under repurchase agreements	29,012	25,901
Subordinated debentures	10,310	10,310
Advances from borrowers for taxes and insurance	2,897	1,902
Accrued interest payable and other liabilities	2,586	2,605

Total liabilities	443,451	431,528
Stockholders' Equity
Common stock	927	906
Restricted stock—unearned compensation	(2,542)	(1,260)
Additional paid-in capital	35,700	34,019
Retained earnings	18,927	25,308
Treasury stock, at cost	(297)	(182)
Accumulated other comprehensive loss, net	(241)	(331)

Total stockholders' equity	52,474	58,460

Total liabilities and stockholders' equity	$495,925	$489,988

	December 31, 2017		December 31, 2016
	Preferred Shares	Common Shares	Preferred Shares	Common Shares
Par value	$0.40	$0.01	$0.40	$0.01
Shares authorized	1,000,000	100,000,000	1,000,000	100,000,000
Shares issued	0	92,654,088	0	90,604,088
Treasury shares	0	401,844	0	258,914
Shares outstanding	0	92,252,244	0	90,345,174

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF INCOME (LOSS)

($000s, except share and per share data)

Years ended December 31,	2017	2016
Interest income
Loans (including fee income)	$13,405	$11,864
Securities
Taxable	1,336	1,528
Exempt from federal income tax	0	12
Federal funds sold and other	874	582

Total interest income	15,615	13,986

Interest expense
Time deposits	288	270
Other deposits	104	91
Repurchase agreements and federal funds purchased	3	2
Subordinated debentures	335	271

Total interest expense	730	634

Net interest income	14,885	13,352
Recovery of loan and lease losses	0	(75)

Net interest income after recovery of loan and lease losses	14,885	13,427

Noninterest income
Service fees on deposits	1,524	1,441
Gain on sale of securities	0	221
Net gain (loss) on sale of other real estate owned	(64)	200
Net gain on sale of assets	68	0
Bank owned life insurance income	289	293
Other operating income	1,580	1,640

Total noninterest income	3,397	3,795

Noninterest expense
Salaries and employee benefits	7,801	8,063
Occupancy and equipment, net	1,926	2,069
Data processing	1,837	1,701
Legal	168	200
FDIC insurance	180	340
Audit and other professional	798	613
Printing and supplies expense	175	168
Write-down of other real estate owned	3,303	668
Other real estate owned expense	539	558
Other operating expenses	1,246	1,237

Total noninterest expense	17,973	15,617

Net income before income tax benefit	309	1,605
Income tax expense (benefit)	6,690	(536)

Net income (loss)	$(6,381)	$2,141

Basic income (loss) per average outstanding share	$(0.07)	$0.02
Diluted income (loss) per average outstanding share	$(0.07)	$0.02
Average outstanding shares	90,733,626	87,693,960

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

($000s)

Years ended December 31,	2017	2016
Net income (loss)	$(6,381)	$2,141
Other income:
Changes in unrealized holding gains on securities available for sale	142	242
Reclassification adjustments for gains recognized in income	0	(221)
Tax effect	(52)	(33)

Unrealized net gains (losses) on securities available for sale,net of tax	90	(12)

Comprehensive income (loss)	$(6,291)	$2,129

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

($000s, except per share data)

Years ended December 31, 2017 and 2016	Common Stock	Restricted Stock- Unearned Compensation	Additional Paid-In Capital	Retained Earnings	Treasury Stock, at Cost	Accumulated Other Comprehensive Income (Loss), Net	Total Stockholders' Equity
Balance, Janaury 1, 2016	$878	$0	$32,088	$27,700	$(4,674)	$(319)	$55,673
Net income				2,141			2,141
Issuance of 3,000,000 restricted common stock awards	28	(2,100)	1,931	(4,533)	4,674		0
Restricted stock awards expense		840					840
Repurchase of 258,914 shares					(182)		(182)
Unrealized net loss on securities available for sale						(12)	(12)

Balance, December 31, 2016	$906	$(1,260)	$34,019	$25,308	$(182)	$(331)	$58,460

Balance, January 1, 2017	$906	$(1,260)	$34,019	$25,308	$(182)	$(331)	$58,460
Net loss				(6,381)			(6,381)
Issuance of 2,050,000 restricted common stock awards	21	(1,702)	1,681				0
Restricted stock awards expense		420					420
Repurchase of 142,930 shares					(115)		(115)
Unrealized net gain on securities available for sale						90	90

Balance, December 31, 2017	$927	$(2,542)	$35,700	$18,927	$(297)	$(241)	$52,474

The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN STATES FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

($000s)

Years ended December 31,	2017	2016
Cash flows from operating activities
Net income	$(6,381)	$2,141
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	618	541
Gain on sales of securities available for sale	0	(221)
Gain on sales of office buildings and equipment	(68)	0
Recovery of loan and lease losses	0	(75)
Write-down of other real estate owned	3,303	668
Gain/loss on sales of other real estate owned	64	(200)
Deferred tax expense (benefit)	6,654	(601)
Appreciation of bank owned life insurance	(289)	(293)
Restricted stock awards expense	420	840
Net change in accrued interest receivable and other assets	(329)	266
Net change in accrued interest payable and other liabilities	(96)	(330)

Net cash provided from operating activities	3,896	2,736

Cash flows from investing activities
Investment in interest bearing deposits in financial institutions—maturities of 90 days or more	(32,277)	(35,172)
Proceeds from maturities of interest bearing deposits in financial institutions—maturities of 90 days or more	33,018	39,725
Proceeds from maturities, calls and principal reductions of securities available for sale	12,751	39,972
Proceeds from maturities, calls and principal reductions of securities held to maturity	282	568
Proceeds from sales of securities available for sale	0	14,794
Purchases of securities available for sale	0	(19,915)
Purchases of securities held to maturity	0	(3,000)
Changes in federal home loan bank stock	439	0
Changes in loans made to customers	(16,759)	(53,720)
Proceeds from sales of office buildings and equipment	199	0
Improvements to other real estate owned	(28)	0
Property and equipment expenditures	(667)	(1,290)
Purchases of bank owned life insurance	0	(5,250)
Proceeds from sales of other real estate owned	4,858	3,067

Net cash provided by (used in) investing activities	1,816	(20,221)

Cash flows from financing activities
Net increase (decrease) in:
Deposits	7,836	(4,612)
Securities sold under repurchase agreements and other short-term borrowings	3,111	6,907
Advances from borrowers for taxes and insurance	995	(293)

Net cash provided by financing activities	11,942	2,002

Net change in cash and cash equivalents	17,654	(15,483)
Cash and cash equivalents at beginning of period	45,731	61,214

Cash and cash equivalents at end of period	$63,385	$45,731

Supplemental disclosures
Cash paid for interest	$351	$408
Noncash transfer of loans to other real estate owned	0	1,192

The accompanying notes are an integral part of these consolidated financial statements.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

        Principles of Consolidation:    The consolidated financial statements include the accounts of Northern States Financial Corporation (the "Company"), its wholly owned subsidiaries, NorStates Bank (the "Bank") and NorStates Bank's wholly owned subsidiary, Northern States Community Development Corporation (NSCDC). NSCDC was formed in 2002 and the Bank contributed a parcel of other real estate owned and cash to this entity. Significant intercompany transactions and balances are eliminated in consolidation.

        Nature of Operations:    The Company's and the Bank's revenues, operating income, and assets are from the banking industry. Loan customers are mainly located in Lake County, Illinois and surrounding areas of northeastern Illinois and southeastern Wisconsin and include a wide range of individuals, businesses, and other organizations. A major portion of loans are secured by various forms of collateral, including real estate, business assets, consumer property, and other items.

        Use of Estimates:    To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and general banking industry practices, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosure provided, and future results could differ. The allowance for loan and lease losses, fair value of other real estate owned, fair value of financial instruments, valuation of deferred tax assets, and status of contingencies are particularly subject to change.

        Cash and Cash Equivalents and Cash Flow Reporting:    Cash and cash equivalents are defined as cash and due from banks, federal funds sold, and interest-bearing deposits in financial institutions with an original maturity of less than 90 days.

        Securities:    Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately as other comprehensive income, net of tax.

        Securities classified as held to maturity are carried at cost adjusted for amortization of premium and accretion of discount, as management has the intent and the Company has the ability to hold the securities to maturity.

        Gains and losses on sales are determined using the amortized cost of the specific security sold and recorded on the trade date. Interest income includes amortization of premiums and accretion of discounts on the effective yield method.

        Declines in fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other than temporary impairment losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) the discounted value of expected future cash flows, and (4) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

        Federal Home Loan Bank Stock:    The Company, as a member of the Federal Home Loan Bank of Chicago (FHLB), is required to maintain an investment in the capital stock of the FHLB. There is no ready market for the stock and it does not have any quoted market value. The stock is redeemable

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 1—Summary of Significant Accounting Policies (Continued)

at par by the FHLB and is carried at cost and periodically evaluated for impairment. The Company records dividends in income on the dividend declaration date.

        Loans and Leases:    Loans and leases are reported at the principal balance outstanding, net of deferred loans fees and costs and the allowance for loan and lease losses. Interest income is reported on the accrual method and includes accretion of net deferred loan fees over the loan term.

        Nonaccrual Loans:    Accrual of uncollectible income on problem loans inflates income and, when reversed, can have a dramatic negative impact on earnings. Any loan meeting one of the following criteria is placed in a nonaccrual status and all related interest earned but not collected is reversed:

  A.
  The borrower is in bankruptcy and the exposure is not fully secured and in the process of collection.

  B.
  Full payment of principal or interest is not expected.

  C.
  The loan has been in default for a period of ninety (90) days or more unless the asset is both well secured and in the process of collection.

        In general, all accrued interest on an exposure placed on nonaccrual status is charged-off to income. Interest received on nonaccrual loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. A loan may be returned to accrual status if the borrower demonstrates repayment performance for a reasonable period prior to the date the loan is returned to accrual status and there is evidence to support that payments will continue. A reasonable period of repayment performance would be a period of at least six months, but may be less depending on the particular circumstances.

        Troubled Debt Restructuring (TDR):    Restructuring of a loan is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule. All restructured loans are evaluated to determine whether the loans should be reported as a TDR. A loan is a TDR when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower by modifying or renewing a loan that the Company would not otherwise consider. To make this determination, the Company must determine whether (a) the borrower is experiencing financial difficulties and (b) the Company granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification. An overall general decline in the economy or some deterioration in a borrower's financial condition does not automatically mean the borrower is experiencing financial difficulties.

        Some of the factors reviewed to determine whether the borrower is experiencing financial difficulties are: (1) is the borrower currently in default on any of its debts; (2) has the borrower declared or in the process of declaring bankruptcy; or (3) absent the current modification, would the borrower more than likely default. Factors to consider in determining whether the Company has granted a concession include: lowering the interest rate, extending the maturity date, forgiving debt, reducing accrued interest, or changing the payment to interest only for an extended period of time.

        A restructured loan classified as a TDR may not need to continue to be disclosed as such in certain disclosures if the loan was subsequently modified at market terms and is in compliance with the loan's modified terms. In determining whether the loan is at market terms, the Company considers the

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 1—Summary of Significant Accounting Policies (Continued)

riskiness of the transaction, the structure of the loan, the borrower's financial condition, financial support of the guarantor, and protection provided by the collateral. The Company also considers rates given to other borrowers for similar loans as well as what competitors are offering. To be in compliance with the modified loan terms, the borrower should normally demonstrate the ability to repay under the modified terms for a period of at least six months and provide evidence to support that payments will continue. TDRs that are subsequently re-restructured at terms consistent with our loan policy and yielding a market rate are no longer accounted for as impaired loans and are included in the loans collectively evaluated for impairment.

        Loan Rating System:    Senior management and other lenders use a loan rating system to determine the credit risks of its loan and leases with the following loan ratings:

        Pass:    Credits not covered by the below definitions are pass credits, which are not considered to be adversely rated.

        Watch:    A Watch loan has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank's credit position at some future date. Loan collection is not in jeopardy yet, but continued adverse trends may cause it to be. Typical characteristics of Watch assets include: increasing debt; liquidity problems; negative trends in operating cash flow; collateral dependent with advances outside policy guidelines; and/or sporadic payment performance.

        Substandard:    A Substandard loan is inadequately protected by the current sound net worth and paying capacity of the borrower or of the collateral pledged, if any. These loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt and have a distinct possibility that the Company may sustain some loss if the deficiencies are not corrected.

        Nonaccrual:    Loans in this category have the same characteristics as those classified Substandard with the added characteristic that further erosion in the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable. The likelihood of loss is yet to be fully determined due to the borrower's inability or refusal to provide updated financial information or additional collateral.

        Doubtful:    Loans in this category have the weaknesses of those classified Substandard where collection and/or liquidation in full, on the basis of currently existing conditions, is highly questionable or improbable. Treatment as "loss" is deferred until exact status can be determined.

        Loss:    Loans classified as Loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless loan even though partial recovery may be affected in the future.

        Allowance for Loan and Lease Losses:    The allowance for loan and lease losses (ALLL) is a valuation allowance for probable incurred credit losses, increased by the provision for loan and lease losses and decreased by charge-offs net of recoveries. A negative provision or recovery of loans and lease losses also decreases the ALLL. The ALLL represents one of the most significant estimates in the Company's financial condition. Accordingly, the Company endeavors to provide a comprehensive and

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 1—Summary of Significant Accounting Policies (Continued)

systematic approach for determining management's current judgment about the credit quality of the loan portfolio.

        At the end of each quarter, or more frequently if warranted, the Company analyzes its loan portfolio to determine the level of ALLL needed to be maintained. Management believes this analysis results in a prudent, conservative ALLL that falls within an acceptable range of estimated credit losses. The ALLL covers estimated credit losses on individually evaluated loans that are determined to be impaired as well as estimated credit losses inherent in the remainder of the loan portfolio.

        Senior management and other lenders review all credits not rated Pass to determine if a loan is impaired. A loan is considered impaired if it is probable that full principal and interest will not be collected within the contractual terms of the original note. For loans that are individually evaluated and determined to be impaired, the Company calculates the amount of impairment based on whether repayment of the loan is dependent on operating cash flow or on the underlying collateral. The decision of which method to use is determined by looking at a number of factors, including the size of the loan and other available information. If the loan is to be repaid primarily from the operating cash flow from the borrower, the impairment analysis calculates the present value of the expected future cash flows discounted at the loan's effective interest rate and compares the result to the recorded investment. The recorded investment of collateral dependent loans is measured against the fair value of the collateral less the costs to sell.

        The remaining loan portfolio is segmented into groups based on loan types having similar risk characteristics. Estimated loan losses for these groups are determined using historical loss experience and adjusted for other environmental and qualitative factors management believes may affect the repayment of these loans.

        Allocations of the ALLL may be made for specific loans and leases, but the entire allowance is available for any loan or lease that, in management's judgment, should be charged off. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan or lease balance is confirmed.

        It is the Company's policy to administer and pursue charged-off borrowers with the same diligence as other loans. Charging off an exposure is an accounting entry and does not affect the borrower's obligation to repay the indebtedness. Administration of charged-off exposure is governed by maximization of recoveries, and borrowers will be pursued until, in the opinion of management, future costs of collection exceed probable future recoveries.

        Office Building and Equipment:    Land is carried at cost. Building and related components are depreciated using the straight-line method with useful lives ranging from 7 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

        Other Real Estate Owned:    Real estate acquired in settlement of loans is initially reported at the estimated fair value at transfer less estimated costs to sell. After transfer, the carrying value of the real estate is reduced if the estimated fair value less estimated costs to sell declines below the carrying value of the property. Other real estate is periodically assessed to determine impairment and any such impairment is recognized in the period identified.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 1—Summary of Significant Accounting Policies (Continued)

        Long-term Assets:    These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future discounted cash flows. Office building and equipment are also reviewed for impairment. If impaired, the assets are written down through earnings to the discounted amounts.

        Repurchase Agreements:    Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

        Treasury Stock:    Treasury stock represents shares of the Company that were repurchased. These shares are carried at cost.

        Employee Benefits:    A profit-sharing plan covers substantially all employees. Contributions are expensed annually and are made at the discretion of the Board of Directors. No contribution was made in 2017 and 2016. The plan allows employees to make voluntary contributions. During 2017 and 2016, the Board of Directors approved the matching of employee voluntary contributions up to $1,000 per employee and had matching expenses of $90,000 and $91,000, respectively.

        Income Taxes:    Income tax expense is the sum of the current year income tax due and the change in deferred tax assets and liabilities and valuation allowance. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities computed using currently enacted tax rates. Based on management's review of positive and negative evidence to determine whether it is more likely than not able to realize the value of the deferred tax asset, a valuation allowance may be established. No valuation allowance on the tax effect of the unrealized gain or loss of investment securities has been recorded. At year-end 2017 and 2016, the deferred tax asset valuation reserve totaled $2.8 million and $2.0 million, respectively as more fully disclosed in Note 10.

        Fair Value of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 14. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of on- and off-balance-sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

        Bank Owned Life Insurance ("BOLI"):    BOLI represents life insurance policies on the lives of certain Company employees (both current and former) for which the Company is the sole owner with death benefits split between the Company and the current employees' named beneficiary. These policies are recorded as an asset on the Consolidated Balance Sheet at their cash surrender value ("CSV") or the amount that could be realized. The change in CSV and insurance proceeds received are recorded as BOLI income in the Consolidated Statement of Income in noninterest income.

        Loan Commitments and Related Financial Instruments:    Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. Commitments to extend credit and commercial letters of credit are agreements, with fixed expiration dates, to lend to a customer as long as there is no

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 1—Summary of Significant Accounting Policies (Continued)

violation of any condition established in the contract. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The face amount for these items represents possible future loans. Such financial instruments are recorded when they are funded.

        Earnings per Share:    A basic earnings per share is based on weighted average common shares outstanding. Diluted earnings per share assumes the issuance of any potential dilutive common shares. The restricted stock issued in 2017 and 2016 provides for dividend and voting rights and are therefore considered participating securities. Accordingly, all restricted stock is included in basic earnings per share.

        Comprehensive Income:    Comprehensive income consists solely of results of operations and unrealized gains and losses on securities available for sale, net of deferred tax, which are also recognized as a separate component of equity. Accumulated other comprehensive income at December 31, 2017 and 2016 consists solely of unrealized gains and losses on available for sale securities, net of related taxes.

        Subsequent Events:    The consolidated financial statements and related disclosures include evaluation of events up through and including March 14, 2018, which is the date the consolidated financial statements were available to be issued.

  Recent Accounting Pronouncements:

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The new guidance will be effective for the Company's year ending December 31, 2018 and has been adopted as of January 1, 2018. As interest income is outside of the scope of the new standard it was not impacted by the adoption of the standard. A review of the Company's noninterest income has not resulted in a change in revenue recognition since adoption, nor is revenue recognition expected to change revenue recognition prospectively in a significant way.

        In February 2016, the FASB issued ASU No. 2016-02, "Leases", which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-of-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of income. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of income and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company's year ending December 31, 2019 and will be applied using a modified retrospective transition method to the beginning of the earliest period presented. The Company is currently assessing the impact of the new standard on the financial statements. As the Company leases property for bank branches, the new standard may have a significant impact.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 1—Summary of Significant Accounting Policies (Continued)

        In March 2016, FASB issued ASU No. 2016-09, "Compensation—Stock Compensation (Topic 718)—Improvements to Employee Share-Based Payment Accounting". This ASU seeks to reduce complexity in accounting standards. The areas for simplification in ASU No. 2016-09 involve several aspects of the accounting for share based payment transactions, including (1) accounting for income taxes, (2) classification of excess tax benefits on the statement of cash flow, (3) forfeitures; (4) minimum statutory tax withholding requirements, (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax withholding purposes:, (6) the practical expedient for estimating the expected term, and (7) intrinsic value. The Company adopted this ASU during 2017.

        In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments". The ASU includes increased disclosures and various changes to the accounting and measurement of financial assets, including the Company's loans and available-for- sale debt securities. Each financial asset presented on the balance sheet would have a unique allowance for credit losses valuation account that is deducted from the amortized cost basis to present the net carrying value. The amendments in this ASU also eliminate the probable initial recognition threshold in current GAAP and, instead, reflect an entity's current estimate of all expected credit losses using reasonable and supportable forecasts. The new credit loss guidance will be effective for the Company's year ending December 31, 2021. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the first reporting period in which the guidance is effective. A prospective transition approach is required for debt securities for which other-than-temporary impairment had been recognized before the effective date. Early adoption for all institutions is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is in the process of evaluating the impact adoption of this update will have on the Company's financial statements. This process of evaluation has engaged multiple areas of the Company's management in discussing loss estimation methods and the application of these methods to specific segments of the loans receivable portfolio. Given the amount of time left to adoption, the appropriateness of the loss estimation methods chosen, and the continuing development of understanding of application, additional time is needed to fully understand how this standard will impact the Company's financial statements.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 2—Securities

(Table amounts in $000s)

        A summary of the Company's year-end securities is as follows:

		Gross Unrealized
	Amortized Cost			Fair Value
December 31, 2017		Gains	Losses
Securities available for sale
U.S. government-sponsored entities	$29,787	$23	$(249)	$29,561
Mortgage-backed securities	13,051	3	(96)	12,958
Other bonds	3,998	1	(2)	3,997
Equity securities	4,104	0	(50)	4,054

Total securites available for sale	$50,940	$27	$(397)	$50,570

Securities held to maturity
States and political subdivisions	$6,651	$104	$(9)	$6,746
Other bonds	6,063	0	(1)	6,062

Total securites held to maturity	$12,714	$104	$(10)	$12,808

		Gross Unrealized
	Amortized Cost			Fair Value
December 31, 2016		Gains	Losses
Securities available for sale
U.S. government-sponsored entities	$35,056	$33	$(324)	$34,765
Mortgage-backed securities	20,535	5	(171)	20,369
Other bonds	3,997	0	(5)	3,992
Equity securities	4,104	0	(50)	4,054

Total securites available for sale	$63,692	$38	$(550)	$63,180

Securities held to maturity
States and political subdivisions	$6,832	$151	$(11)	$6,972
Other bonds	6,164	0	(54)	6,110

Total securites held to maturity	$12,996	$151	$(65)	$13,082

        Sales of securities available for sale were as follows:

	2017	2016
Proceeds	$0	$14,794
Gross gains	0	221
Gross losses	0	0

        There were no sales of securities held to maturity in 2017 and 2016.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 2—Securities (Continued)

(Table amounts in $000s)

        Contractual maturities of securities available for sale at year-end 2017 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for Sale		Held to Maturity
December 31, 2017	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$4,499	$4,494	$2,030	$2,029
Due after one year through five years	11,351	11,234	0	0
Due after five years through ten years	0	0	4,033	4,033
Due after ten years	0	0	6,651	6,746

	15,850	15,728	12,714	12,808
Securities with no single maturity date	35,090	34,842	0	0

Total	$50,940	$50,570	$12,714	$12,808

        At year-end 2017, securities available for sale carried at $44,460,000 and securities held to maturity carried at $5,139,000 were pledged. At year-end 2016, securities available for sale carried at $34,505,000 and securities held to maturity carried at $3,164,000 were pledged. These securities were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

        Securities with unrealized losses at year-end 2017 and 2016 aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position are as follows:

		Less than 12 Months		12 Months or More		Total
December 31, 2017	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale
U.S. government-sponsored entities	16	$9,078	$(51)	$12,988	(198)	$22,066	$(249)
Mortgage-backed securities	4	0	0	12,625	$(96)	12,625	(96)
Other bonds	1	1,998	(2)	0	0	1,998	(2)
Equity securities	1	0	0	4,054	(50)	4,054	(50)

Total temporarily impaired	22	$11,076	$(53)	$29,667	$(344)	$40,743	$(397)

Securities held to maturity
States and political subdivisions	1	$0	$0	$785	$(9)	$785	$(9)
Other bonds	2	3,063	(1)	0	0	3,063	(1)

Total temporarily impaired	3	$3,063	$(1)	$785	$(9)	$3,848	$(10)

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 2—Securities (Continued)

(Table amounts in $000s)

		Less than 12 Months		12 Months or More		Total
December 31, 2016	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale
U.S. government-sponsored entities	17	$16,590	$(105)	$9,531	$(219)	$26,121	$(324)
Mortgage-backed securities	5	13,672	(117)	5,603	(54)	19,275	(171)
Other bonds	2	3,992	(5)	0	0	3,992	(5)
Equity securities	1	4,054	(50)	0	0	4,054	(50)

Total temporarily impaired	25	$38,308	$(277)	$15,134	$(273)	$53,442	$(550)

Securities held to maturity
States and political subdivisions	1	$803	$(11)	$0	$0	$803	$(11)
Other bonds	2	2,124	(2)	986	(52)	3,110	(54)

Total temporarily impaired	3	$2,927	$(13)	$986	$(52)	$3,913	$(65)

        Management has the intent and ability to hold these securities for the foreseeable future and the decline in fair value is largely due to increases in market interest rates subsequent to the purchase of the securities. The fair value is expected to recover as the securities approach their maturity date.

Note 3—Loans

(Table amounts in $000s)

        Year-end loans and leases were as follows:

	2017	2016
Commercial	$26,493	$28,179
Real estate-contruction	38,661	26,975
Real estate-mortgage 1-4 family	49,717	48,593
Real estate-mortgage 5+ family	77,200	59,272
Real estate-mortgage commercial	105,488	115,514
Home equity	8,518	10,411
Installment	1,691	949

Total loans and leases	307,768	289,893
Less:
Deferred loan fees	(320)	(299)

Loans and leases, net of unearned income
and deferred loan fees	307,448	289,594
Allowance for loan and lease losses	(6,821)	(5,703)

Loans and leases, net	$300,627	$283,891

        Related parties are directors, stockholders with 5% or more ownership of the Company, and executive officers of the Company or Bank and their related interests. Related party loans were made

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 3—Loans (Continued)

(Table amounts in $000s)

on the same terms and conditions available to the public and totaled $1,000 and $3,000 at December 31, 2017 and 2016, respectively.

        The Company had pledged loans with a carrying value of $262,673,000 and $241,911,000 to the Federal Home Loan Bank of Chicago at December 31, 2017 and 2016, respectively. The Federal Home Loan Bank has issued letters of credit on behalf of the Company to secure public deposits and for other purposes as required or permitted by law.

        At December 31, 2017 and 2016, there were approximately $50,433,000 and $52,823,000, respectively, of loans that had payment schedules where only interest is collected until the loans mature. Of these loans, $7,756,000 and $9,620,000 consisted of home equity loans at December 31, 2017 and 2016, respectively.

        There were no loans held for sale at year-end 2017 or 2016.

Note 4—Allowance for Loan and Lease Losses and Credit Disclosures

(Table amounts in $000s)

        Detail as to the activity in the allowance for loan and lease losses by segment for the year ended December 31, 2017 and 2016 was as follows:

	Allowance for Loan and Lease Losses
For the year ended December 31, 2017	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Commerical	$171	$0	$894	(909)	$156
Real estate-construction	705	0	0	2,283	2,988
Real estate mortgage 1-4 family	633	(38)	3	(369)	229
Real estate mortgage 5+ family	414	0	0	46	460
Real estate mortgage commercial	2,403	0	277	(1,012)	1,668
Home equity	216	(20)	0	(13)	183
Installment	3	0	2	0	5
Unallocated	1,158	0	0	(26)	1,132

Total	$5,703	$(58)	$1,176	$0	$6,821

	Allowance for Loan and Lease Losses
For the year ended December 31, 2016	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Commerical	$103	$(3)	$303	(232)	$171
Real estate-construction	1,359	0	0	(654)	705
Real estate mortgage 1-4 family	485	(123)	6	265	633
Real estate mortgage 5+ family	214	0	0	200	414
Real estate mortgage commercial	3,074	(688)	483	(466)	2,403
Home equity	170	(213)	1	258	216
Installment	2	(1)	2	0	3
Unallocated	604	0	0	554	1,158

Total	$6,011	$(1,028)	$795	$(75)	$5,703

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 4—Allowance for Loan and Lease Losses and Credit Disclosures (Continued)

(Table amounts in $000s)

        The tables below show the allocation of the allowance for loan and lease losses by segment to loans and leases individually and collectively evaluated for impairment at December 31, 2017 and 2016:

At December 31, 2017	Ending Balance Total Loans and Leases	Loans Individually Evaluated for Impairment	Allowance for Loan Losses Allocated to Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Allowance for Loan Losses Allocated to Loans Collectively Evaluated for Impairment
Commerical	$26,493	$14	$14	$26,479	$142
Real estate-construction	38,661	10,640	2,785	28,021	203
Real estate mortgage 1-4 family	49,717	437	0	49,280	229
Real estate mortgage 5+ family	77,200	144	0	77,056	460
Real estate mortgage commercial	105,488	5,580	548	99,908	1,120
Home equity	8,518	513	50	8,005	133
Installment	1,691	0	0	1,691	5
Unallocated	0	0	0	0	1,132

Balance at December 31, 2017	$307,768	$17,328	$3,397	$290,440	$3,424

At December 31, 2016	Ending Balance Total Loans and Leases	Loans Individually Evaluated for Impairment	Allowance for Loan Losses Allocated to Loans Individually Evaluated for Impairment	Loans Collectively Evaluated for Impairment	Allowance for Loan Losses Allocated to Loans Collectively Evaluated for Impairment
Commerical	$28,179	$0	$0	$28,179	$171
Real estate-construction	26,975	4,098	451	22,877	254
Real estate mortgage 1-4 family	48,593	592	13	48,001	620
Real estate mortgage 5+ family	59,272	156	0	59,116	414
Real estate mortgage commercial	115,514	3,589	338	111,925	2,065
Home equity	10,411	20	0	10,391	216
Installment	949	0	0	949	3
Unallocated	0	0	0	0	1,158

Balance at December 31, 2016	$289,893	$8,455	$802	$281,438	$4,901

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 4—Allowance for Loan and Lease Losses and Credit Disclosures (Continued)

(Table amounts in $000s)

        The tables below show the age analysis of the past due loans and leases by segment and class at December 31, 2017 and 2016:

At December 31, 2017	Current	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or Over Past Due	Total Past Due	Total Loans and Leases	Greater Than 90 Days Past Due Still Accruing
Commerical	$26,493	$0	$0	$0	$0	$26,493	$0
Real estate-construction	31,605	7,056	0	0	7,056	38,661	0
Real estate-mortgage 1-4 family	49,427	246	0	44	290	49,717	44
Real estate-mortgage 5+ family	77,200	0	0	0	0	77,200	0
Real estate-mortgage commercial
Owner occupied	31,804	0	0	180	180	31,984	139
Non-owner occupied	70,261	1,953	0	1,290	3,243	73,504	251
Home equity	8,386	0	0	132	132	8,518	0
Installment	1,688	3	0	0	3	1,691	0

Balance at December 31, 2017	$296,864	$9,258	$0	$1,646	$10,904	$307,768	$434

At December 31, 2016	Current	30 - 59 Days Past Due	60 - 89 Days Past Due	90 Days or Over Past Due	Total Past Due	Total Loans and Leases	Greater Than 90 Days Past Due Still Accruing
Commerical	$28,179	$0	$0	$0	$0	$28,179	$0
Real estate-construction	26,975	0	0	0	0	26,975	0
Real estate-mortgage 1-4 family	47,616	737	0	240	977	48,593	133
Real estate-mortgage 5+ family	59,272	0	0	0	0	59,272	0
Real estate-mortgage commercial
Owner occupied	35,016	170	0	0	170	35,186	0
Non-owner occupied	79,393	0	0	935	935	80,328	0
Home equity	10,216	0	0	195	195	10,411	176
Installment	935	14	0	0	14	949	0

Balance at December 31, 2016	$287,602	$921	$0	$1,370	$2,291	$289,893	$309

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 4—Allowance for Loan and Lease Losses and Credit Disclosures (Continued)

(Table amounts in $000s)

        The Company utilizes a loan rating system as a means of identifying problem and potential problem loans. The tables below show the loan ratings of loans and leases by segment and class at December 31, 2017 and 2016:

At December 31, 2017	Pass	Watch	Substandard	Nonaccrual	Doubtful	Total
Commercial	$26,378	$101	$0	$14	$0	$26,493
Real estate-construction	26,817	2,859	0	8,985	0	38,661
Real estate-mortgage 1-4 family	46,743	2,856	118	0	0	49,717
Real estate-mortgage 5+ family	75,375	1,825	0	0	0	77,200
Real estate-mortgage commercial
Owner occupied	26,765	4,604	575	40	0	31,984
Non-owner occupied	65,235	5,004	272	2,993	0	73,504
Home equity	7,646	359	0	513	0	8,518
Installment	1,689	2	0	0	0	1,691

Balance at December 31, 2017	$276,648	$17,610	$965	$12,545	$0	$307,768

At December 31, 2016	Pass	Watch	Substandard	Nonaccrual	Doubtful	Total
Commercial	$28,067	$112	$0	$0	$0	$28,179
Real estate-construction	15,178	9,868	0	1,929	0	26,975
Real estate-mortgage 1-4 family	43,992	4,373	121	107	0	48,593
Real estate-mortgage 5+ family	48,741	10,375	156	0	0	59,272
Real estate-mortgage commercial
Owner occupied	28,723	5,848	615	0	0	35,186
Non-owner occupied	66,922	12,194	278	934	0	80,328
Home equity	9,896	495	0	20	0	10,411
Installment	942	7	0	0	0	949

Balance at December 31, 2016	$242,461	$43,272	$1,170	$2,990	$0	$289,893

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 4—Allowance for Loan and Lease Losses and Credit Disclosures (Continued)

(Table amounts in $000s)

        Management has defined recorded investment to be the borrower's principal balance less partial charge-offs. The following tables present loans and leases by segment and class individually evaluated for impairment at December 31, 2017 and 2016:

	At December 31, 2017			For the Year 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$0	$0	$0	$10	$0
Real estate-construction	2,988	2,988	0	2,779	54
Real estate-mortgage 1-4 family	437	437	0	452	20
Real estate-mortgage 5+ family	144	144	0	150	10
Real estate-mortgage commercial
Owner occupied	749	749	0	892	39
Non-owner occupied	3,359	3,389	0	1,444	56
Home equity	0	0	0	102	0
Installment	0	0	0	0	0
With an allowance recorded:
Commercial	14	17	14	5	0
Real estate-construction	7,652	7,652	2,785	1,586	20
Real estate-mortgage 1-4 family	0	0	0	6	0
Real estate-mortgage 5+ family	0	0	0	0	0
Real estate-mortgage commercial
Owner occupied	575	575	20	444	33
Non-owner occupied	897	897	528	1,111	0
Home equity	513	530	50	207	0
Installment	0	0	0	0	0
Total:
Commercial	$14	$17	$14	$15	$0
Real estate-construction	10,640	10,640	2,785	4,365	74
Real estate-mortgage 1-4 family	437	437	0	458	20
Real estate-mortgage 5+ family	144	144	0	150	10
Real estate-mortgage commercial
Owner occupied	1,324	1,324	20	1,336	72
Non-owner occupied	4,256	4,286	528	2,555	56
Home equity	513	530	50	309	0
Installment	0	0	0	0	0

Total	$17,328	$17,378	$3,397	$9,188	$232

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 4—Allowance for Loan and Lease Losses and Credit Disclosures (Continued)

(Table amounts in $000s)

	At December 31, 2016			For the Year 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$0	$0	$0	$0	$0
Real estate-construction	2,450	2,450	0	2,741	23
Real estate-mortgage 1-4 family	554	593	0	617	22
Real estate-mortgage 5+ family	156	156	0	189	2
Real estate-mortgage commercial
Owner occupied	736	736	0	748	41
Non-owner occupied	1,176	1,176	0	1,515	46
Home equity	20	149	0	144	0
Installment	0	0	0	0	0
With an allowance recorded:
Commercial	0	0	0	0	0
Real estate-construction	1,648	1,648	451	1,395	63
Real estate-mortgage 1-4 family	38	56	13	83	0
Real estate-mortgage 5+ family	0	0	0	0	0
Real estate-mortgage commercial
Owner occupied	615	615	61	636	36
Non-owner occupied	1,062	1,062	277	1,259	9
Home equity	0	0	0	82	0
Installment	0	0	0	0	0
Total:
Commercial	$0	$0	$0	$0	$0
Real estate-construction	4,098	4,098	451	4,136	86
Real estate-mortgage 1-4 family	592	649	13	700	22
Real estate-mortgage 5+ family	156	156	0	189	2
Real estate-mortgage commercial
Owner occupied	1,351	1,351	61	1,384	77
Non-owner occupied	2,238	2,238	277	2,774	55
Home equity	20	149	0	226	0
Installment	0	0	0	0	0

Total	$8,455	$8,641	$802	$9,409	$242

        There were no loans or leases classified as troubled debt restructurings during 2017 and 2016.

        There were no loans or leases classified as troubled debt restructurings during 2017 or 2016 that subsequently defaulted, with defaulted defined as loans placed on nonaccrual status or 90 days or greater past due and still accruing.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 5—Office Buildings and Equipment

(Table amounts in $000s)

        Office buildings and equipment consisted of the following at December 31, 2017 and 2016:

	2017	2016
Land	$2,571	$2,646
Office buildings and improvements	10,087	10,098
Furniture and equipment	6,270	6,018

Total cost	18,928	18,762
Accumulated depreciation	(10,485)	(10,237)

Net book value	$8,443	$8,525

        Depreciation expense was $618,000 and $541,000 for 2017 and 2016, respectively.

Note 6—Operating Lease

(Table amounts in $000s)

        The Company leases two office facilities under an operating lease agreement. One lease has a term of 3 years and will expire in July 2020, and gives the Company the option to extend for four additional three year periods. The other lease has a term of 10 years and will expire in April 2025. Total rent expense was approximately $81,000 and $120,000 for the years ended December 31, 2017 and 2016, respectively.

        Future minimum commitments under the operating lease at December 31, 2017 are as follows:

2018	$80
2019	80
2020	80
2021	76
2022	76
Thereafter	170

$562

Note 7—Deposits

(Table amounts in $000s)

        At year-end 2017, stated maturities of time deposits were as follows:

2018	$64,789
2019	10,030
2020	2,286
2021	605
2022	806

Total	$78,516

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 7—Deposits (Continued)

(Table amounts in $000s)

        Related parties are directors, stockholders with 5% or more ownership of the Company, and executive officers of the Company or Bank and their related interests. Related party deposits were at the same terms and conditions available to the public at year-end 2017 and 2016 and totaled $755,000 and $595,000, respectively.

        The Company had no brokered deposits at year-end 2017 and 2016.

Note 8—Borrowings

        Securities sold under repurchase agreements totaled $29,012,000 and $25,901,000 at year-end 2017 and 2016, respectively. These repurchase agreements were secured by securities of U.S. government-sponsored entities, mortgage-backed securities and other bonds with a carrying amount of $30,815,000 and $27,757,000 at December 31, 2017 and 2016, respectively.

        Securities sold under agreements to repurchase are financing arrangements and accounted for as secured borrowings that mature within one year. At maturity, the securities underlying the agreements are returned to the Company.

        The Company maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Company had pledged loans of $262,673,000 and $241,911,000 at December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the Company used $89,000,000 and $57,710,000, respectively in letters of credit issued by the FHLB as pledges for public deposits. At December 31, 2017 and 2016, the Company had an additional $75,871,000 and $89,284,000, respectively, unfunded line of credit at the FHLB.

Note 9—Subordinated Debentures

        On September 15, 2005, the Company issued $10.3 million of trust preferred securities through Northern States Statutory Trust I, a consolidated wholly owned grantor trustee, which in turn issued $10.3 million of trust preferred securities. The Company was required to hold $310,000 of the trust preferred securities as Common Securities while the remaining $10.0 million was issued as Capital Securities. The subordinated debentures mature in September 2035. The subordinated debentures at December 31, 2017 carried an interest rate of 3.388% compared with 2.763% at December 31, 2016. The subordinated debentures currently and until maturity bear interest at a rate equal to the sum of the three-month London Interbank Offered Rate (LIBOR) plus 1.80%. The three-month LIBOR used at December 31, 2017 and 2016 was 1.588% and 0.963%, respectively. For the years ended December 31, 2017 and 2016, interest expense on the subordinated debentures was $335,000 and $271,000, respectively.

        The Company has guaranteed the payment of distributions and payments upon liquidation or redemption of the trust preferred securities, in each case to the extent of funds held by the Trust. The Company and the Trust believe that, taken together, the obligations of the Company under the guarantee, the subordinated debentures, and other related agreements provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the trust preferred securities. Subject to certain limitations, the Company has the right to defer the payment of interest on the junior subordinated debentures at any time, or from time to time, for a period not to exceed 20 consecutive quarters.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 9—Subordinated Debentures (Continued)

        In August 2014, the Company notified the trustee that holds the Company's junior subordinated debentures relating to its outstanding trust preferred securities that the Company would be deferring its regularly scheduled quarterly interest payments. At December 31, 2017, the Company had deferred 14 quarterly interest payments and the accrued interest on the subordinated debentures totaled $946,000.

        During the deferral period, the Company may not pay any dividends on its common stock. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption. The subordinated debentures became callable at par beginning on September 15, 2010 at the discretion of the Company if certain conditions are met and, in any event, only after the Company obtains Federal Reserve Bank approval, if required under applicable guidelines or regulations.

Note 10—Income Taxes

(Table amounts in $000s)

        A summary of federal and state income taxes on operations follows:

	2017	2016
Current payable tax	$0	$65
Change in valuation allowance	750	(1,000)
Deferred tax expense (benefit)	(1,087)	399
Revaluation of net deferred tax assets	7,027	0

Provision for income taxes	$6,690	$(536)

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 10—Income Taxes (Continued)

(Table amounts in $000s)

        The components of deferred tax assets and liabilities at December 31, 2017 and 2016, are as follows:

	2017	2016
Deferred tax assets:
Allowance for loan and lease losses	$2,423	$2,872
Deferred compensation and directors' fees	74	101
Net operating loss carry forward for state income tax purposes	4,571	3,083
Net operating loss carry forward for federal income tax purposes	10,050	16,011
Alternative minimum tax credit carry forward	335	328
Low-income housing limited partnership credit carry forward	426	426
Restricted stock units	119	0
Basis difference in other real estate owned	888	2,355
Deferred loan fees	57	0
Unrealized loss on securities available for sale	91	180
Other items	37	0

Gross deferred tax assets	19,071	25,356
Deferred tax liabilities:
Depreciation	(335)	(413)
Federal Home Loan Bank stock dividends	(39)	(101)
Deferred loan fees	0	(35)
Basis difference in acquired assets	(252)	(346)
Other items	(2)	(25)

Gross deferred tax liabilities	(628)	(920)

Valuation allowance	(2,750)	(2,000)

Net deferred tax asset	$15,693	$22,436

        On December 22, 2017, the Tax Cuts and Jobs Act (the "Act") was signed into law. Among other changes, the Act reduces the corporate federal income tax rate from 34% to 21% effective January 1, 2018. As a result of these changes made by the Act, the Company made the determination to revalue its net deferred tax asset, as deferred tax assets and liabilities are to be measured using enacted rates expected to apply in years in which the deferred tax assets and liabilities are expected to be recovered or settled. The revaluation of the deferred tax assets and liabilities are adjusted through income tax expense in the year the changes in tax laws are enacted. The revaluation of the net deferred tax asset resulted in additional income tax expense of $7.0 million for 2017.

        As of December 31, 2017 and December 31, 2016, the net deferred tax asset, prior to any valuation allowance, was $18.4 million and $24.4 million, respectively. The realization of the DTA is assessed and a valuation allowance is recorded if it is "more likely than not" that all or a portion of the DTA will not be realized. The determination of the realizability of the DTA is highly subjective and dependent upon management's evaluation and judgement of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies and assessments of the current and future economic and business conditions. All available evidence, both positive and negative, is considered to

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 10—Income Taxes (Continued)

(Table amounts in $000s)

determine whether, based on the weight of that evidence, a valuation allowance against the net deferred tax asset is required.

        During 2017, based on the Company's periodic assessment of all of the positive and negative evidence regarding the deferred tax asset position, it was determined that it is more likely than not that the Company will be able to realize a portion of the state deferred tax asset, with the exception of $2.8 million pertaining to certain multi state loss carryforwards, including Illinois and Wisconsin, and some Federal tax credits. The Company re-valued such valuation allowance based on the change in Federal tax rate from 34% to 21% and the change in the Illinois tax rate from 7.75% to 9.5% during 2017.

        In 2017, the Company had an accumulated net operating loss for state income tax purposes of approximately $59.8 million for Illinois and $1.1 million for Wisconsin, which will be carried forward to reduce future taxable income. The net operating loss carried forward will begin to expire in 2018 for Illinois and in 2025 for Wisconsin if not utilized.

        In 2017, the Company had an accumulated net operating loss for federal income tax purposes of approximately $47.9 million, which will be carried forward to reduce future taxable income. The net operating loss carried forward will begin to expire in 2029 if not utilized.

        In 2017, the Company had a low-income housing investments tax credit carryforward of $426,000 for federal income tax purposes. This credit will begin to expire in 2026 if not utilized.

        In 2017, the Company had an alternative minimum tax credit carryforward of $335,000 for federal income tax purposes. There is no statutory expiration date for this credit.

        The reason the provision for income taxes differs from that computed at the statutory federal corporate tax rates is summarized as follows:

	2017	2016
Income tax calculated at statutory rate (34%)	$105	$546
Add (subtract) tax effect of:
Tax-exempt income, net of disallowed interest expense	(31)	(35)
State income tax, net of federal tax benefit	19	82
Tax credits from low income housing investments	(116)	(114)
Change in valuation allowance	750	(1,000)
Tax reform deferred tax revaluation	7,027	0
Other items, net	(1,064)	(15)

Provision for income taxes	$6,690	$(536)

        Prior to being merged with the Bank, the former subsidiary, First Federal Bank, fsb (the "Thrift") qualified under provisions of the Internal Revenue Code which permitted it to deduct from taxable income a provision for bad debts, which differed from the provision charged to income in the consolidated financial statements. Tax legislation passed in 1996 requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience. Retained earnings at December 31, 2017, include approximately $3,269,000 for which no provision for federal income taxes has been made. If, in the future, this portion of retained earnings is used for any purpose other than to

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 10—Income Taxes (Continued)

(Table amounts in $000s)

absorb bad debt losses, federal income taxes would be imposed at the then-prevailing rates resulting in approximately $1,269,000 of deferred tax liability.

        At year-end 2017, management reviewed whether it had any material contingent liabilities associated with uncertain tax positions and determined that it had none.

Note 11—Capital Matters

(Table amounts in $000s)

        At the Company's annual meeting of stockholders held on May 21, 2015, the stockholders approved the 2015 Equity Incentive Plan (the "Plan"). The goal of the Plan is to promote the Company's long-term financial success, increase stockholder value, and enhance the Company's ability to attract and retain employees and directors. The Plan authorizes the issuance of up to 6,000,000 shares of the Company's common stock in connection with incentive compensation awards.

        In December 2016, 3,000,000 shares of restricted stock were issued pursuant to the Plan at a fair value of $0.70 per share. Of the shares issued in 2016, 1,200,000 vested immediately upon issuance with 600,000 shares vested in 2017. The remaining 1,200,000 shares were to vest during 2018 through 2020. In 2017, the Company, with the agreement of the recipients, changed the vesting schedule in that the remaining 1,200,000 shares vest upon a change in control. A change in control is where a company or group of individuals in concert take ownership of over 50% of the Company's outstanding voting stock. A change of control can also occur if, within a 12-month period, a majority of the members of the Board of Directors cease to be Board members unless the new director was approved by a vote of the majority of the Board. In October 2017, 2,050,000 shares of restricted stock were issued pursuant to the Plan at a fair value of $0.83 per share. These shares vest upon a change in control.

        Upon vesting, the Company may repurchase shares from employees to pay taxes related to the vesting of restricted shares, as disclosed in the Consolidated Statement of Stockholders' Equity. At year-end 2017, 950,000 shares were available for issuance under the plan.

        The following table summarizes the activity of restricted stock awards for the years ended December 31, 2017 and 2016:

	Weighted Average Grant Date Fair Value	Stock Award Shares
Unvested—January 1, 2016	$0	0
Granted	2,100	3,000,000
Vested	840	1,200,000

Unvested—December 31, 2016	$1,260	1,800,000

Unvested—January 1, 2017	$1,260	1,800,000
Granted	1,702	2,050,000
Vested	420	600,000

Unvested—December 31, 2017	$2,542	3,250,000

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 11—Capital Matters (Continued)

(Table amounts in $000s)

        The total compensation cost charged to income under the Plan for 2017 and 2016 was $420,000 and $840,000, respectively. As of December 31, 2017, there was $2,542,000 in unrecognized compensation costs related to unvested restricted stock awards which is expected to be recognized upon a change in control.

        Restricted stock awarded is subject to restrictions on sale, transfer, or assignment for the duration of the vesting period. Holders of restricted stock generally may forfeit ownership of all or a portion of their awards if employment is terminated before the end of the vesting period.

Note 12—Regulatory Matters

(Table amounts in $000s)

        NorStates Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors, and the regulators can change classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

        The prompt corrective action regulations provide five statutory classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required for the Bank to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

        On March 17, 2011, the Company and the Federal Reserve Bank entered into a Written Agreement. Pursuant to the Written Agreement, among other things, the Company has agreed to: (I) serve as a source of strength to the Bank; (ii) abstain from paying any dividends, redeeming any stock or incurring any debt without Federal Reserve approval; (iii) adopt a capital plan; (iv) provide the Federal Reserve with cash flow projections on a quarterly basis; (v) notify the Federal Reserve of the proposed addition of any individual to the Board of Directors or the employment of any individual as a senior executive officer of the Company before such addition or employment becomes effective; and (vi) provide progress reports to the Federal Reserve concerning the Company's compliance with the Written Agreement. On January 22, 2016 the Written Agreement was terminated.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 12—Regulatory Matters (Continued)

(Table amounts in $000s)

        Actual capital levels and minimum statutory required levels for the Bank were as follows at December 31, 2017 and 2016:

	Actual		To Be Adequately Capitalized by Regulatory Definition		To Be Well Capitalized Capitalized by Regulatory Definition
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2017
Tier I Leverage Ratio	$50,968	10.25%	$19,887	4.00%	$24,859	5.00%
(to average assets)
Common EquityTier I Capital	$50,968	15.98%	$14,351	4.50%	$20,729	6.50%
(to risk weighted assets)
Tier I Capital	$50,968	15.98%	$19,135	6.00%	$25,513	8.00%
(to risk weighted assets)
Total Capital	$55,016	17.25%	$25,513	8.00%	$31,892	10.00%
(to risk weighted assets)

	Actual		To Be Adequately Capitalized by Regulatory Definition		To Be Well Capitalized Capitalized by Regulatory Definition
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2016
Tier I Leverage Ratio	$51,617	10.60%	$19,485	4.00%	$24,357	5.00%
(to average assets)
Common EquityTier I Capital	$51,617	16.15%	$14,382	4.50%	$20,774	6.50%
(to risk weighted assets)
Tier I Capital	$51,617	16.15%	$19,176	6.00%	$25,568	8.00%
(to risk weighted assets)
Total Capital	$55,747	17.44%	$25,568	8.00%	$31,960	10.00%
(to risk weighted assets)

Note 13—Commitments, Off-Balance-Sheet Risk, and Contingencies

(Table amounts in $000s)

        There are various contingent liabilities that are not reflected in the consolidated financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on financial condition or results of operations.

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 13—Commitments, Off-Balance-Sheet Risk, and Contingencies (Continued)

(Table amounts in $000s)

        At year-end 2017 and 2016, reserves of $9,729,000 and $9,042,000, respectively, were required as deposits with the Federal Reserve or as cash on hand. At year-end 2017 and 2016, the Company earned interest on its deposits at the Federal Reserve at a rate of 1.50% and 0.75%, respectively.

        Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the consolidated financial statements.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the commitment does not necessarily represent future cash requirements. Standby letters of credit and financial guarantees are conditional commitments to guarantee a customer's performance to a third party.

        The same credit policies are used for commitments and conditional obligations as are used for loans.

        A summary of the notional or contractual amounts of financial instruments with off-balance-sheet risk at year end was as follows:

	2017	2016
Unused lines of credit and committments to make loans:
Fixed rate	$9,899	$6,825
Variable rate	28,184	23,133

Total	$38,083	$29,958

Standby letters of credit	$638	$2,320

        Commitments to make loans at a fixed rate have interest rates ranging primarily from 3.50% to 5.50% at December 31, 2017.

        Commitments to make loans to related parties totaled $104,000 and $102,000 at December 31, 2017 and 2016, respectively, and were at the same terms and conditions available to other borrowers. At year-end 2017, there were no commitments to make loans to impaired borrowers.

Note 14—Fair Value Measurement

(Table amounts in $000s)

        The following methods and assumptions were used to estimate fair values for financial instruments. Securities' fair values are based on quoted market prices or, if no quotes are available, fair value is estimated using quoted market prices for similar securities or a specific analysis of the financial condition of the securities issuer. For loans, leases, deposits, securities sold under repurchase agreements, and fixed rate FHLB advances, the fair value is estimated by discounted cash flow analysis using market rates for the estimated life and credit risk. Fair values for impaired loans are estimated

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 14—Fair Value Measurement (Continued)

(Table amounts in $000s)

using discounted cash flow analyses or underlying collateral values, where applicable. The fair value of off-balance-sheet items is based on the fees or cost that would currently be charged to enter or terminate such arrangements and the amount is not considered material by management. Fair value for cash and cash equivalents, accrued interest receivable, advances from borrowers for taxes and insurance and accrued interest payable are estimated at carrying value. The estimated fair value for Federal Home Loan Bank stock is equal to the carrying value based on the restricted nature of the stock.

        In general, fair values determined by Level 1 inputs use a quoted price in active markets for identical securities that the Company had the ability to access.

        Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar securities in active markets and other input such as interest rates and yield curves that are observable at commonly quoted intervals.

        Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity.

        In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest input that is significant to the valuation. The Company's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each financial instrument.

        The estimated year-end fair values of financial instruments were as follows:

December 31, 2017	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$63,385	$63,385
Interest-bearing deposits in financial institutions—maturities of 90 days or more	28,492	28,492
Securities available for sale	50,570	50,570
Securities held to maturity	12,714	12,808
Loans and leases, net	300,627	298,554
Federal Home Loan Bank stock	492	492
Accrued interest receivable	1,224	1,224
Financial liabilities:
Deposits	$(398,646)	$(397,898)
Securities sold under repurchase agreements	(29,012)	(28,826)
Subordinated debentures	(10,310)	(7,905)
Advances from borrowers for taxes and insurance	(2,897)	(2,897)
Accrued interest payable	(1,127)	(1,127)

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 14—Fair Value Measurement (Continued)

(Table amounts in $000s)

December 31, 2016	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$45,731	$45,731
Interest-bearing deposits in financial institutions—maturities of 90 days or more	29,233	29,233
Securities available for sale	63,180	63,180
Securities held to maturity	12,996	13,082
Loans and leases, net	283,891	282,776
Federal Home Loan Bank stock	931	931
Accrued interest receivable	1,247	1,247
Financial liabilities:
Deposits	$(390,810)	$(390,427)
Securities sold under repurchase agreements	(25,901)	(25,823)
Subordinated debentures	(10,310)	(7,364)
Advances from borrowers for taxes and insurance	(1,902)	(1,902)
Accrued interest payable	(748)	(748)

        The tables below show information regarding the Company's securities that were measured at fair value on a recurring basis at year-end 2017 and 2016 and the valuation techniques used by the Company to determine fair values.

Securities Available for Sale

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2017
U.S. government-sponsored entities	$29,561	$0	$29,561	$0
Mortgage-backed securities	12,958	0	12,958	0
Other bonds	3,997	0	3,997	0
Equity securities	4,054	4,054	0	0

At December 31, 2017	$50,570	$4,054	$46,516	$0

December 31, 2016
U.S. government-sponsored entities	$34,765	$0	$34,765	$0
Mortgage-backed securities	20,369	0	20,369	0
Other bonds	3,992	0	3,992	0
Equity securities	4,054	4,054	0	0

At December 31, 2016	$63,180	$4,054	$59,126	$0

Northern States Financial Corporation

Notes to the Consolidated Financial Statements (Continued)

Note 14—Fair Value Measurement (Continued)

(Table amounts in $000s)

        The Company also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets are held to maturity loans or other real estate owned that are considered impaired per accounting principles. The Company has estimated the fair value of these impaired assets using Level 3 inputs, specifically discounted cash flow projections or fair value of collateral less costs to sell.

        During 2017 and 2016, the Company recorded adjustments to certain collateral dependent loans that were measured for impairment in accordance with accounting guidelines. Such amounts are generally based on the estimated underlying collateral values less estimated costs to sell that support these loans.

Impaired Loans

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
At December 31, 2017	$6,254	$0	$0	$6,254

At December 31, 2016	$2,395	$0	$0	$2,395

        During 2017 and 2016, the Company recorded adjustments to certain properties carried as other real estate owned that were measured for impairment in accordance with accounting guidelines. Such amounts are generally based on the estimated underlying fair values of the properties less estimated costs to sell. In cases where the carrying values of the properties exceed the estimated fair values of the properties less estimated costs, an impairment loss was recognized.

Impaired Other Real Estate Owned

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
At December 31, 2017	$2,039	$0	$0	$2,039

At December 31, 2016	$10,236	$0	$0	$10,236

APPENDIX A

AGREEMENT AND PLAN OF MERGER

        between

FIRST MIDWEST BANCORP, INC.

        and

NORTHERN STATES FINANCIAL CORPORATION

        Dated as of June 6, 2018

A-i

A-ii

        This AGREEMENT AND PLAN OF MERGER is dated as of June 6, 2018 (this "Agreement"), between Northern States Financial Corporation, a Delaware corporation (the "Company"), and First Midwest Bancorp, Inc., a Delaware corporation ("Parent").

RECITALS

        A.    The Proposed Transaction.     Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which the Company will merge with and into Parent (the "Merger"). Parent will be the surviving corporation in the Merger (the "Surviving Corporation"). It is the intention of Parent that, following the Merger, NorStates Bank, a wholly-owned Subsidiary of the Company ("Company Bank Sub"), will merge with and into First Midwest Bank, a wholly-owned Subsidiary of Parent ("Parent Bank Sub"), with Parent Bank Sub being the surviving bank (the "Bank Merger").

        B.    Board Determinations.     The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders, and, therefore, have approved this Agreement, the Merger and the other transactions contemplated hereby.

        C.    Intended Tax Treatment.     The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code") (the "Intended Tax Treatment"). The parties intend that this Agreement be and hereby is adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

        D.    Common Voting Agreements.     As an inducement to and condition of Parent's willingness to enter into this Agreement, certain stockholders of the Company, listed on Annex 1-A hereto, are concurrently entering into voting agreements, the form of which is attached hereto as Annex 1-B (the "Common Voting Agreements"), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.

        E.    Non-Competition Agreements.     As an inducement to and condition of Parent's willingness to enter into this Agreement, each of the stockholders, directors and executive officers of the Company listed on Annex 2-A is concurrently entering into a confidentiality, non-solicitation and non-competition agreement, the form of which is attached hereto as Annex 2-B (the "Non-Competition Agreements"), pursuant to which, among other things, such persons are prohibited from competing with the business conducted by the Company and its Subsidiaries.

        NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company and Parent agree as follows:

ARTICLE 1

Definitions; Interpretation

        1.1    Definitions.     This Agreement uses the following definitions:

        "Acquisition Proposal" means (1) a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

        "Acquisition Transaction" means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly-owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than fifteen percent (15%) of the business, assets or deposits of that person or any of its Subsidiaries or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than fifteen percent (15%) of the voting power of that person or any of its Subsidiaries or more than fifteen percent (15%) of the outstanding securities of any class or series of any securities of that person or any of its Subsidiaries.

        "Affiliate" means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with"), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person.

        "Average Parent Stock Price" means the per share volume weighted average price of the Parent Common Stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, for the twenty (20) consecutive Nasdaq trading days ending on and including the Determination Date as found on Bloomberg page FMBI US<equity>VWAP (or its equivalent successor page if such page is not available) or, if such volume weighted average price is unavailable, the market price of one share of Parent Common Stock during such period determined, using a volume weighted average method, by Sandler O'Neill & Partners, L.P. and reasonably agreed to by Company FA.

        "Bank Merger Act" means the Bank Merger Act of 1960.

        "Benefit Arrangement" means, with respect to the Company or Parent, each of the following under which any of its current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has any present or future liability: each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement or any other plan, agreement, understanding or arrangement (with respect to any of the preceding, whether or not subject to ERISA).

        "BHC Act" means the Bank Holding Company Act of 1956.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act.

        "Company Board" means the board of directors of the Company.

        "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

        "Company Rights Plan" means the Rights Agreement and Tax Benefits Preservation Plan, dated as of April 3, 2014, between the Company and American Stock Transfer & Trust Company, LLC.

        "Company Severance Policy" means, with respect to the Company and its Subsidiaries, the Company Transition Period Severance Plan, adopted January 16, 2018, and any other similar broad-based severance plan or policy.

        "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

        "Company Stock Plan" means the Company 2015 Equity Incentive Plan.

        "Confidentiality Agreement" means the confidentiality agreement between Parent and the Company (acting through Company FA), dated November 21, 2017.

        "Constituent Documents" means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

        "Contract" means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.

        "Conversion" means the conversion of the processing, reporting, payment and other operating systems from those of Company Bank Sub to those of Parent Bank Sub.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Determination Date" means the fifth (5th) Nasdaq trading day immediately preceding (but not including) the Closing Date.

        "Dissenting Common Shares" means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised appraisal, dissenters or similar rights under applicable Law.

        "Environmental Laws" means all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, or protection of human health, safety or the environment.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Excluded Common Shares" means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company's treasury.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Fully Diluted Number" means the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time (for the avoidance of doubt including all Dissenting Common Shares and all shares of Restricted Company Common Stock, whether vested or unvested).

        "GAAP" means United States generally accepted accounting principles consistently applied.

        "Governmental Authority" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, any law enforcement agency, including any Office of Inspector General or Special Inspector General, or any industry self-regulatory authority.

        "Hazardous Materials" means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead and any other substance regulated under or which may give rise to liability under any Environmental Law.

        "Identified OREO Properties" means the OREO properties identified on Section 1.1(a) of the Parent Disclosure Schedule.

        "Intangible Assets" means any asset that is considered an intangible asset under GAAP, including goodwill and any other identifiable intangible asset recorded in accordance with GAAP.

        "Intellectual Property" means all (i) trademarks, service marks, brand names, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) Trade Secrets; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property or proprietary rights.

        "IRS" means the Internal Revenue Service.

        "IT Assets" means the Company's and its Subsidiaries' computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Knowledge" means, with respect to: (i) the Company, (A) those facts, events, circumstances and other matters actually known to Scott Yelvington, Chief Executive Officer of the Company, Randall Sara, Chief Financial Officer of the Company, Matthew Tilton, Chief Lending Officer of the Company, Patricia Christian, Chief Credit Officer and Chief Operations Officer of the Company or Greg Gersack, Director of the Company; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer, Chief Financial Officer, Chief Lending Officer, Chief Credit Officer, Chief Operations Officer or Director identified above could reasonably be expected to know or be aware of given each individual's position and responsibilities at the Company and Company Bank Sub after making reasonable inquiry, and (ii) Parent, (A) those facts, events, circumstances and other matters actually known to the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent could reasonably be expected to know or be aware of given each individual's position and responsibilities at Parent and Parent Bank Sub after making reasonable inquiry.

        "Law" means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.

        "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest.

        "Material Adverse Effect" means, with respect to the Company or Parent, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (a) is or is reasonably likely to be material and adverse to the capital, condition (financial or otherwise), results of operations, business or prospects of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein) the impact of (1) changes in banking and other Laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) changes in

GAAP or regulatory accounting requirements applicable to banking services organizations generally, (3) changes in prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (4) any failure to meet internally prepared forecasts or projections or externally prepared forecasts or projections with respect to Parent only, but the effects of the underlying causes of any such failure to meet forecasts or projections shall not be so excluded, and (5) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby; or (b) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        "Minimum Tangible Common Equity" means Fifty-Three Million One Hundred Thousand Dollars ($53,100,000).

        "Mortgage Loans" means any and all Extensions of Credit secured by one (1) to four (4) family residential properties, mixed use properties (but only to the extent subject to the United States Department of Housing and Urban Development's 203(k) program), loans secured by interests in cooperatives, condominium units and units in planned unit developments owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries, including any Real Property acquired in connection with the default of any mortgage loan.

        "Nasdaq" means The Nasdaq Stock Market.

        "OREO Disposal Condition" means the final sale or disposition (and financing, if applicable) of all of the Identified OREO Properties in compliance with and upon the terms and conditions set forth on Section 1.1(b) of the Parent Disclosure Schedule.

        "Parent Common Stock" means the common stock, par value $.01 per share, of Parent.

        "Parent Performance Share Awards" means all outstanding performance share awards in respect of shares of Parent Common Stock.

        "Parent Preferred Stock" means the preferred stock, without par value, of Parent.

        "Parent Restricted Stock Awards" means all outstanding awards of restricted Parent Common Stock.

        "Parent Restricted Stock Unit Awards" means all outstanding restricted stock unit awards in respect of shares of Parent Common Stock.

        "Parent Stock" means, collectively, the Parent Common Stock and the Parent Preferred Stock.

        "Parent Stock Options" means all outstanding and unexercised employee and director options to purchase Parent Common Stock.

        "Parent Stock Plans" means the Parent Omnibus Stock and Incentive Plan, as amended, and the Parent Amended and Restated Non-Employee Directors Stock Plan, as amended.

        "Plan Rights" means the Rights that were authorized to be issued pursuant to and defined in the Company Rights Plan.

        "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Parent, information disclosed in the Parent SEC Filings (disregarding risk factor disclosures contained under the heading "Risk Factors" or disclosure of risks set forth in any "forward-looking statements" disclaimer).

        "Registered" means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

        "Representatives" means, with respect to any person, such person's directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

        "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, or in, such first person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Significant Subsidiary" and "Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

        "Superior Proposal" means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of Company FA, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of "Superior Proposal", the references to "more than fifteen percent (15%)" in the definition of Acquisition Proposal shall be deemed to be references to "fifty percent (50%) or more".

        "Tangible Common Equity" means the Company's consolidated total common stockholders' equity calculated in accordance with GAAP on a basis consistent with the Company Financial Statements, minus preferred equity and minus Intangible Assets; provided, however, that (a) for purposes of calculating Tangible Common Equity, any amount required to be accrued hereunder and any unpaid Transaction Expense shall be considered a liability of the Company irrespective of whether such amount or such Transaction Expense is required under GAAP to be accrued or recorded as a liability of the Company and shall reduce Tangible Common Equity for purposes of this Agreement; and (b) the calculation of Tangible Common Equity for purposes of this Agreement shall disregard and not include (i) gains on sales of securities after March 31, 2018, (ii) any amount reported in, or required to be reported in, accumulated other comprehensive income in the Company Financial Statements in accordance with GAAP, (iii) actual or accrued Transaction Expenses up to a total of Seven Million Five Hundred Thousand Dollars ($7,500,000), (iv) any reduction to the book value (but not below zero) of the Identified OREO Properties as a result of the sale or disposition of the Identified OREO Properties in accordance with the terms and conditions set forth on Section 1.1(b) of the Parent Disclosure Schedule, (v) any impairment, specific reserve or reduction to the book value (but not below zero) of the loan or the resulting OREO property from the foreclosure or other resolution of such loan set forth on Section 1.1(c) of the Parent Disclosure Schedule, and (vi) all severance payments made or required to be made pursuant to any Benefit Arrangement or other Contract disclosed on Section 1.1(a) of the Company Disclosure Schedule.

        "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

        "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

        "Trade Secrets" means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

        "Transaction Expense" means any cost, fee or expense paid or incurred at any time either directly or indirectly by the Company or any of its Subsidiaries (or by their stockholders or other holders of equity interests, directors, officers, employees or agents, to the extent such expenses are payable by the Company or any of its Subsidiaries) in connection with, relating to, arising out of or resulting from this Agreement, the Merger, the Bank Merger or any other transaction contemplated by this Agreement or the negotiation, preparation or consummation thereof, including (a) the costs, fees and expenses of attorneys, agents, investment bankers, financial advisors (including Company FA), accountants, consultants and other advisors, (b) all change-in-control payments, stay bonuses or other amounts or benefits payable to directors, officers, or other employees of the Company or any of its Subsidiaries or to any other person as a result of the consummation of any of the transactions contemplated hereby, including the Merger and the Bank Merger, (c) all payments made or required to be made in connection with the termination of the data processing Contracts set forth in Section 1.1(b) of the Company Disclosure Schedule, assuming a termination of such Contracts on the Closing Date, but excluding all other fees and payments made or required to be made in connection with the Conversion, and (d) any other cost, fee, amount or expense identified or otherwise described as a Transaction Expense herein.

        1.2    Additional Definitions.     Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
"After Acquired Real Property"	Section 6.15(a)
"Agreement"	Preamble
"Bank Merger"	Recitals
"Bank Merger Agreement"	Section 2.6
"Bank Merger Surviving Bank"	Section 2.6
"Burdensome Condition"	Section 6.3(c)(2)
"Certificate of Merger"	Section 2.2
"Closing"	Section 2.2
"Closing Date"	Section 2.2
"Closing Tangible Common Equity"	Section 3.8(b)
"Code"	Recitals
"Common Voting Agreements"	Recitals
"Company"	Preamble
"Company 401(k) Plan"	Section 6.12(a)(1)
"Company Bank Sub"	Recitals
"Company FA"	Section 5.2(i)
"Company Fairness Opinion"	Section 5.2(i)
"Company Financial Statements"	Section 5.2(j)
"Company Meeting"	Section 6.2
"Company Preferred Stock"	Section 5.2(b)(1)
"Conversion Project Manager"	Section 6.13
"Costs"	Section 6.11(a)
"Covered Employees"	Section 6.12(c)
"Current Premium"	Section 6.11(c)

Term	Section
"Deferred Compensation Arrangement"	Section 6.12(d)
"Disclosure Schedule"	Section 5.1
"Effective Time"	Section 2.2
"Environmental Consultant"	Section 6.15(a)
"ERISA Affiliate"	Section 5.2(t)(3)
"Estimated Closing Balance Sheet"	Section 3.8(a)
"Exchange Agent"	Section 3.3(a)
"Exchange Fund"	Section 3.3(a)
"Extensions of Credit"	Section 5.2(y)(1)
"Fee"	Section 8.3(a)
"Fee Termination Date"	Section 8.3(b)
"Fee Triggering Event"	Section 8.3(a)
"Final Closing Balance Sheet"	Section 3.8(b)
"Indemnified Party"	Section 6.11(a)
"Independent Arbitrator"	Section 3.8(c)
"Intended Tax Treatment"	Recitals
"Interest Rate Instruments"	Section 5.2(aa)
"Material Contracts"	Section 5.2(v)(1)
"Merger"	Recitals
"New Certificates"	Section 3.3(a)
"Non-Competition Agreements"	Recitals
"Old Certificates"	Section 3.3(a)
"OREO"	Section 6.14(a)
"Outside Date"	Section 8.1(e)
"Parent"	Preamble
"Parent Bank Sub"	Recitals
"Parent SEC Filings"	Section 5.3(i)(1)
"Parent Financial Statements"	Section 5.3(i)(1)
"Pension Plan"	Section 5.2(t)(2)
"Permitted Assignee"	Section 9.13
"Per Common Share Consideration"	Section 3.1(a)(2)
"Phase I"	Section 6.15(a)
"Phase II"	Section 6.15(b)
"Proxy Statement"	Section 6.5(a)
"Real Property"	Section 5.2(u)(2)
"Real Property Adjustment Amount"	Section 6.15(e)
"Registration Statement"	Section 6.5(a)
"Remediation Estimate"	Section 6.15(c)
"Remediation Estimate Amount"	Section 6.15(c)
"Required Third-Party Consents"	Section 5.2(f)
"Requisite Regulatory Approvals"	Section 6.3(a)
"Restricted Company Common Stock"	Section 3.2(a)
"Scheduled Intellectual Property"	Section 5.2(p)(1)
"Supplemental Disclosure Schedule"	Section 6.1(c)
"Survey"	Section 6.14(a)
"Surviving Corporation"	Recitals
"Takeover Laws"	Section 5.2(h)
"Title Commitment"	Section 6.14(a)
"Title Company"	Section 6.14(a)
"Title Defect Amount"	Section 6.14(c)

Term	Section
"Title Defect Conditions"	Section 6.14(c)
"Title Notice"	Section 6.14(b)
"Title Review Period"	Section 6.14(b)
"Top-up Period"	Section 8.2(b)
"Vining Sparks"	Section 5.2(i)

        1.3    Interpretation.

          (a)   In this Agreement, except as the context may otherwise require, references:

            (1)   to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;

            (2)   to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

            (3)   to the "transactions contemplated hereby" include the transactions provided for in this Agreement, the Common Voting Agreements and the Non-Competition Agreements, including the Merger, the Bank Merger and any acts required under any of the Common Voting Agreements and the Non-Competition Agreements;

            (4)   to any agreement (including this Agreement), Contract, lease, or Law are to the agreement, Contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or Contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;

            (5)   to any statute include any rules and regulations promulgated under the statute;

            (6)   to any Governmental Authority include any successor to that Governmental Authority;

            (7)   to any gender include the other gender; and

            (8)   to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.

          (b)   The words "hereby", "herein", "hereof", "hereunder" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

          (c)   The words "include", "includes" and "including" are to be deemed followed by the words "without limitation."

          (d)   The word "party" is to be deemed to refer to the Company or Parent.

          (e)   The word "person" is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.

          (f)    The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

          (g)   This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

          (h)   No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.

          (i)    The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

          (j)    The terms "Dollars" and "$" mean U.S. Dollars.

          (k)   If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.

          (l)    The words "business day" are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by Law or other governmental action to be closed.

          (m)  In computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including" and the words "to," "until" and "ending on" (and the like) mean "to and including."

          (n)   References to "past practices" of the Company or any Subsidiary of the Company means an action that is consistent in nature, scope and magnitude with the past practices of such person within the previous three (3) years.

ARTICLE 2

The Merger

        2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Parent at the Effective Time. At the Effective Time, the separate existence of the Company will terminate. Parent will be the Surviving Corporation in the Merger and will continue its existence under the Laws of the State of Delaware.

        2.2    Closing.     The closing of the Merger (the "Closing") will take place in the Chicago, Illinois offices of Chapman and Cutler LLP at a time and on a business day (the "Closing Date") designated by Parent with at least fifteen (15) days prior written notice to the Company, which date shall be reasonably acceptable to the Company; provided that, unless the parties otherwise agree in writing, the Closing Date shall be no later than thirty (30) days (or, if fewer than thirty (30) days remain prior to the Outside Date, such fewer number of days) after the satisfaction or waiver of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions. The parties hereto shall cause a certificate of merger with respect to the Merger ("Certificate of Merger") to be drafted and executed prior to the Closing Date and filed on the Closing Date, all in accordance with the applicable provisions of the DGCL. The time on the Closing Date at which the Merger becomes effective is referred to herein as the "Effective Time." Once the Closing Date has been designated by Parent, the parties may agree in writing to another Closing Date.

        2.3    Effects of the Merger; Liabilities of the Company.     The Merger will have the effects prescribed by applicable Law, including the DGCL.

        2.4    Name of Surviving Corporation.     The name of the Surviving Corporation as of the Effective Time will be the name of Parent.

        2.5    Certificate of Incorporation and By-Laws of the Surviving Corporation.     The Restated Certificate of Incorporation of Parent, as amended, as in effect immediately before the Effective Time, will be the certificate of incorporation of the Surviving Corporation as of the Effective Time. The Amended and Restated By-Laws of Parent, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

        2.6    The Bank Merger.     The Company and Parent will cooperate and use their commercially reasonable efforts to effect the Bank Merger and the Conversion immediately following the Effective Time, or at such later time as Parent may determine. Such cooperation shall include the approval of and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 3 hereto (the "Bank Merger Agreement") and the filing by Parent or Parent Bank Sub of all applications for all regulatory approvals required to give effect thereto. At the effective time of the Bank Merger, the separate existence of Company Bank Sub will terminate. Parent Bank Sub will be the surviving bank in the Bank Merger (the "Bank Merger Surviving Bank") and will continue its existence under the Laws of the State of Illinois. The Charter of Parent Bank Sub will be the charter of the Bank Merger Surviving Bank. The By-Laws of Parent Bank Sub will be the by-laws of the Bank Merger Surviving Bank. The shares of Company Bank Sub shall be cancelled in connection with the Bank Merger, and the shares of the Bank Merger Surviving Bank shall remain outstanding and not be affected thereby.

ARTICLE 3

Effect on Stock

        3.1    Effect on Stock.    At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:

          (a)    Company Common Stock.

            (1)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares but including outstanding shares of Restricted Company Common Stock, will be converted into and constitute the right to receive a fraction of a fully paid and non-assessable share of Parent Common Stock (the "Exchange Ratio") determined as follows:

              (A)  If the OREO Disposal Condition is satisfied prior to the Determination Date, the Exchange Ratio shall be determined as follows:

        (i)
        if the Average Parent Stock Price is greater than Twenty-Six Dollars and Forty-Nine Cents ($26.49), the Exchange Ratio shall equal the quotient, rounded down to the nearest fourth (4th) decimal place, of 0.9775 divided by the Average Parent Stock Price;

        (ii)
        if the Average Parent Stock Price is greater than or equal to Twenty-Two Dollars and Eighty-Six Cents ($22.86) and equal to or less than Twenty-Six Dollars and Forty-Nine Cents ($26.49), the Exchange Ratio shall equal 0.0369;

        (iii)
        if the Average Parent Stock Price is equal to or greater than Twenty Dollars and Thirty-One Cents ($20.31) and less than Twenty-Two Dollars and Eighty-Six Cents ($22.86), the Exchange Ratio shall equal the quotient, rounded down to the nearest fourth (4th) decimal place, of 0.8435 divided by the Average Parent Stock Price; or

        (iv)
        if the Average Parent Stock Price is less than Twenty Dollars and Thirty-One Cents ($20.31), subject to Section 8.2(b) hereof, the Exchange Ratio shall equal 0.0415.

              (B)  If the OREO Disposal Condition is not satisfied prior to the Determination Date, the Exchange Ratio shall be determined as follows:

        (i)
        if the Average Parent Stock Price is greater than Twenty-Six Dollars and Forty-Nine Cents ($26.49), the Exchange Ratio shall equal the quotient, rounded down to the nearest fourth (4th) decimal place, of 0.9642 divided by the Average Parent Stock Price;

        (ii)
        if the Average Parent Stock Price is greater than or equal to Twenty-Two Dollars and Eighty-Six Cents ($22.86) and equal to or less than Twenty-Six Dollars and Forty-Nine Cents ($26.49), the Exchange Ratio shall equal 0.0364;

        (iii)
        if the Average Parent Stock Price is equal to or greater than Twenty Dollars and Thirty-One Cents ($20.31) and less than Twenty-Two Dollars and Eighty-Six Cents ($22.86), the Exchange Ratio shall equal the quotient, rounded down to the nearest fourth (4th) decimal place, of 0.8321 divided by the Average Parent Stock Price; or

        (iv)
        if the Average Parent Stock Price is less than Twenty Dollars and Thirty-One Cents ($20.31), subject to Section 8.2(b) hereof, the Exchange Ratio shall equal 0.0410.

            (2)   The Exchange Ratio shall be subject to adjustment pursuant to the terms of this Agreement, including Section 6.15(d), and such adjusted Exchange Ratio shall be rounded down to the nearest fifth (5th) decimal place. The fraction of a share of Parent Common Stock into which each share of Company Common Stock will be converted into by application of the Exchange Ratio, as adjusted pursuant to the terms of this Agreement, pursuant to this Section 3.1 is sometimes referred to herein as the "Per Common Share Consideration."

            (3)   Shares of Company Common Stock, including Restricted Company Common Stock, outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of such shares of Company Common Stock, including shares of Restricted Company Common Stock, will cease to be, and will have no rights as, stockholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.

          (b)    Parent Stock.    Each share of Parent Stock outstanding immediately prior to the Effective Time will remain outstanding.

        3.2    Restricted Company Common Stock.

          (a)   At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award ("Restricted Company Common Stock") pursuant to the Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, accelerate in full and shall only entitle the holder thereof to the right to receive, without interest, the Per Common Share Consideration, less applicable Taxes required to be withheld with respect to such payment.

          (b)   At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of this Section 3.2. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Restricted Company Common Stock.

        3.3    Exchange Agent.

          (a)   At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates or shares represented in book entry form formerly representing shares of Company Common Stock (collectively, the "Old Certificates"), (1) certificates or, at Parent's option, evidence of shares in book entry form ("New Certificates"), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount of cash equal to the aggregate cash payable to holders of Company Common Stock pursuant to this Agreement (the "Exchange Fund"). It is understood by the parties that the provisions in this Agreement relating to Old Certificates will be interpreted in a manner that appropriately accounts for shares represented in book entry form.

          (b)   As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent or, in the case of book entry shares, upon adherence to the procedures set forth in the letter of transmittal) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3. No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that (1) the Old Certificates are properly endorsed or accompanied by an appropriate instrument of transfer, as applicable, (2) the person requesting the exchange pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate and (3) the person requesting the exchange establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

          (c)   No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by Law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement, but beginning sixty (60) days after the Effective Time, at Parent's election, no such holder shall be entitled to vote on any matter until such holder surrenders such Old Certificate for exchange as provided in Section 3.3(b).

          (d)   Parent and the Exchange Agent shall be entitled to rely upon the Company's stock transfer books to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (e)   The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made by the Surviving Corporation or the Exchange Agent. If any holder of an Old Certificate requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.

        3.4    Fractional Shares.     Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent; instead, Parent will pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Parent Common Stock by the per share volume weighted average price of the Parent Common Stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the Closing Date as found on Bloomberg page FMBI US<equity>VWAP (or its equivalent successor page if such page is not available).

        3.5    Lost, Stolen or Destroyed Certificates.     In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.

        3.6    Anti-Dilution Adjustments.     If prior to the Effective Time Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Exchange Ratio will be adjusted proportionately to account for such change. If, in accordance with the provisions of this

Agreement, prior to the Effective Time the Company changes (or the board of directors of the Company sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Company Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Exchange Ratio will be adjusted proportionately to account for such change.

        3.7    Dissenters' Rights.     Notwithstanding anything to the contrary in this Agreement, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the DGCL. The holder of any Dissenting Common Share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect thereto. Parent shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares and all such notices and other communications shall be reasonably satisfactory to Parent. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices at Parent's cost and expense. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Parent will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.

        3.8    Tangible Common Equity Calculation.

          (a)   Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Parent an estimated consolidated balance sheet of the Company, as of the expected Closing Date (the "Estimated Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements and (2) include a calculation of Tangible Common Equity as of the expected Closing Date. The Estimated Closing Balance Sheet shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that (i) the Estimated Closing Balance Sheet was prepared in good faith based on all available information at such time and fairly presents the consolidated financial position of Company as estimated as of the expected Closing Date in accordance with GAAP on a basis consistent with the Company Financial Statements and (ii) the calculation of Tangible Common Equity as of the expected Closing Date contained therein was prepared in accordance with, and includes, excludes, disregards and is reduced by all amounts required to be included, excluded, disregarded or reduced by, the definition of Tangible Common Equity in this Agreement.

          (b)   After delivery of the Estimated Closing Balance Sheet, the parties shall work together in good faith, which in the case of the Company shall include providing Parent with such documentation and information in its possession or control as Parent shall reasonably request, to agree on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the "Final Closing Balance Sheet"), which shall (1) be prepared in good faith based on all available information at such time and in accordance with GAAP on a basis consistent with the Company Financial Statements and (2) include an updated calculation of Tangible Common Equity as estimated as of the expected Closing Date ("Closing Tangible Common Equity"). The Final Closing Balance Sheet, and the calculation of the Closing Tangible Common Equity contained therein, agreed to between the parties shall become final and binding upon the parties.

          (c)   If, no later than the day before the expected Closing Date, the parties are unable to agree upon a Final Closing Balance Sheet, the parties shall promptly submit any items over which a disagreement remains to a recognized national or regional independent accounting firm mutually acceptable to the parties, which will act as arbitrator to resolve the remaining disputed items (the "Independent Arbitrator") and the Closing Date shall be postponed. The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Closing Balance Sheet confirming the correct Closing Tangible Common Equity (as determined in accordance with this Agreement), as of a new expected Closing Date determined by the parties, within ten (10) business days following engagement. The parties will cooperate fully with, and furnish such information as may be requested to, the Independent Arbitrator. The Final Closing Balance Sheet issued by the Independent Arbitrator, as well as the amount of Closing Tangible Common Equity set forth therein, will be final and binding on the parties. Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that (1) the fees and expenses of the Independent Arbitrator shall be borne by the Company and Parent in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and Parent, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator, and (2) all after-tax costs, fees and expenses to be borne by the Company shall be deducted from the final Closing Tangible Common Equity.

ARTICLE 4

Conduct of Business Pending the Merger

        4.1    Forbearances of the Company.     The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date hereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and stockholders.

          (b)    Operations.    Enter into any new line of business or change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices, except as required by applicable Law or policies imposed by any Governmental Authority, or close, sell, consolidate or relocate (or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.

          (c)    Products.    Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.

          (d)    Brokered Deposits.    Other than in the ordinary course of business consistent with past practices, book any "brokered deposits", as such term is defined in 12 CFR 337.6, as amended.

          (e)    Securities Portfolio.    Other than in the ordinary course of business consistent with past practices, purchase any securities other than short-term securities issued by the United States Department of the Treasury or any United States government agency.

          (f)    Capital Expenditures.    Other than in the ordinary course of business consistent with past practice, make any capital expenditures in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate.

          (g)    Material Contracts.    Terminate, enter into, amend, modify (including by way of interpretation), extend or renew any Material Contract.

          (h)    Extensions of Credit and Interest Rate Instruments.    Make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Extension of Credit: (1) involving a total credit relationship of more than Two Million Dollars ($2,000,000) with any single borrower and its affiliates, (2) involving a total credit relationship of more than One Million Dollars ($1,000,000) but less than Two Million Dollars ($2,000,000) with any single borrower and its affiliates without first consulting Parent (which consultation shall not require Parent's consent or approval), or (3) other than in compliance with Previously Disclosed credit policies and procedures; or enter into, renew or amend any Interest Rate Instrument.

          (i)    Capital Stock.    Except for the issuance of Company Common Stock pursuant to the Restricted Company Common Stock, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock.

          (j)    Equity Grants.    Grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity based awards or interests, or grant any person any right to acquire any shares of its capital stock.

          (k)    Dividends, Distributions, Repurchases.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for cash dividends by Company Bank Sub to the Company as needed by the Company to fund the Company's working capital requirements for operations and expenses) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock.

          (l)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, whether individually or taken as a whole.

          (m)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the loans, securities, real property, equity, vehicles, other assets, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly-owned Subsidiary of the Company.

          (n)    Constituent Documents.    Amend any of its Constituent Documents (or similar governing documents).

          (o)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.

          (p)    Tax Matters.    Make, change or revoke any material Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice, or take any action that is reasonably likely to have a materially adverse impact on the Tax position of the Company, or, after the Merger, on the Tax position of the Surviving Corporation.

          (q)    Claims.    Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of Twenty-Five Thousand Dollars ($25,000) and that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.

          (r)    Compensation; Employment Agreements.    (1) Terminate, enter into, amend, modify (including by way of interpretation), extend or renew any employment, officer, consulting, severance, noncompetition, nonsolicitation, change-in-control, retention, stay bonus or similar contract, agreement or arrangement, or grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any current or former director, officer, employee or consultant, except in each case (A) to pay prorated annual bonuses properly accrued in the ordinary course of business consistent with past practice and the bonuses paid for fiscal year 2017, (B) to pay stay bonuses to employees of the Company and its Subsidiaries as set forth in Section 4.1(r) of the Company Disclosure Schedule, or (C) as required by applicable Law or this Agreement; (2) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $150,000; or (3) terminate the employment of any executive officer other than for cause.

          (s)    Benefit Arrangements.    (1) Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or increase any benefits under any Benefit Arrangement, (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions) payment, exercisability or funding of or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, or (3) add any new participants to any Benefit Arrangement, except (A) to pay stay bonuses to employees of the Company and its Subsidiaries as set forth in Section 4.1(r) of the Company Disclosure Schedule, (B) to add individuals as participants to any existing Benefit Arrangement maintained by the Company that is a tax-qualified retirement, health or welfare benefit plan who become eligible for participation under such plan in the ordinary course of business under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement. Nothing within this Section 4.1(s) shall prevent the Company from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement that has not been Previously Disclosed.

          (t)    Communication.    Make any written or oral communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.

          (u)    Business Premises.    (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law or reasonably necessary to ensure satisfaction of Section 4.1(u)(2) below, or (2) fail to maintain its business premises or other assets in substantially the same condition as of the date hereof.

          (v)    OREO.    Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Parent (which consultation shall not require Parent's consent or approval).

          (w)    Indebtedness.    Other than in the ordinary course of business consistent with past practices, incur, renew or extend the maturity of any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries) that cannot be prepaid at any time without penalty, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).

          (x)    Merger, Reorganization, Dissolution.    Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.

          (y)    Adverse Actions.    Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being satisfied in a timely manner, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.

          (z)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE 5

Representations and Warranties

        5.1    Disclosure Schedules.     Before entering into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Disclosure Schedule shall only be deemed to modify the section or subsection of this Agreement to which it corresponds in number and any other section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

        5.2    Representations and Warranties of the Company.     The Company hereby represents and warrants to Parent as follows:

          (a)    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has Previously Disclosed and made available to Parent a complete and correct copy of the Company's Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.

          (b)    Company Securities.

            (1)   The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $0.40 par value per share ("Company Preferred Stock"). 92,302,244 shares of Company Common Stock and no shares of Company Preferred Stock are outstanding, which includes all outstanding shares of Restricted Company Common Stock. 3,300,000 of shares of Restricted Company Common Stock are outstanding. The Company holds 401,844 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and, except as set forth in Section 5.2(b)(1) of the Company Disclosure Schedule, are not subject to preemptive rights (and were not issued in violation of any preemptive rights), and the shares of Restricted Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and, except as set forth in Section 5.2(b)(1) of the Company Disclosure Schedule, are not subject to preemptive rights (and were not issued in violation of any preemptive rights). All of the rights, terms, preferences, restrictions or other provisions, including any antitakeover provisions, applicable to the Company Stock are set forth in the Constituent Documents of the Company or the applicable provisions of the DGCL. The Company does not have any Rights issued or outstanding, any shares of Company Stock reserved for issuance, or any commitment or agreement that obligates the Company to authorize, issue or sell any Company Stock or any Rights. Except as set forth in Section 5.2(b)(1) of the Company Disclosure Schedule, the Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock or Rights. Section 5.2(b)(1) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of the name of each holder of record of Company Common Stock, including Restricted Company Common Stock, and the number of shares held of record by each such person.

            (2)   There are no voting trusts, proxies, stockholder agreements or other agreements or understandings with respect to the voting of shares of Company Stock other than the Common Voting Agreements.

            (3)   The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations that the Company or any of its Subsidiaries has issued as of the date hereof, which list includes a description of the terms and conditions of such bonds, debentures, notes or other debt obligations, including the terms and conditions under which such bonds, debentures, notes or other debt obligations may be redeemed by it or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.

            (4)   No Plan Rights have ever become exercisable under the Company Rights Plan. No shares of Company Stock have been issued pursuant to the Company Rights Plan or the exercise of any Plan Rights. The Plan Rights issued under the Company Rights Plan expired and terminated on April 3, 2017, in accordance with the Company Right Plan. Neither the Company nor any other person has any further rights or obligations under or pursuant to the Company Rights Plan.

          (c)    Subsidiaries and Equity Holdings.

            (1)   The Company has Previously Disclosed a list of its Subsidiaries, the type of business entity of each such Subsidiary and each such Subsidiary's state of incorporation or organization. The Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of all Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. The Company Bank Sub is an Illinois state chartered bank duly organized, validly existing and in good standing under the Laws of the State of Illinois. The Company Bank Sub is not a member of the Federal Reserve System. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly-owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company's Subsidiaries (other than to the Company or one of its wholly-owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company's or any of its Subsidiaries rights to vote or dispose of any equity securities of any of the Company's Subsidiaries. Each of the Company's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act.

            (2)   Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of such Subsidiary's organization and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary's assets or property or the conduct of such Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has Previously Disclosed and made available to Parent a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company's Subsidiaries, and such Constituent Documents are in full force and effect.

            (3)   The Company has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold for its account as of the date hereof.

          (d)    Power.    The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company's Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement and the transactions contemplated hereby, this Agreement, the Merger, the Bank Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate (or comparable) action on the part of the Company and each of its Subsidiaries. This Agreement is the Company's valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles). All actions taken by the Company Board in connection with this Agreement have been approved unanimously at a meeting where all members were present and voting on such actions. The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved, has adopted resolutions approving and recommending to the Company's stockholders approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger, the Bank Merger and the other transactions contemplated hereby. The board of directors of Company Bank Sub, acting at a meeting where all of its members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority or, except as Previously Disclosed, any third party (such required third-party consents, the "Required Third-Party Consents") in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Bank Merger except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices to the FDIC, and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the stockholder approval described in Section 5.2(e) and other approvals Previously Disclosed, (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filing of the Certificate of Merger with respect to the Merger and articles of merger with respect to the Bank Merger, and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, the Company's execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company's Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

          (h)    Takeover Laws and Provisions.    This Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby are exempt from, and are not affected by, the requirements of Section 203 of the DGCL and the provisions of any applicable "moratorium", "control share", "fair price", "affiliate transaction", "business combination" Laws or other applicable antitakeover Laws and regulations of any state (collectively, "Takeover Laws").

          (i)    Financial Advisors.    None of the Company, its Subsidiaries or any of the Company's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained FIG Partners LLC, a registered broker-dealer ("Company FA"), as its financial advisor, and Vining Sparks IBG, LP, a registered broker-dealer ("Vining Sparks") as its financial advisor for purposes of rendering a fairness opinion. Complete and correct copies of the Company's arrangements with each of Company FA and Vining Sparks have been Previously Disclosed. As of the date hereof, the Company has received a written opinion of Vining Sparks, issued to the Company, to the effect that the Per Common Share Consideration is fair from a financial point of view to holders of Company Common Stock (the "Company Fairness Opinion").

          (j)    Financial Reports and Regulatory Filings.

            (1)   The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of Plante & Moran, PLLC, its independent auditor) for the years ended December 31, 2014, 2015, 2016 and 2017 and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders' equity as of and for the three-month period ended March 31, 2018; it will provide Parent when available with similar customary audited year-end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter and any partial quarter period prior to Closing (all of the foregoing audited and unaudited financial statements referred to collectively as the "Company Financial Statements"). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presented or will fairly present in all material respects the Company's financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders' equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presented or will fairly present, in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments.

            (2)   The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and has identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

            (3)   Since January 1, 2015, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (k)    Absence of Certain Changes; Conduct of Business.    All liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2017, and since such date (1) other than in the ordinary and usual course of business consistent with past practice, the Company and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice, (3) neither the Company nor any of its Subsidiaries has taken any of the actions referenced in Section 4.1, except as set forth in Section 5.2(k) of the Company Disclosure Schedule, and (4) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (l)    Litigation.    Except as set forth in Section 5.2(l) of the Company Disclosure Schedule, there is no action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries (and the Company is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any notice of violation, judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries (or in the process of being issued).

          (m)    Compliance with Laws.    The Company and each of its Subsidiaries:

            (1)   conducts and at all times since January 1, 2015 has conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;

            (2)   currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; and

            (4)   has not received, since January 1, 2015, written notification from a Governmental Authority (A) asserting that it is not in compliance with any Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, whether individually or taken as a whole.

          (n)    Regulatory Matters.    Neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries. Except as Previously Disclosed, since January 1, 2008, neither the Company nor any of its Subsidiaries has been subject to any investigation by any Governmental Authority or received any notice, subpoena, request or other documentation in connection with any such investigation.

          (o)    Books and Records, Internal Controls and Policies and Procedures.

            (1)   The Company's books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.

            (2)   The Company's stock transfer books, true and complete copies of which have been made available to Parent, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock as of the date hereof.

            (3)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

            (4)   The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2015, been in compliance with such policies, practices and procedures in all material respects.

          (p)    Intellectual Property.

            (1)   The Company has Previously Disclosed all Registered and/or material Intellectual Property owned by it or any of its Subsidiaries (collectively, the "Scheduled Intellectual Property"). The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and, to the Company's Knowledge, valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company's use thereof or its rights thereto. The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the Company's or any of its Subsidiaries' business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the Company's Knowledge, the Company and its Subsidiaries do not and have not in the past three (3) years infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party. To the Company's Knowledge, consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent or Parent's Subsidiaries. To the Company's Knowledge, no person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property right or other Intellectual Property right owned by the Company or one of its Subsidiaries.

            (2)   The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary.

            (3)   To the Company's Knowledge, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company's Knowledge, IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Company's Knowledge, no person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices. To the Company's Knowledge, the Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries take reasonable measures, which are adequate to comply with all applicable Law and its contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

          (q)    Taxes.    (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly, timely and accurately filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (2) all Taxes that are required to be paid by or with respect to the Company or any of its Subsidiaries have been paid in full, (3) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns referred to in clause (1) have been paid in full or otherwise finally resolved, (4) no issues have been raised by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (5) to the Company's Knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns of the Company or its Subsidiaries or Tax matters, (6) all Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper taxing authority in a timely manner, to the extent due and payable, (7) the Company and its Subsidiaries have complied with all information reporting (and related withholding) requirements, and (8) except as Previously Disclosed, no extensions or waivers of statutes of limitation have been given by or requested with respect to any of the Company or any of its Subsidiaries. The Company has made provision in accordance with GAAP, in the Company Financial Statements, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements. No Liens for Taxes exist with respect to any of the Company's assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP, nor, to the Company's Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets or properties. Neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries). No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the two (2) year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b). Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger from qualifying for the Intended Tax Treatment.

          (r)    Environmental Matters.

            (1)   Except as set forth in Section 5.2(r) of the Company Disclosure Schedule, the operations and Real Property of the Company and each of its Subsidiaries are and have been in material compliance with applicable Environmental Laws;

            (2)   The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses, and permits required under Environmental Laws required in connection with the ownership and occupancy of the Real Property and the operation of their respective businesses as presently conducted;

            (3)   Except as set forth in Section 5.2(r) of the Company Disclosure Schedule, there are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company's Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency, or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company's Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;

            (4)   The Company has not received any written claim or notice from any private person alleging liability under any Environmental Law;

            (5)   Except as set forth in Section 5.2(r) of the Company Disclosure Schedule, there are no agreements, orders, judgments, decrees or settlements enforceable against the Company, any of its Subsidiaries or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligation under or relating to any Environmental Law;

            (6)   Except as set forth in Section 5.2(r) of the Company Disclosure Schedule, to the Knowledge of the Company, there are and have been no Hazardous Materials, underground or above ground storage tanks, abandoned pipelines, surface impoundments, lagoons, disposal areas or other conditions present at or released from any Real Property currently or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has liability under Environmental Laws given the commercial use of the Real Property;

            (7)   Except as set forth in Section 5.2(r) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no past, present or reasonably anticipated future remediations, cleanups, events, conditions, circumstances, practices, plans, agreements or legal requirements that could reasonably be expected to give rise to material obligations or liabilities of the Company or any of its Subsidiaries under any Environmental Law; and

            (8)   The Company has delivered to Parent copies of all material environmental reports, studies, assessments, sampling data and memoranda in its possession relating to the Company or its Subsidiaries or any of their current or former properties or activities.

          (s)    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company's Knowledge, threatened, nor has there been since January 1, 2015, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company or any of its Subsidiaries. Since January 1, 2015, to the Knowledge of the Company there has been no activity involving the Company or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.

          (t)    Benefit Arrangements.

            (1)   The Company has Previously Disclosed a complete and correct list of all of its Benefit Arrangements. The Company has made available to Parent complete and correct copies of all Benefit Arrangements and related documents, including any trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, a written description of such Benefit Arrangement if not set forth in a written document, the most recently prepared actuarial report, all material correspondence to or from any Governmental Authority in the last three years with respect to any Benefit Arrangement, and, with respect to any "employee benefit plans" within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all amendments thereto, the most recent IRS determination or opinion letter, and the most recent annual report on Form 5500 or 990 series and all schedules and financial statements attached thereto. The Company has Previously Disclosed a complete list of all employees of the Company or its Subsidiaries who may receive retention, annual or other incentive or other bonus payments or severance payments or change-in-control payments, whether pursuant to a severance policy or otherwise, the amount of any such payments and the terms and conditions, including any plan, program or agreement, upon which such payments may become payable.

            (2)   All of the Company's Benefit Arrangements, including loans to officers, employees, directors and other service providers, other than "multiemployer plans" within the meaning of

    Section 3(37) of ERISA ("Multiemployer Plans"), are in compliance in all material respects with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable Laws, including all federal, state and local securities and banking laws and regulations. Each of the Company's Benefit Arrangements subject to ERISA that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each of the Company's Benefit Arrangements that is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received or applied for an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the Company's Knowledge, threatened, litigation relating to the Company's Benefit Arrangements. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA in an amount that would be material.

            (3)   Neither the Company nor any entity that is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") contributes to or has contributed (or had any obligation of any sort) within the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

            (4)   Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under any Multiemployer Plan in the last six (6) years. No Benefit Arrangement is a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

            (5)   All contributions required to be made under the terms of any of the Company's Benefit Arrangements have been timely made and all obligations in respect of each of the Company's Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements in all material respects.

            (6)   Neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Either the Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. The Company and its ERISA Affiliates have complied with and are in compliance in all material respects with the requirements of COBRA.

            (7)   There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit

    Arrangement that would materially increase the expense of maintaining such Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year. Except as Previously Disclosed, neither the Company's execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor stockholder approval of the transactions contemplated hereby, either alone or in combination with another event, could (A) limit or restrict the Company's right, or, following the consummation of the transactions contemplated hereby, Parent's right, to administer, merge or amend in any respect or terminate any of the Benefit Arrangements, (B) entitle any of the Company's employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither the Company nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Each Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code.

            (8)   Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Benefit Arrangement or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

            (9)   All Benefit Arrangements maintained or sponsored by the Company since January 1, 2000 which have been terminated were properly terminated in material compliance with all applicable Laws and the terms of such Benefit Arrangements and neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Benefit Arrangements.

          (u)    Property.

            (1)   Except as Previously Disclosed, the Company has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a "security entitlement" (as defined in the Uniform Commercial Code) in, or, in the case of leased property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by the Company or any of its Subsidiaries, except for immaterial defects that do not materially detract from or reduce the value or use of the property, and such property and assets are not subject to any Liens except warehousemen's, carriers' or similar Liens arising in the ordinary course of business consistent with past practice. No other person has any interest in any mineral, mining, oil or gas rights to produce or share in the production of anything related thereto, relating to any real property owned by the Company or its Subsidiaries.

            (2)   The Company has Previously Disclosed and made available to Parent (i) a complete and accurate list of the real property owned or leased by the Company and its Subsidiaries

    (the "Real Property") as of the date hereof; (ii) a complete and accurate list of all Real Property owned or leased by the Company or any of its Subsidiaries since January 1, 2018, other than Real Property owned or leased by the Company or one of its Subsidiaries as of the date hereof; and (iii) complete and accurate copies of all material lease documents including leases, amendments, addendums, exhibits, letter agreements and similar documents relating to Real Property leased by the Company and its Subsidiaries as of the date hereof. Neither the Company nor any of its Subsidiaries owns any residential Real Property as of the date hereof.

          (v)    Material Contracts.

            (1)   The Company has Previously Disclosed and made available to Parent complete and correct copies of the following Contracts ("Material Contracts") to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the Company's or any of its Subsidiaries' respective assets or properties may be subject as of the date hereof:

              (A)  any lease of real or material personal property;

              (B)  any partnership, limited liability company, joint venture or other similar agreement or arrangement;

              (C)  any Contract relating to the acquisition, sale or other disposition of any person, business, or operations (whether by merger, sale of stock, sale of assets or otherwise) that was entered into on or after January 1, 2012 or as to which the Company or any of its Subsidiaries has ongoing material obligations or could be subject to any material liabilities;

              (D)  any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of Fifty Thousand Dollars ($50,000) or more, or (ii) aggregate payments of One Hundred Thousand Dollars ($100,000) or more;

              (E)  any Contract that creates future payment obligations in excess of One Hundred Thousand Dollars ($100,000) in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;

              (F)  any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries;

              (G)  any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

              (H)  any Contract, other than this Agreement, that requires the Company or any of its Subsidiaries to disclose confidential information or to indemnify or hold harmless any person;

              (I)   any Contract, other than this Agreement, with (i) any Affiliate of the Company, (ii) any current or former director, officer, employee, consultant or stockholder of the Company or any Affiliate, or (iii) any "associate" or member of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clause (i) or (ii) of this paragraph;

              (J)   any Contract with a Governmental Authority;

              (K)  any other Contract not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations; and

              (L)  any agreement or other commitment of the Company or any of its Subsidiaries (i) relating to the sale of any trust, advisory, agency, custodial or other corporate fiduciary accounts or business of the Company or any of its Subsidiaries or (ii) with or to any person who acquired or purchased any trust, advisory, agency, custodial or other corporate fiduciary accounts or business from the Company or any of its Subsidiaries.

            (2)   Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company's Knowledge, the counterparty or counterparties thereto; is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles); and is in full force and effect. Except as provided in Section 5.2(v)(2) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.

            (3)   To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been fully accrued for in the books and records of the Company.

          (w)    Material Interests of Certain Persons.    No officer or director of the Company or any of its Subsidiaries, or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of the Company or any of its Subsidiaries.

          (x)    Insurance Coverage.    The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for all normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company has Previously Disclosed a complete and correct list of each Contract representing such coverage as of the date hereof.

          (y)    Extensions of Credit.

            (1)   Each loan, revolving credit facility, letter of credit, lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, "Extensions of Credit") made or entered into by the Company or one of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Laws. Except as set forth in Section 5.2(y)(1) of the Company Disclosure Schedule, each Extension of Credit was originated by the Company or one of its Subsidiaries and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company's and its Subsidiaries' Previously Disclosed policies and procedures, a list of which is included in Section 5.2(y)(1) of the Company Disclosure Schedule and copies of which have been made available to the Parent, and (C) compliance with all applicable Laws. Each Extension of Credit, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement. Neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Extension of Credit. The Company has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it or any Governmental Authority as "Special Mention", "Substandard", "Loss", "Classified", "Criticized", "Watch", "Past Due", "Doubtful" or words of similar import as of March 31, 2018, and all Extensions of Credit have been properly classified and risk rated by the Company and its Subsidiaries based on the past practices and policies of the Company and its Subsidiaries and in accordance with applicable Laws.

            (2)   The provisions for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and its Subsidiaries and in accordance with the requirements of GAAP and are adequate thereunder.

            (3)   The Company has made available to Parent true and correct copies of the Extension of Credit files related to each individual Extension of Credit, note, borrowing arrangement and other commitment for credit relationships with a customer commitment greater than or equal to Ten Thousand Dollars ($10,000), in the case of consumer customers (as defined in the Company's loan files), and greater than or equal to Fifty Thousand Dollars ($50,000), in the case of all other customers, between the Company or any of its Subsidiaries, on the one hand, and a single third party obligor, on the other hand, as of March 31, 2018, a list of which has been made available to Parent.

            (4)   The Company has made available to Parent spreadsheets containing information regarding all loans, notes, borrowing arrangements and other commitments for credit relationships by the Company or any of its Subsidiaries as of the date hereof, which information is accurate and complete in all material respects as of the date hereof.

            (5)   None of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Extensions of Credit or pools of, or participations in, Extensions of Credit contains any obligation to repurchase or reacquire part or all of such Extensions of Credit, any collateral related thereto or such pools or participations, and all loans or pools of, or participations in, loans sold by the Company or any of its Subsidiaries have been sold without recourse.

          (z)    Interest Rate Risk Management Instruments.    All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, "Interest Rate Instruments"), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company's Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has Previously Disclosed a complete and correct list of all Interest Rate Instruments as of the date hereof.

          (aa)    Sufficiency of Assets.    The Company and each of its Subsidiaries owns good and marketable title to, or has the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company's and each of its Subsidiaries', as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.

          (bb)    Collateralized Debt Obligations.    All collateralized debt obligations owned by the Company and its Subsidiaries satisfy all conditions contained in 12 C.F.R. § 44.16 and 12 C.F.R. § 248.16, as applicable, necessary to permit the Company and its Subsidiaries to continue holding such collateralized debt obligations in accordance with applicable Law. Upon completion of the transactions contemplated hereby, Parent and its Subsidiaries will satisfy all conditions contained in 12 C.F.R. § 248.16 necessary to permit the Company and its Subsidiaries to continue holding such collateralized debt obligations in accordance with applicable Law.

          (cc)    Mortgage Banking Activities.    All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. Except as provided in Section 5.2(cc) of the Company Disclosure Schedule, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to, repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries have been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.

          (dd)    Trust Business.    Neither the Company nor any of its Subsidiaries has since October 17, 2012 administered any account for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

          (ee)    Disclosure.    No representation or warranty by the Company herein, in its Disclosure Schedules or in any certificate, exhibit or document furnished or to be furnished by it pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. Prior to the date of this Agreement, the Company has caused to be delivered to Parent, via e-mail, physical copy, or an internet "data room," all agreements, documents or other instruments set forth or referenced in the Disclosure Schedules, and all such agreements, documents, instruments and other information so delivered are accurate and complete. No notification given by the Company pursuant to Section 6.1(b) or Section 6.1(c) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or herein, in the light of the circumstances in which they were made, not misleading.

        5.3    Representations and Warranties of Parent.     Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

          (a)    Organization, Standing and Authority.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (b)    Parent Stock.    As of the date hereof, the authorized capital stock of Parent consists of Two Hundred Fifty Million (250,000,000) shares of Parent Common Stock and One Million (1,000,000) shares of Parent Preferred Stock. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement, other definitive acquisition agreements entered into prior to the date of this Agreement and Parent Restricted Stock Awards, Parent Restricted Stock Unit Awards, Parent Stock Options and Parent Performance Share Awards, in each case, issued as of the date hereof, and the Parent Stock Plans, as of the date hereof, Parent does not have any Rights issued or outstanding, any shares of Parent Stock reserved for issuance, or any commitment to authorize, issue or sell any Parent Stock or any Rights. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

          (c)    Significant Subsidiaries.    (1) Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of Parent's Significant Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Parent's Significant Subsidiaries (other than to Parent or one of its wholly-owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound that relate to Parent's or any of its Significant Subsidiaries' rights to vote or dispose of any equity securities of any of Parent's Significant Subsidiaries. Each of Parent's Significant Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the Federal Deposit Insurance Act. (2) Each of Parent's Significant Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary's business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (d)    Power.    Parent and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Parent and each of its Subsidiaries has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e)    Authority.    Parent has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Parent's Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of Parent as holder of all outstanding shares of common stock issued by Parent Bank Sub, this Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent and each of its Subsidiaries. This Agreement is Parent's valid and legally binding obligation, enforceable in accordance with its terms. No vote of the holders of Parent securities is required to authorize and issue the aggregate Per Common Share Consideration or to consummate any of the other transactions contemplated in this Agreement.

          (f)    Consents and Approvals.    No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by Parent of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices to the FDIC and the applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (3) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (4) the filing of the Certificate of Merger with respect to the Merger and the articles of merger with respect to the Bank Merger, and (5) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.

          (g)    No Defaults.    Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, Parent's execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Parent's Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries is bound or affected, or to which Parent or any of its Subsidiaries or Parent's or any of its Subsidiaries' respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.

          (h)    Financial Advisors.    None of Parent, its Subsidiaries or any of Parent's or any of its Subsidiaries' directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Sandler O'Neill & Partners, L.P. as its financial advisor.

          (i)    Financial Reports and Regulatory Filings.

            (1)   Parent's Annual Reports on Form 10-K for the years ended December 31, 2016, and 2017, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2017, under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the "Parent SEC Filings") with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) (the "Parent Financial Statements") fairly presents or will fairly present in all material respects Parent's financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders' equity and cash flows in the Parent SEC Filings (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Parent Financial Statements for the quarter ended March 31, 2018 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements and the absence of notes to such Company Financial Statements.

            (2)   Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent's ability to record, process, summarize and report financial data and has identified for Parent's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls.

            (3)   Since January 1, 2015, Parent and each of its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.

          (j)    Absence of Certain Changes.    Since January 1, 2017, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Parent.

          (k)    Litigation.    There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to Parent's Knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries (or in the process of being issued), except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

          (l)    Compliance with Laws.    Parent and each of its Subsidiaries:

            (1)   conducts its business in all respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent;

            (2)   currently has a rating of "Satisfactory" or better under the Community Reinvestment Act of 1977;

            (3)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Parent, no suspensions or cancellations are threatened, except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent;

            (4)   has not received, since January 1, 2015, written notification from a Governmental Authority (A) asserting that it is not in compliance with any Law that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent; and

            (5)   is in substantial compliance with all applicable Nasdaq listing and corporate governance standards.

          (m)    Regulatory Matters.    As of the date hereof, neither Parent nor any of its Subsidiaries is subject to, or has been advised that Parent or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Parent or any of its Subsidiaries.

          (n)    Available Funds.    Parent has or will have available to it funds and shares of Parent Common Stock necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.

          (o)    Ownership of Company Common Stock.    Except for shares of Company Common Stock that Parent or any of its Subsidiaries may hold as an executor, trustee, agent, guardian, fiduciary or in a similar capacity for another person, neither Parent nor any of its Subsidiaries is the record owner or "beneficial owner", as such term is used in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, of any shares of Company Common Stock as of immediately prior to the execution and delivery of this Agreement.

ARTICLE 6

Covenants

        6.1    Commercially Reasonable Efforts.

          (a)   Subject to the terms and conditions of this Agreement, the Company, and Parent will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things, necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

          (b)   The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.

          (c)   From time to time on or prior to the Closing Date, each party shall promptly, after it becomes aware, supplement any of its representations and warranties contained in this Agreement relating to the period after the date hereof by delivering a supplemental Disclosure Schedule ("Supplemental Disclosure Schedule") to the other party with respect to any matter hereafter arising which would render any such representation or warranty after the date of this Agreement inaccurate or incomplete in any material respect. The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Parent contained in this Agreement or be considered Previously Disclosed unless it is accepted in writing by the other party.

        6.2    Stockholder Approval.    As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its stockholders this Agreement, the Merger and any other matters required to be approved or adopted by such stockholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance of that obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the "Company Meeting") as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of this Agreement, the Merger and any such other matters. The Company and the Company Board, as applicable, will use its reasonable best efforts to obtain from the Company's stockholders a vote approving this Agreement, the Merger and any such other matters, including soliciting proxies through the Proxy Statement in accordance with applicable Law, recommending that the Company's stockholders vote in favor of this Agreement, the Merger and the other transactions contemplated hereby and, if requested by Parent, causing the Company Fairness Opinion to be updated, at Parent's sole cost and expense, as of the date that the proxy materials are first distributed to the stockholders of the Company. The Company shall provide Parent with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to stockholders of the Company, and all such proxy materials shall be reasonably satisfactory to Parent prior to the distribution thereof. However, if the Company Board, after consultation with (and based on the advice of) outside legal counsel, determines in good faith that, because of the receipt of an Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal, it would result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement and the Merger, then, in submitting this Agreement and the Merger to the Company Meeting, the Company Board may submit such items without recommendation (although the resolutions adopting such items prior to the date hereof, described in Section 5.2(e), may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that the Company Board may not take any actions under this sentence until after giving Parent at least ten (10) business days to respond to such Acquisition Proposal (and after giving Parent notice of the third party in the Acquisition Proposal and the latest material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent.

        6.3    Regulatory Applications; Third-Party Consents.

          (a)   The Company and Parent and their respective Subsidiaries will cooperate and use commercially reasonable efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary to consummate the Merger and the other transactions contemplated hereby, including the Bank Merger (the "Requisite Regulatory Approvals"), and to make and obtain all other Required Third-Party Consents; notwithstanding the foregoing, Parent and Company will use commercially reasonable efforts to cause an application on Form FR Y-3N to be filed with the Board of Governors of the Federal Reserve (acting through the appropriate Federal Reserve Bank as allowed) within twenty-one (21) days of the date of this Agreement. Each of the Company and Parent will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)   The Company and Parent will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.

          (c)   Notwithstanding the foregoing or anything else in this Agreement:

            (1)   The Company (or any Subsidiary) shall not amend, modify, supplement or waive any of the material terms and conditions of any Material Contract without the prior written consent of Parent, nor shall the Company or any Subsidiary, without the prior written consent of Parent, pay or commit to pay to any person whose consent, waiver or approval is being sought any cash or other consideration or make any accommodation or commitment to incur any liability or other obligation to such person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract; and

            (2)   Nothing shall require Parent to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval or Required Third-Party Consent that would (i) materially and adversely affect the business, operation or financial condition of Parent (measured on a scale relative to the Company), (ii) require Parent or any of its Subsidiaries to make any covenants or commitments (except commitments required by any Governmental Authority not to enforce any of the covenants set forth in Article 4 of this Agreement), or complete any divestitures, whether prior to or subsequent to the Closing, (iii) have a Material Adverse Effect on Company or its Subsidiaries or (iv) restrict or impose a burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (a "Burdensome Condition").

        6.4    Exchange Listing; Delisting.    Parent will use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time. Prior to the Closing, the Company will take all action necessary to cause the quotation or listing of Company Common Stock on any over-the-counter market to be terminated or delisted immediately prior to the Effective Time.

        6.5    SEC Filings.

          (a)   Parent will prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement and to use their commercially reasonable efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Parent will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Parent all information concerning the Company, its Affiliates, officers, directors and stockholders as may be reasonably requested in connection with the foregoing, in a form appropriate for usage in such document or any such other use.

          (b)   The Company and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

          (c)   Parent shall promptly provide the Company with all comment letters from the SEC or its staff pertaining to the Registration Statement or the Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Parent with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Parent to respond promptly to any comments received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.6    Press Releases.    Each party will consult with the other before issuing any press release, employee communication or other stockholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable Law or securities exchange rules. The Company and Parent will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

        6.7    Acquisition Proposals.    The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries' Representatives, agents, advisors and affiliates (including the Company FA) not to, solicit or encourage in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of such counsel) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will within one (1) business day advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a current basis.

        6.8    Takeover Laws and Provisions.    The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

        6.9    Access; Information.

          (a)   The Company agrees that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Parent, and Parent's Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as Parent may reasonably request and, during such period, it will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it as Parent may reasonably request. In addition, the Company shall provide Parent final biweekly general ledger reports and reports of all new Extensions of Credit greater than Fifty Thousand Dollars ($50,000), deposits, non-performing loans, other real estate owned and Extensions of Credit in the process of being negotiated, renegotiated, extended, renewed, modified or having a forbearance granted, in each case for each biweekly period beginning with June 1, 2018 until the Effective Time, as promptly as they become available. The Company agrees to promptly notify Parent of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced or, to Company's Knowledge, threatened against the Company or any of its Subsidiaries that is related to the transactions contemplated by this Agreement. The Company will not be required to afford access or disclose information: (i) that would jeopardize attorney-client privilege; (ii) that would contravene any binding agreement with any third party; or (iii) if such disclosure would violate any Law. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

          (b)   No investigation by Parent of the business and affairs of the Company, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent's obligation to consummate the transactions contemplated hereby.

          (c)   Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

        6.10    Supplemental Indentures.    At or before the Effective Time, Parent and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent and the Company, one or more supplemental indentures and other documents and instruments, and take or cause to be taken all such other action, required for the due assumption of the Company's outstanding debt, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

        6.11    Indemnification.

          (a)   Following the Effective Time, to the extent permissible under applicable Law, Parent will indemnify, defend and hold harmless the present directors and officers (when acting in such capacity) of the Company (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of Company in effect on the date hereof, to the extent permitted under applicable Law.

          (b)   Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.

          (c)   For a period of six (6) years following the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of the Company or of any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend more than two hundred percent (200%) of the current annual amount expended by the Company (the "Current Premium") to maintain or procure such directors' and officers' insurance coverage for a comparable six (6) year period; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for two hundred percent (200%) of the Current Premium; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance. In lieu of this Section 6.11(c), the Company may and at the request of Parent shall, in each case in consultation with and only with Parent's consent, obtain at or prior to the Effective Time a six (6) year "tail" policy under the Company's existing directors' and officers' insurance policy providing equivalent coverage to that described in this Section 6.11(c) if and to the extent that the same may be obtained for an amount that does not exceed two hundred percent (200%) of the Current Premium. Any amounts expended by the Company in accordance with this Section 6.11(c) shall not be considered Transaction Expenses for purposes of this Agreement.

          (d)   If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, but only to the extent not effected by operation of Law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.11.

          (e)   The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

        6.12    Benefits Arrangements.

          (a)    Termination of Company 401(k) Plan.

            (1)   Immediately prior to the Effective Time, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate NorStates Bank 401(k) Plan (the "Company 401(k) Plan") effective immediately prior to the Effective Time, and to fully vest all participants in such Company 401(k) Plan. Any such amendments and resolutions related to such termination, and otherwise contemplated by this Section 6.12, shall be in form and substance reasonably acceptable to Parent, and the Company shall provide a draft of such amendments and resolutions to Parent for an opportunity to comment thereon.

            (2)   The Company or its Subsidiaries shall make contributions to the Company 401(k) Plan with respect to the plan year commencing January 1, 2018 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the Plan termination in accordance with the terms of the Plan.

            (3)   Parent shall permit the Parent's tax-qualified defined contribution plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.

          (b)    Severance Benefits.    The Company and its Subsidiaries shall take all actions necessary to terminate the Company Severance Policies immediately prior to the Effective Time. Following the Effective Time, Parent or its Subsidiaries shall cause the employees of the Company or the Company Bank Sub to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 6.12(b) of the Parent Disclosure Schedule. In connection with the foregoing, such terminated employees shall receive service credit for years of continuous service with the Company or its Subsidiaries for purposes of determining the amount of any severance pay under such policy. Notwithstanding the foregoing, no Company employee or Company Bank Sub employee eligible to receive severance benefits under an employment or other agreement shall be entitled to participate in the severance policy described in this Section 6.12(b) or to otherwise receive severance benefits.

          (c)    Participation in Parent and Parent Bank Sub Benefit Arrangements.    Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employees of the Company or Company Bank Sub on the Closing Date ("Covered Employees") that provide employee benefits which are made available on a uniform and non-discriminatory basis to similarly situated employees of Parent and Parent Bank Sub, as applicable, in accordance with the terms and conditions of such plans in effect from time to time; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or Parent Bank Sub; and (ii) until such time as Parent shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Parent and Parent Bank Sub, a Covered Employee's continued participation in employee benefit plans of the Company or Company Bank Sub shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent or Parent Bank Sub Benefit Arrangements may commence at different times with respect to each such Benefit Arrangement). To the extent that a Covered Employee becomes eligible to participate in a Parent or Parent Bank Sub Benefit Arrangement, other than a cash or equity compensation plan, Parent or Parent Bank Sub shall cause such Benefit Arrangement to take into account for eligibility and vesting purposes thereunder only (and not for benefit accrual) the service of such employees with the Company or Company Bank Sub as if such service were with Parent or Parent Bank Sub, to the same extent that such service was credited under a comparable Benefit Arrangement sponsored or maintained by the Company or Company Bank Sub, and, with respect to welfare benefit plans of Parent or Parent Bank Sub in which Company Employees are eligible to participate, Parent agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by Company Employees and their covered dependents during the portion of the plan year of the comparable plan of the Company or Company Bank Sub ending on the date such employee's participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan.

          (d)    Termination of Company Deferred Compensation Plans, Agreements and Arrangements.    Immediately prior to the Effective Time, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate any plan, agreement or arrangement of the Company or any of its Affiliates that provides for the deferral of compensation or fees for any director, officer, employee, consultant or other service provider of the Company or any of its Affiliates (other than the Company 401(k) Plan, which shall be terminated in accordance with Section 6.12(a)), which shall be set forth by the Company on Schedule 6.12(d) of the Company Disclosure Schedule (each, a "Deferred Compensation Arrangement"), effective immediately prior to the Effective Time and provide for lump sum payment of the benefits thereunder within twenty (20) business days after the Effective Time and to facilitate administration of any such Deferred Compensation Arrangement by Parent after the Effective Time. Any amendments, resolutions or other documentation related to any such termination shall be in form and substance reasonably acceptable to Parent, and the Company shall provide a draft of such amendments, resolution or other documentation to Parent for an opportunity to comment thereon.

          (e)    Amendments; No Third Party Rights.    This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. In no event shall the terms of this Agreement be deemed to (1) establish, amend, or modify any Benefit Arrangement of the Company or its Subsidiaries or the Parent or its Subsidiaries, (2) alter or limit the ability of Parent or its Subsidiaries to amend, modify or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (3) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or of its Subsidiaries, or constitute or create an employment, plan, program or agreement with, or modify the at-will status of any, employee or other service provider, (4) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (5) alter or limit the ability of Parent or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of the Parent or its Subsidiaries.

          (f)    Accrual of Costs and Expenses of Certain Benefit Arrangements.    Within fifteen business days of the date of this Agreement, the Company shall accrue as a liability on its financial statements for purposes of calculating Tangible Common Equity as of the Closing Date pursuant to Section 3.8 hereof an amount, which amount shall be satisfactory to Parent, equal to the aggregate unpaid costs and expenses, including insurance premiums, associated with the maintenance of and payment of benefits under the bank owned life insurance policies and split dollar programs set forth on Section 5.2(t)(1)(21) and Section 5.2(x) of the Company Disclosure Schedule, assuming that all such benefits will be paid in full.

        6.13    Conversion, Data Processing and Related Matters.    The parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete the Conversion in an orderly and efficient manner as of the Effective Time, or at such later time as Parent may determine; provided in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a "Conversion Project Manager"). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the

Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. The Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank Sub with full access to the Company Bank Sub's offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall reasonably request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company's and Company Bank Sub's employees, customers and operations), allow Parent Bank Sub, at Parent's sole cost and expense, to implement such changes as shall be reasonably necessary to effect the Conversion at the Effective Time, or at such other time following the Effective Time as Parent may determine, and diligently assist Parent Bank Sub in making and sending notices, information and materials to the customers and service providers of the Company and its Subsidiaries at such times as Parent deems appropriate and otherwise preparing for the Conversion; provided that Parent shall provide the Company with a reasonable opportunity to review and comment upon all such notices, information and materials prior to any distribution thereof.

        6.14    Title Surveys.

          (a)   The parties shall cause to be ordered, at the Company's sole cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), no later than ten (10) business days after the date of this Agreement, with respect to any real property owned by the Company or any of its Subsidiaries (including real property designated as "other real estate owned" by the Company Bank Sub ("OREO")), (i) an ALTA survey made in accordance with the 2016 minimum standard detail requirements for ALTA/NSPS land title surveys, including the following items from "Table A" of the ALTA/NSPS standards: 1, 2, 3, 4, 6(a), 7(a), 7(b)(1), 7(c), 8, 9, 11 (for any undeveloped real property), 13, 16, 17, 18 and 19 (to the extent there are easements or servitudes relating to the real property) (each a "Survey"), certified to Company Bank Sub, its successors and/or assigns and First American Title Insurance Company (the "Title Company"), (ii) a commitment for issuance of an ALTA 2006 Owner's Policy of Title Insurance (each a "Title Commitment") dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company in an amount equal to the greater of the value of such real property as shown on the Company's or its Subsidiaries' books and records or the fair market value of such real property, with pro-forma policy to follow including the following endorsements and such other endorsements as Parent deems reasonably necessary: ALTA 9, extended coverage, waiver of arbitration, 3.1 zoning with parking, access, survey, legal same as survey, separate (or multiple) tax lot, contiguity, subdivision, utility, and environmental protection lien and (iii) copies of all documents referenced in the Title Commitment exceptions. The Company shall use commercially reasonable efforts to cause (y) the delivery to Parent of a Survey and (z) the Title Company to deliver to Parent a Title Commitment and copies of all documents referenced in the Title Commitment exceptions for each real property owned by the Company or any of its Subsidiaries as soon as reasonably practicable following the date of this Agreement.

          (b)   For each real property owned by the Company or any of its Subsidiaries, Parent will have a period of the later of ten (10) business days from Parent's receipt of the last of the Survey, the Title Commitment and all documents referenced in the Title Commitment exceptions with respect to such real property or fifteen (15) business days after the date of this Agreement ("Title Review Period") in which to review such documents and provide the Company with written notice ("Title Notice") of any condition disclosed in such Survey or Title Commitment that is not reasonably approved by Parent.

          (c)   If a Title Notice is timely given by Parent, the Company shall use its commercially reasonable efforts to promptly (but in any event within thirty (30) days of the date of the Title Notice) cure or remove, to Parent's reasonable satisfaction, each condition set forth on the Title Notice without the payment of any funds. In the event the Company is unable to cure or remove, to Parent's reasonable satisfaction, all conditions listed on all Title Notices without the payment of any funds ("Title Defect Conditions"), Parent and the Company shall reasonably agree prior to the Closing upon the amount (i) necessary to cure or remove, to Parent's reasonable satisfaction, all Title Defect Conditions that are capable of cure or removal and (ii) of the diminution of fair market value resulting from Title Defect Conditions that are not capable of cure or removal (collectively, the "Title Defect Amount").

          (d)   The Company shall cause the Title Company to update each Title Commitment as of the business day immediately prior to the Closing Date. In the event that the updated Title Commitment discloses any defect not included in the original Title Commitment, the procedure set forth in (b) and (c) above shall apply and a new Title Review Period shall begin.

          (e)   The Company shall cause the Title Company to deliver title insurance policies to match the Title Commitments on or prior to the Closing Date as requested by Parent.

        6.15    Environmental Assessments.

          (a)   The Company hereby consents to Parent obtaining, in Parent's sole discretion, a Phase I Environmental Site Assessment ("Phase I") of any real property acquired by the Company or any of its Subsidiaries after the date of this Agreement but prior to the Closing Date, which for the avoidance of doubt excludes any OREO owned by the Company or any of its Subsidiaries as of the date hereof ("After Acquired Real Property"), conducted by an environmental consultant selected by Parent in its sole discretion ("Environmental Consultant"). The Company shall notify Parent as soon as practicable (but in any event within two (2) business days) of the acquisition of any After Acquired Real Property by the Company or any of its Subsidiaries. If Parent elects to obtain a Phase I on any After Acquired Real Property, it shall do so as soon as practicable (but in any event within forty-five (45) business days) of the Company notifying Parent of the acquisition of such After Acquired Real Property. The Company shall be responsible for the costs and expenses associated with obtaining all Phase Is on all After Acquired Real Property and such costs and expenses will be considered Transaction Expenses for purposes of this Agreement.

          (b)   In the event any Phase I for any After Acquired Real Property discloses any Recognized Environmental Condition (as defined by ASTM E1527-13) or any other potential environmental condition that in the reasonable belief of Parent warrants further review or investigation, Parent shall reasonably promptly give notice of the same to the Company. Parent may then, within an additional forty-five (45) day period have a Phase II Environmental Site Assessment ("Phase II") conducted on such After Acquired Real Property by Environmental Consultant; provided, however, that such forty-five (45) day period may be extended as reasonably necessary in light of relevant weather and ground conditions. The scope of the Phase II shall be determined by Parent in its reasonable discretion after reasonable consultation with the Company and all costs and expenses associated with such Phase II testing and report shall be borne by the Company and shall be considered Transaction Expenses for purposes of this Agreement. Parent shall provide copies of the draft and final Phase I reports and Phase II reports, if any, to the Company promptly following the receipt of any such report by Parent.

          (c)   In the event any Phase II assessment on any After Acquired Real Property confirms the presence of any Recognized Environmental Condition, such as the presence of an underground storage tank or Hazardous Materials above levels allowed by applicable Environmental Laws given the commercial use of the After Acquired Real Property, that is unsatisfactory to Parent in its reasonable discretion, Parent shall promptly obtain (but in any case within a reasonable time prior to the Closing Date), at the Company's sole cost and expense (which cost and expense shall be considered a Transaction Expense for purposes of this Agreement), from one or more environmental consultants or contractors (mutually acceptable to the parties), as appropriate, a good faith estimate (reasonably acceptable to the parties) of the cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise fully address such environmental condition on the After Acquired Real Property in accordance with Environmental Laws and to the satisfaction of any relevant Governmental Authority (a "Remediation Estimate" and together with all other Remediation Estimates, the "Remediation Estimate Amount"). Parent shall cause all Remediation Estimates to be updated, as needed, through the Closing Date.

          (d)   In the event the sum of the Title Defect Amount, plus the Remediation Estimate Amount (collectively, the "Real Property Adjustment Amount") in the aggregate exceeds One Hundred Thousand Dollars ($100,000), the Exchange Ratio shall be reduced prior to the Closing by an amount equal to the result of: (i) the Real Property Adjustment Amount, divided by (ii) the Fully Diluted Number, divided by (iii) the per share volume weighted average price of the Parent Common Stock on Nasdaq from 9:30 a.m. to 4:00 p.m., Eastern Time, on the trading day immediately preceding the Closing Date as found on Bloomberg page FMBI US<equity>VWAP (or its equivalent successor page if such page is not available).

          (e)   The Company (i) hereby grants, and agrees to cause the Company Bank Sub to grant, both Parent and Environmental Consultant reasonable non-exclusive access to the After Acquired Real Property for the purpose of conducting the Phase I and any Phase II assessments as set forth above; and (ii) shall reasonably cooperate, and cause its Subsidiaries to cooperate, in connection with the performance of any such assessment Parent will provide or cause its Environmental Consultant to provide a certificate of liability insurance from the Environmental Consultant in a reasonable amount naming the Company as an additional insured before commencing any on-site Phase II assessment and will indemnify the Company for any damages to persons or property due to the extent such damages are caused by the negligence of the Environmental Consultant in carrying out any such Phase II assessment.

        6.16    Stockholder Litigation.    The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent's prior written consent.

        6.17    Disposal of Identified OREO Properties.    The Company shall use its commercially reasonable efforts and cause its Subsidiaries to use their commercially reasonable efforts to cause the OREO Disposal Condition to be satisfied prior to the Determination Date.

        6.18    Tax Covenants.    The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Parent shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Parent nor any Affiliate of Parent knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of

Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        6.19    Additional Agreements.    In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

        6.20    Payment of Transaction Expenses.    At or immediately prior to Closing, Parent agrees to pay all unpaid Transaction Expenses to the extent that the Company does not have immediately available funds to make such payments. Notwithstanding the foregoing, the Company shall accrue for all Transaction Expenses and the Transaction Expenses, whether paid by Parent or the Company, shall be taken into account in the calculation of Tangible Common Equity as described in this Agreement.

ARTICLE 7
Conditions to the Merger

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:

          (a)    Stockholder Approval.    This Agreement and the Merger shall have been duly approved by all requisite votes of the holders of the Company Common Stock.

          (b)    Regulatory Approvals.    All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition.

          (c)    Exchange Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger, the Bank Merger or any other transaction contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger, the Bank Merger or any other transaction contemplated hereby.

        7.2    Conditions to the Obligation of the Company.     The Company's obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of Parent.    The representations and warranties of Parent in Section 5.3 that are qualified by the words "material" or "Material Adverse Effect" shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). All other representations and warranties of Parent in Section 5.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent affirming the accuracy of the two (2) preceding sentences.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

          (c)    Tax Opinion of the Company's Counsel.    The Company shall have received an opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated the Closing Date, reasonably acceptable to Parent and its counsel and based on facts, representations and assumptions described in such opinion, to the effect that: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Parent Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Parent Common Stock. In rendering such opinion, Barack Ferrazzano Kirschbaum & Nagelberg LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company.

        7.3    Conditions to the Obligation of Parent.     Parent's obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Parent before the Effective Time of each of the following conditions:

          (a)    Representations and Warranties of the Company.    The representations and warranties of the Company in Section 5.2 that are qualified by the words "material" or "Material Adverse Effect" shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). The representations and warranties of the Company in Section 5.2(b)(1) through (4) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company in Section 5.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer, Chief Operations Officer and Chief Financial Officer of the Company affirming the accuracy of the three (3) preceding sentences.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by Chief Executive Officer, Chief Operations Officer and Chief Financial Officer of the Company to that effect.

          (c)    Tax Opinion of Parent's Counsel.    Parent shall have received an opinion of Chapman and Cutler LLP, dated the Closing Date, reasonably acceptable to the Company and its counsel, and based on facts, representations and assumptions described in such opinion, to the effect that: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) the Company and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Parent Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash consideration received in the Merger and any cash received in lieu of fractional shares of Parent Common Stock. In rendering such opinion, Chapman and Cutler LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company.

          (d)    Opinion of the Company's Corporate Counsel.    Parent shall have received an opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, dated the Closing Date, covering the matters set forth in Annex 4 hereto, in a form reasonably satisfactory to Parent and its counsel.

          (e)    Dissenting Common Shares.    The number of Dissenting Common Shares shall not exceed five percent (5%) of the outstanding shares of Company Common Stock, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer, Chief Operations Officer and Chief Financial Officer of the Company to that effect.

          (f)    Third-Party Consents.    The Company shall have obtained all the Required Third-Party Consents, and such consents and approvals shall be in full force and effect, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by Chief Executive Officer, Chief Operations Officer and Chief Financial Officer of the Company to that effect.

          (g)    Minimum Tangible Common Equity.    The Closing Tangible Common Equity of the Company shall be greater than or equal to the Minimum Tangible Common Equity.

          (h)    Minimum Deposits.    The ten (10) day average balance of the Company's and its Subsidiaries' consolidated deposits shall be no less than Three Hundred Fifty-Three Million Three Hundred Thousand Dollars ($353,300,000) for the ten (10) day period ending on the day immediately prior to the Closing Date. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by Chief Executive Officer, Chief Operations Officer and Chief Financial Officer of the Company to that effect.

          (i)    Minimum Loans.    The Company's consolidated total loans excluding loans held for sale as reflected in the Final Closing Balance Sheet shall be no less than Two Hundred Eighty-Five Million Seven Hundred Thousand Dollars ($285,700,000). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by Chief Executive Officer, Chief Operations Officer and Chief Financial Officer of the Company to that effect.

          (j)    Environmental Matters.    Each Phase I and Phase II permitted to be performed pursuant to Sections 6.15(a) and (b) hereof shall have been performed, each Remediation Estimate required or permitted to be obtained pursuant to Section 6.15(c) hereof shall have been obtained and if there is a Real Property Adjustment Amount, the Exchange Ratio shall be reduced in accordance with Section 6.15(d).

          (k)    Title Matters.    Each Title Review Period shall have expired and each condition set forth on any Title Notice delivered pursuant to Section 6.14(b) hereof shall have been resolved pursuant to Section 6.14(c) hereof.

          (l)    Resignations.    Parent shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and each director and executive officer of the Company Bank Sub.

          (m)    FIRPTA Certificate.    Parent shall have received from the Company a certificate stating that the Company and each of its Subsidiaries are not and have not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Parent.

          (n)    Material Adverse Effect.    Since the date of this Agreement, a Material Adverse Effect with respect to the Company shall not have occurred, and Parent shall have received a certificate, dated as of the Closing Date, and signed on behalf of the Company by the Chief Executive Officer, Chief Operations Officer and Chief Financial Officer of the Company to that effect.

          (o)    Transfer Agent Certification.    Parent shall have received a certificate, in a form and substance satisfactory to Parent in its sole discretion, from American Stock Transfer & Trust Company, LLC, the Company's stock transfer agent, certifying that the Company has 92,302,244 shares of Company Common Stock outstanding as of the Closing Date.

          (p)    Actions Seeking to Prohibit the Contemplated Transactions.    No action, suit, claim, or proceeding shall be pending against or affecting the Company or any of its Subsidiaries or the Parent or any of its Subsidiaries that is seeking to prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

          (q)    Termination of Obligations and Liabilities under Certain Agreements.    The agreement listed on Section 7.3(q) of the Parent Disclosure Schedule shall be in full force and effect and the Company Bank Sub shall be in compliance with the provisions thereof in all respects, and Parent shall have received a certificate, dated as of the Closing Date, and signed on behalf of the Company by the Chief Executive Officer, Chief Operations Officer and Chief Financial Officer to that effect.

ARTICLE 8

Termination

        8.1    Termination.     This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after approval of this Agreement and the transactions contemplated thereby, including the Merger, by all requisite votes of the holders of Company Common Stock, as follows:

          (a)    Mutual Agreement.    With the mutual written agreement of the other party.

          (b)    Breach.    If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within fifteen (15) days of written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.

          (c)    Denial of Stockholder Approval.    In the case of Parent only, it will have the right to terminate this Agreement, if this Agreement, the Merger and/or the other transactions contemplated hereby are not approved by the requisite vote of the stockholders of the Company at a duly held meeting of the stockholders.

          (d)    Denial or Withdrawal of Application for Regulatory Approval.    (1) If the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.

          (e)    Outside Date.    If the Effective Time has not occurred by the close of business on the twelve (12) month anniversary of the date hereof (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

          (f)    Adverse Action.    In the case of Parent only, it will have the right to terminate this Agreement if (1) the Company Board (A) submits this Agreement, the Merger and the other transactions contemplated hereby to its stockholders without a recommendation for approval or with material and adverse conditions on such approval (or fails to reconfirm its recommendation after request to do so by Parent), or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) recommends to its stockholders an Acquisition Proposal other than the Merger or (C) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and ten (10) business days elapse without such negotiations being discontinued (it being understood and agreed that "negotiate" will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (2) there is a material breach of Section 6.7.

          (g)    Dissenting Common Shares.    In the case of Parent only, it will have the right to terminate this Agreement if the number of Dissenting Common Shares exceeds five percent (5%) of the outstanding shares of Company Common Stock.

          (h)    Material Adverse Effect.    If a Material Adverse Effect occurs with respect to the other party.

          (i)    Performance of Parent Common Stock.    In the case of the Company only, if the Average Parent Stock Price is less than Twenty Dollars and Thirty-One Cents ($20.31), the Company may elect to terminate the Agreement under this Section 8.1(i), subject to Section 8.2 hereof, by delivering written notice of such election to Parent no later than the 5:30 p.m. Eastern Time on the second business day following the Determination Date.

        8.2    Effect of Termination and Abandonment.

          (a)   Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. Termination of this Agreement pursuant to Section 8.1(i) shall be effective immediately following the end of the Top-up Period. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that (i) Section 6.9(c), this Section 8.2,

  Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and (ii) termination will not relieve a party from liability for any willful breach by it of this Agreement.

          (b)   Notwithstanding anything herein to the contrary, during the period commencing with Parent's receipt of notice of termination pursuant to Section 8.1(i) and ending at 5:30 p.m. Eastern Time on the third (3rd) business day following (but not including) the day of Parent's receipt of such notice (the "Top-up Period"), Parent shall have the following options:

            (1)   If the OREO Disposal Condition has been satisfied prior to the Determination Date, Parent shall have the option, but not the obligation, at its election in its sole and absolute discretion, to either (i) increase the Exchange Ratio such that the Exchange Ratio will equal the quotient, rounded to the fourth decimal place, of 0.8435, divided by the Average Parent Stock Price subject to further adjustment pursuant to the terms of this Agreement, including Section 6.15(d), or (ii) pay, in addition to the Per Common Share Consideration, an amount in cash in respect of each share of Company Common Stock, without interest, equal to the result of (x) $0.8435 minus (y) the Average Parent Stock Price multiplied by 0.0415.

            (2)   If the OREO Disposal Condition has not been satisfied prior to the Determination Date, Parent shall have the option, but not the obligation, at its election in its sole and absolute discretion, to either (i) increase the Exchange Ratio such that the Exchange Ratio will equal the quotient, rounded to the fourth decimal place, of 0.8321, divided by the Average Parent Stock Price subject to further adjustment pursuant to the terms of this Agreement, including Section 6.15(d), or (ii) pay, in addition to the Per Common Share Consideration, an amount in cash in respect of each share of Company Common Stock, without interest, equal to the result of (x) $0.8321 minus (y) the Average Parent Stock Price multiplied by 0.0410.

          (c)   If within the Top-up Period, Parent delivers written notice to the Company that it intends to proceed with the Merger by adjusting the Exchange Ratio or making an additional cash payment as contemplated by Section 8.2(b), and notifies the Company of the Exchange Ratio as so adjusted or the amount of additional cash payment, as applicable, then no termination shall be permitted by, or shall occur pursuant to, Section 8.1(i), and, subject to the adjustment of the Exchange Ratio or the making of the additional cash payment contemplated hereby, as applicable, this Agreement shall remain in full force and effect in accordance with its terms.

        8.3    Fee.

          (a)   In the event that, after the date hereof and on or before a Fee Termination Date (as defined below), (1) the Company Board submits this Agreement, the Merger and the other transactions contemplated hereby to its stockholders without a recommendation for approval or with material and adverse conditions on such approval (or fails to re-confirm its recommendation after requested to do so by Parent), or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (2) the Company, without having received Parent's prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Parent or any of its Subsidiaries, (3) the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Parent or any of its Subsidiaries, (4) the Company Board recommends to its stockholders an Acquisition Transaction other than the Merger, (5) any person, other than Parent or any of its Subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class or series of Company Stock (the term "beneficial ownership" for purposes of this definition having the meaning assigned in

  Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder), (6) the Company fails to convene a stockholder meeting to approve this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 6.2 or (7) the Company breaches Section 6.7 of this Agreement (clauses (1) through (7), a "Fee Triggering Event"), then the Company will pay to Parent a cash termination fee (the "Fee") of Three Million Four Hundred Thousand Dollars ($3,400,000) plus all reasonable and documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby and in connection with enforcing the payment of the Fee. The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Parent for such purpose. If the Fee has not been received by Parent within three (3) business days following the first occurrence of a Fee Triggering Event, interest shall accrue on the Fee at an annual rate equal to five percent (5%). The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent would not enter into this Agreement. The amount payable by the Company pursuant to this Section 8.3(a) shall constitute liquidated damages and Parent's receipt thereof shall be Parent's sole and exclusive remedy under this Agreement for monetary damages for any breaches of representations or warranties or covenants under this Agreement by the Company except in the case of fraud or for willful and material breaches of this Agreement. Except as specifically provided in the immediately preceding sentence, the parties hereto agree that this provision is without prejudice to any other rights or remedies that the parties hereto may have at law or in equity for any failure to perform, or a breach of a representation or warranty under, this Agreement.

          (b)   For purposes of this Section 8.3, "Fee Termination Date" means the date that the termination of this Agreement is effective; provided, however, if this Agreement is terminated by (1) Parent pursuant to Section 8.1(c) or either the Company or Parent pursuant to Section 8.1(e), or by Parent pursuant to Section 8.1(b) or 8.1(g), and, prior to such termination, an Acquisition Proposal shall have been made or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or (2) Parent pursuant to Section 8.1(f), then the Fee Termination Date means the twelve (12) month anniversary of the termination of this Agreement.

ARTICLE 9

Miscellaneous

        9.1    Survival.     The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.9(c), Section 6.11 and this Article 9).

        9.2    Expenses.     Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Proxy Statement for the approval of the Merger and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.

        9.3    Notices.     All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.

If to the Company, to:
Northern States Financial Corporation 1601 North Lewis Avenue Waukegan, IL 60085
Attention:	Scott M. Yelvington, President and Chief Executive Officer
Facsimile:	(847) 244-7485
E-mail:	Scott.Yelvington@norstates.com
with a copy to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, IL 60606
Attention:	Robert M. Fleetwood, Esq.
Facsimile:	(312) 984-3150
E-mail:	robert.fleetwood@bfkn.com
If to Parent, to:
First Midwest Bancorp, Inc. 8750 West Bryn Mawr Avenue, Suite 1300 Chicago, IL 60631
Attention:	Nicholas J. Chulos, Executive Vice President,
General Counsel and Corporate Secretary
Facsimile:	(872) 207-7188
E-mail:	nick.chulos@firstmidwest.com
with a copy to:
Chapman and Cutler LLP 111 West Monroe Street Chicago, IL 60603
Attention:	John J. Martin, Esq.
Facsimile:	(312) 516-1474
E-mail:	jjmartin@chapman.com

        9.4    Waiver; Amendment.

          (a)   Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof; provided, however, after the approval of this Agreement and the transactions contemplated hereby, including the Merger, by all requisite votes of the holders of Company Common Stock, no waiver of any term, provision or condition hereof shall be made which by Law requires further approval of the stockholders of the Company unless such further approval is obtained. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by Law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

          (b)   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Subject to the foregoing this Agreement may be amended by the parties hereto by action taken by the board of directors of Parent and the board of directors of the Company at any time before or after the approval of this Agreement and the transactions contemplated thereby, including the Merger, by all requisite votes of the holders of Company Common Stock; provided, however, no amendment shall be made after the receipt of such approval which by Law requires further approval of the stockholders of the Company unless such further approval is obtained; provided, further, Parent and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

        9.5    Alternative Structure.     Notwithstanding anything to the contrary in this Agreement, before the Effective Time, Parent may by notice to the Company at least five (5) business days prior to the approval of this Agreement and the transactions contemplated thereby, including the Merger, by all requisite votes of the holders of Company Common Stock, revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind or amount of consideration to be delivered to stockholders of the Company, (b) such revision does not adversely affect the tax consequences to the stockholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.

        9.6    Governing Law.     This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

        9.7    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

        9.8    Entire Understanding; No Third Party Beneficiaries.     This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.

        9.9    Counterparts.     This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        9.10    Severability.     Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

        9.11    Subsidiary and Affiliate Action.     Wherever a party has an obligation under this Agreement to "cause" a Subsidiary or Affiliate of such party or any such Subsidiary's or Affiliate's officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary's or Affiliate's officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Parent and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary's officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Parent or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent or the Company, respectively.

        9.12    Other Remedies; Specific Performance.     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

        9.13    Assignment.     No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Parent may assign all of its rights and obligations under this Agreement to any of its Affiliates (each a

"Permitted Assignee") upon not less than five (5) days prior written notice to the Company, provided that upon such assignment Parent shall nevertheless remain liable for all terms, covenants, obligations and conditions of Parent set forth in this Agreement. Contemporaneously with such assignment, the Permitted Assignee shall execute a counterpart of this Agreement and a certificate containing the representations and warranties set forth in Section 5.3, conformed to be applicable to such Permitted Assignee.

*                    *                    *

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NORTHERN STATES FINANCIAL CORPORATION
By:	/s/ SCOTT M. YELVINTON
	Name:	Scott M. Yelvington
	Title:	President and Chief Executive Officer
FIRST MIDWEST BANCORP, INC.
By:	/s/ MICHAEL L. SCUDDER
	Name:	Michael L. Scudder
	Title:	Chairman of the Board, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex 1-A

LIST OF PARTIES ENTERING INTO THE COMMON VOTING AGREEMENT

  •
  Theodore A. Bertrand

  •
  Jack H. Blumberg

  •
  George Bridges

  •
  Scott A. Cottrell

  •
  Frank J. Furlan

  •
  Gregory R. Gersack

  •
  Allan J. Jacobs

  •
  Joel T. Leonard

  •
  Barbara J. Martin

  •
  Scott M. Yelvington

A-1-A

Annex 1-B

FORM OF COMMON VOTING AGREEMENT

June 6, 2018

First Midwest Bancorp, Inc.
8750 West Bryn Mawr Avenue, Suite 1300
Chicago, IL 60631

Ladies and Gentlemen:

        The undersigned, being a stockholder of Northern States Financial Corporation, a Delaware corporation (the "Company"), hereby acknowledges that the Company and First Midwest Bancorp, Inc., a Delaware corporation ("Parent"), are concurrently entering into an Agreement and Plan of Merger, dated as of an even date herewith (as amended or modified from time to time, the "Merger Agreement"), pursuant to which the Company will be merged with and into Parent (the "Merger"). A copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement.

        The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent's willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:

        1.    Owned Shares.     The undersigned owns (of record or beneficially) and has the full power and authority to vote the number of shares of Company Common Stock set forth on the signature page hereof (the "Owned Shares"). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.

        2.    Agreement to Vote Owned Shares.     The undersigned agrees that at the Company Meeting or any other meeting or action of the stockholders of the Company, including a written consent solicitation, the undersigned will (a) vote all of the Owned Shares (or otherwise provide a proxy or consent) in favor of, and will otherwise support, approval, and will not initiate any proxy solicitation or undertake any other efforts not to support approval, of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement, and (b) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the parties acknowledge that this agreement is entered into by the undersigned solely in his or her capacity as legal title holder of the Owned Shares and that nothing in this agreement shall prevent the undersigned from discharging his or her fiduciary duties as a member of the Company Board or as an officer of the Company.

        3.    Transfer of Owned Shares.     The undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld) (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, unless it receives (i) an irrevocable proxy, in form and substance identical to the provisions of Section 2 hereof, to vote such Owned Shares with respect to the Merger Agreement and the Merger and otherwise, and the undersigned will vote such proxy as provided in Section 2 hereof and (ii) an agreement identical in all material respects to this letter agreement executed by the transferee of the Owned Shares the subject thereof, and (b) take any

A-1-B-1

action or omit to take any action that would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement.

        4.    Further Assurances.     The undersigned will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof.

        5.    No Solicitation.     The undersigned agrees that the undersigned shall not, and the undersigned shall direct and use its reasonable best efforts to cause the undersigned's agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the undersigned) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

        6.    Waiver of Claims.     The undersigned irrevocably agrees to waive and does hereby waive any and all claims (whether past, present or future, and at Law, at equity, through arbitration or otherwise) against the Company, Parent, their respective affiliates and each of their respective officers, employees and directors to the extent arising as a result of the undersigned's ownership of shares in the Company, including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Merger, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive the consideration provided for in the Merger Agreement upon consummation of the Merger. To avoid doubt, the waiver contained in this Section 6 shall be absolute and perpetual unless and until such time as this agreement is terminated pursuant to Section 8 below.

        7.    Specific Performance.     The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at Law or in equity, and that the undersigned waives the posting of any bond or security in connection with any proceeding related thereto.

        8.    Termination of this Agreement.     This Agreement will terminate automatically upon the earliest to occur of: (a) the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 8.1 of the Merger Agreement; (b) the Company Board submitting the Merger Agreement to the Company's stockholders without a recommendation for approval in accordance with Section 6.2 of the Merger Agreement; and (c) December 31, 2020. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

        9.    Certain Representations and Warranties.     The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery does not and will not violate, or require any consent, approval, or notice under any Law or result in the breach of any contract; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited

A-1-B-2

by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles or doctrines).

        10.    Appraisal Rights.     To the extent permitted by applicable Law, the undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that the undersigned may have with respect to the Owned Shares under applicable Law.

        11.    Governing Law.     This agreement is governed by, and will be interpreted in accordance with, the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

        12.    Counterparts.     This agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or e-mail (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        13.    Severability.     Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.

*                    *                    *

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        The undersigned has executed and delivered this agreement as of the day and year first above written.

Very truly yours,

Name:
Number of Owned Shares:
ACCEPTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:
FIRST MIDWEST BANCORP, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO COMMON VOTING AGREEMENT]

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Annex 2-A

LIST OF PARTIES ENTERING INTO THE NON-COMPETITION AGREEMENT

  •
  Theodore A. Bertrand

  •
  Jack H. Blumberg

  •
  George Bridges

  •
  Scott A. Cottrell

  •
  Frank J. Furlan

  •
  Gregory R. Gersack

  •
  Allan J. Jacobs

  •
  Joel T. Leonard

  •
  Barbara J. Martin

  •
  Scott M. Yelvington

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Annex 2-B

FORM OF CONFIDENTIALITY,
NON-SOLICITATION AND NON-COMPETITION AGREEMENT

        CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (the "Agreement") dated as of June 6, 2018, between Northern States Financial Corporation, a Delaware corporation (the "Company"), First Midwest Bancorp, Inc., a Delaware corporation ("Parent"), and                        (the "Covenantor"). Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

        WHEREAS, Covenantor is currently an executive officer or member of the Board of Directors of the Company and/or NorStates Bank, a wholly-owned subsidiary of the Company ("Company Bank Sub"), and owns (of record or beneficially) the number of shares of Company Common Stock set forth on the signature page hereof ("Owned Shares");

        WHEREAS, Parent and the Company are entering into an Agreement and Plan of Merger on the date hereof (the "Merger Agreement"), upon the terms and subject to the conditions of which the parties intend to effect a strategic business combination pursuant to which the Company will merge with and into Parent, with Parent as the surviving entity (the "Merger"), and the Company will cause Company Bank Sub to merge with and into First Midwest Bank, a wholly-owned subsidiary of Parent (the "Parent Bank Sub");

        WHEREAS, Covenantor agrees to enter into this Agreement containing covenants that the parties acknowledge and agree are essential to the sale or transfer of the Company's business to Parent as a result of consummation of the Merger and for other good and valuable consideration, the receipt of which is hereby acknowledged; and

        WHEREAS, Covenantor, Company and Parent acknowledge and agree that the post-Merger covenants contained herein are reasonable and necessary to protect the goodwill of the Company and Company Bank Sub that is being acquired by Parent in the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual commitments contained in this Agreement, the parties hereto agree as follows:

        1.    Effectiveness; Effect on Prior Agreements.     This Agreement shall be effective as of the date hereof. Notwithstanding the foregoing, if the Merger Agreement is terminated in accordance with the provisions thereof, this Agreement shall be null and void.

        2.    Confidential Information.     (a) Covenantor agrees to keep secret and confidential all documents, materials and information about or relating to the Company, Company Bank Sub, any of their respective subsidiaries or any of their respective businesses, including, without limitation, information about customers or prospective customers, business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, or corporate affairs of which Covenantor may have become aware, whether or not relating to or arising out of Covenantor's specific duties and all other documents, materials and information that should reasonably be considered confidential under any circumstance ("Confidential Information"), and Covenantor shall not disclose or make known any such Confidential Information or anything relating thereto to any person or entity except (i) in connection with the ordinary course of the Company and/or its subsidiaries' business prior to the Effective Time, consistent with past practices, (ii) officers, directors, employees, agents and advisors of Parent and its subsidiaries and (iii) to such other persons or entities as may be authorized by Parent or to the extent required by Law. Confidential Information is limited to information that is not generally known to the Company's competitors, that has not been voluntarily disclosed to the public by the Company, and that is not otherwise lawfully in the public domain.

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          (b)   Upon Covenantor ceasing to be an executive officer or member of the Board of Directors of the Company and/or Company Bank Sub for any reason, Covenantor shall immediately return to Parent and its Subsidiaries any and all Confidential Information in Covenantor's possession or under Covenantor's control, including, without limitation, all reports, analyses, summaries, notes, or other documents or work papers, containing or based upon any Confidential Information, whether prepared by Parent or any of its subsidiaries or the Company or any of its subsidiaries, Covenantor or any other person or entity.

          (c)   Should any person or entity request in any manner that Covenantor disclose any Confidential Information, Covenantor shall immediately notify Parent of such request and the content of all communications and discussions relating thereto unless otherwise prohibited by Law.

          (d)   Covenantor is hereby notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Covenantor's attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

        3.    Covenant not to Compete: Non-Solicitation of Employees and Customers.     (a) Covenantor agrees that for a two (2) year period immediately following the effective time of the Merger as provided by the Merger Agreement (the "Effective Time"), Covenantor will:

          (1)   not, directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise), own, manage, operate, join, be employed by, control or otherwise carry on, participate in the ownership, management, operation or control of, or engage in any business offering the same or substantially similar lending, deposit taking or other banking products or services, including without limitation, all trust, fiduciary or agency services provided by Company Bank Sub, as those offered or sold by the Company or Company Bank Sub, or any of their respective subsidiaries, immediately prior to the Effective Time (a "Competing Business"), in any county within the State of Illinois where the Company or the Company Bank Sub has banking facilities or within which it conducts business immediately prior to the Effective Time of the Merger (for purposes of the foregoing, a Competing Business shall include any organizational activities with respect to a business that would be a Competing Business once such business is organized and operating); provided, however that Covenantor shall not be prohibited from owning [passively less than five percent (5%) of the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national stock exchange]/[directly or indirectly (whether as principal, agent, independent contractor, employee or otherwise) less than ten percent (10%) of the aggregate of any class of capital stock of any corporation], whether or not such corporation is a Competing Business; provided, further, that Covenantor shall not be prohibited from engaging in any business (other than the Competing Business) in which Covenantor otherwise engages as of the date hereof[; provided, further, that Covenantor shall not be prohibited from serving as a member of the board of directors of any Competing Business. For the avoidance of doubt, none of the provisions of this Section 3(a)(1) shall apply to [FIRM], and [FIRM] shall not be deemed to be a Competing Business. For the avoidance of doubt, the provisos in the forgoing sentence will not be applicable to any provision other than this Section 3(a)(1)];

          (2)   inform any Competing Business which seeks to engage the services of Covenantor that Covenantor is bound by this Section 3 and the other terms of this Agreement;

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          (3)   not solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of the Company or Company Bank Sub, whether or not such person would commit a breach of any employment agreement by reason of leaving service, to terminate such employee's employment relationship with the Company or Company Bank Sub (or Parent or Parent Bank Sub following the Merger); and

          (4)   not, (x) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer of the Company or Company Bank Sub (each, a "Restricted Customer"); or (y) interfere with or damage (or attempt to interfere with or damage) any relationship between Parent, Parent Bank Sub or any affiliates thereof and any such Restricted Customer. For purposes of the non-solicitation restriction contained in Section 3(a)(4)(x) and (y), "Restricted Customer" also includes any individual or entity specifically identified by the Company by written notice to Covenantor at the time of the Merger as a prospective customer of the Company, and with whom Covenantor had contact on behalf of the Company in an attempt to conduct Company business, or about whom Covenantor received Confidential Information. For purposes of clarity, the termination of Covenantor's employment with Parent, if applicable, shall not by itself be treated as a violation of Section 3(a)(4)(y);

          (b) Covenantor understands and agrees that money damages are an inadequate remedy for any breach or attempted or threatened breach of this Section 3 by Covenantor and that Company and Parent and their respective Subsidiaries shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Covenantor hereby consents to the granting of an injunction (temporary or otherwise) against Covenantor or to the entering of any other court order against Covenantor prohibiting and enjoining Covenantor from violating, or directing Covenantor to comply with, any provision of this Section 3. Covenantor also agrees and understands that such remedies shall be in addition to any and all remedies, including damages, available to Company, Company Bank Sub, Parent and/or any Subsidiaries or affiliates thereof against Covenantor for such breaches or threatened or attempted breaches. If Covenantor breaches any provision herein, and is not immediately or preliminarily enjoined from such breach, then, upon a court of competent jurisdiction finding such provision enforceable, the time periods relating to the restrictions above shall be tolled during the period of breach and pendency of the lawsuit until all appeal periods have expired.

        4.    Entire Agreement; Modification.     This Agreement contains the entire agreement between Covenantor, Parent and the Company with respect to the subject matter hereof and it is the complete, final and exclusive embodiment of the agreement with regard to this subject matter hereof, provided, however, that this Agreement shall not supersede or otherwise effect any agreement or understanding between the Company or any of its Subsidiaries on the one hand and Covenantor on the other hand that includes any confidentiality, restrictive covenant or other provisions concerning the subject matter hereof on the part of Covenantor. This Agreement is being entered into by Covenantor without reliance on any promise or representation other than those expressly contained herein, and this Agreement cannot be amended except in writing signed by all parties hereto.

        In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be overly broad as to duration, geographical scope, activity or subject, this Agreement shall be construed by limiting and reducing such overly broad provision, so as to be enforceable to the extent compatible with the applicable Law as it shall then appear.

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        5.    Notices.     For the purposes of this Agreement, notices, demands, and all other communications shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, and if to the Covenantor, delivered to the last address on file with the Company, and if to the Company, to its main offices located at 1601 North Lewis Avenue, Waukegan, Illinois 60085, and if to Parent, to its main offices located at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631 or to such other address as any such party may have furnished to the others, in writing, in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        6.    Waiver.     If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        7.    Assignment.     This Agreement and any rights or obligations hereunder may be assigned by Parent to any Subsidiary of Parent or any successor in interest to Parent's or any of its Subsidiaries' businesses. This Agreement may not be assigned by Covenantor.

        8.    Headings.     The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

        9.    Governing Law.     This Agreement shall be governed by the Laws of the State of Illinois without reference to the choice of Law principles thereof. Any claim, lawsuit or dispute involving the interpretation or enforcement of this Agreement must be held in a court of competent jurisdiction located in Cook County, Illinois. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court located in Cook County, Illinois, agrees that process may be served upon term in any manner authorized by the Laws of such jurisdiction and waives and covenants not to assist or plead any objection which they might otherwise have to such jurisdiction and such process.

        10.    Counterparts.     This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

*                    *                    *

A-2-B-4

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date first set forth above.

NORTHERN STATES FINANCIAL CORPORATION
By:
Name:
Title:
FIRST MIDWEST BANCORP, INC.
By:
Name:
Title:
[COVENANTOR]

Name:
Number of Owned Shares:

[SIGNATURE PAGE TO CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT]

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Annex 3

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
NORSTATES BANK
WITH AND INTO
FIRST MIDWEST BANK

        This Agreement and Plan of Merger (this "Agreement") dated as of June 6, 2018, adopted and made by and between NorStates Bank ("Company Bank Sub"), an Illinois state-chartered bank having its main office at 1601 N. Lewis Avenue, Waukegan, Illinois 60085, and First Midwest Bank ("Parent Bank Sub"), an Illinois state-chartered bank having its main office at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631.

WITNESSETH:

        WHEREAS, Company Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 51,500 shares of common stock, with a par value of $50.00 each, and all of the issued and outstanding shares of which are owned as of the date hereof directly by Northern States Financial Corporation, a Delaware corporation (the "Company");

        WHEREAS, Parent Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 4,000,000 shares of common stock, with a par value of $10 each, and all of the issued and outstanding shares of which are owned as of the date hereof by First Midwest Bancorp, Inc., a Delaware corporation ("Parent");

        WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger dated as of an even date herewith (the "Merger Agreement"), pursuant to which the Company will merge with and into Parent, with Parent as the surviving entity (the "Holding Company Merger");

        WHEREAS, the Merger Agreement contemplates that, following the Holding Company Merger, Company Bank Sub will merge with and into Parent Bank Sub, with Parent Bank Sub as the surviving entity; and

        WHEREAS, the respective Boards of Directors of Company Bank Sub and Parent Bank Sub deem the merger of Company Bank Sub with and into Parent Bank Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, and the Boards of Directors of Company Bank Sub and Parent Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers;

        WHEREAS, the parties have previously reviewed financial statements which set forth the Tier 1 Capital of Parent Bank Sub and Company Bank Sub as of March 31, 2018 and the projected assets, liabilities, income and Tier 1 Capital of the Surviving Bank following the Effective Date (as defined hereinafter), a copy of which is attached to this Agreement as Annex 1;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
Bank Merger

        Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), at the time designated by Parent Bank Sub following effectiveness of the Holding Company Merger, Company Bank Sub shall be merged with and into Parent Bank Sub pursuant to the provisions

A-3-1

of, and with the effect provided in, the Illinois Banking Act 205 ILCS 5/1 et seq. (the "Banking Act") (said transaction being hereinafter referred to as the "Bank Merger"). On the Effective Date, the separate existence of Company Bank Sub shall cease, and Parent Bank Sub, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all of the liabilities of Company Bank Sub existing at the Effective Date (Parent Bank Sub being hereinafter sometimes referred to as the "Surviving Bank"). The business of the Surviving Bank shall be that of an Illinois state-chartered bank and shall be conducted at its main office and its legally established branches.

ARTICLE II
Charter and By-Laws

        The Charter and By-Laws of Parent Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable laws, rules or regulations.

ARTICLE III
Board of Directors

        On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank Sub immediately prior to the Effective Date.

ARTICLE IV
Capital

        The shares of capital stock of Parent Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

        The shares of capital stock of Company Bank Sub held by Parent immediately after the Holding Company Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE V
Effective Date of the Bank Merger

        The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Illinois Department of Financial and Professional Regulation (the "Department") with respect thereto or, at such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the "Effective Date"). Notwithstanding the foregoing, the consummation and effectiveness of the Holding Company Merger shall be a condition precedent to the effectiveness of the Bank Merger.

ARTICLE VI
Main Office

        The main office of the Surviving Bank shall be 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631.

ARTICLE VII
Approvals and Fees

        This Agreement is subject to approval by the Department. Regardless of whether approval by the Department is granted, Parent Bank Sub and Company Bank Sub agree to pay the Department's

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expenses of examination. This Agreement is also subject to approval by the shareholders of Parent Bank Sub and Company Bank Sub and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the shareholders of Company Bank Sub and Parent Bank Sub in accordance with Section 23 of the Banking Act.

ARTICLE VIII
Further Assurances

        If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IX
Termination

        Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Holding Company Merger.

ARTICLE X
Dissenting Shareholders

        Pursuant to the unanimous ratification and confirmation of this Agreement by the shareholders of Company Bank Sub and Parent Bank Sub, the rights of dissenting shareholders provided by the banking laws of the State of Illinois, including 205 ILCS 5/29, shall not apply.

ARTICLE XI
Amendments

        Before the Effective Date, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable laws, rules or regulations.

ARTICLE XII
Governing Law

        This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.

ARTICLE XIII
Counterparts

        This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as ".pdf" or ".tiff" files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

*                    *                    *

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	NORSTATES BANK

Name:	Name:
Title:	Title:
ATTEST:	FIRST MIDWEST BANK

Name:	Name:
Title:	Title:

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 Annex 1: Pro Forma Financial Statements

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Annex 4

FORM OF OPINION OF COMPANY COUNSEL

It is our opinion that:

        (1)   The Company has been duly incorporated and is an existing corporation in good standing under the Laws of the State of Delaware.

        (2)   The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.01 par value per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, $.40 par value per share ("Company Preferred Stock"). The Company has outstanding 92,302,244 shares of Company Common Stock and zero (0) shares of Company Preferred Stock. Since January 1, 2014, all of the Company's outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of any preemptive rights.

        (3)   This Agreement, the Merger and the other transactions contemplated by the Agreement have been duly authorized and, to the extent applicable, duly executed and delivered and this Agreement, the Merger and the other transactions contemplated by the Agreement have each been duly approved by the requisite votes of the stockholders consisting of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement and the transactions contemplated hereby.

        (4)   The Merger Agreement is a legally binding obligation on the part of the Company and is enforceable against the Company in accordance with its terms.

        (5)   The execution and delivery by the Company of this Agreement do not, the performance by the Company of its obligations thereunder will not, and the conversion of the Company Common Stock contemplated by the Agreement does not, result in a violation of the Constituent Documents of the Company, Delaware law or, solely with respect to the conversion of the Restricted Company Common Stock, the Company Stock Plans.

        (6)   This Agreement, the Common Voting Agreement and the transactions contemplated hereby and thereby are exempt from and otherwise not effected by the provisions of the Takeover Laws.

        (7)   No approval, authorization or other action by, or filing with, any Governmental Authority is required on or before the date hereof in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated thereby except those that have already been made or obtained, as applicable, and that are in full force and effect.

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Appendix B

OPINION OF VINING SPARKS IBG, L.P.

June 5, 2018

Board of Directors
Northern States Financial Corporation
1601 North Lewis Avenue
Waukegan, Illinois 60085

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Northern States Financial Corporation, Waukegan, Illinois ("NSFC") of the consideration (the "Merger Consideration") to be received by NSFC in the merger of NSFC with and into First Midwest Bancorp, Inc., Itasca, Illinois ("FMBI") pursuant to the Agreement and Plan of Merger by and between FMBI and NSFC (the "Agreement").

        Pursuant to the terms of the Agreement, each share of NSFC common stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares but including shares of Restricted Company Common Stock, will be converted into and constitute the right to receive a fraction of a fully paid and non-assessable share of FMBI Common Stock (the "Exchange Ratio") as determined in Section 3.1 of the Agreement. The Exchange Ratio will adjust based on the average FMBI stock price for the twenty (20) consecutive Nasdaq trading days ending on and including the Determination Date. Based on conversations with NSFC, we have assumed that the OREO Disposal Condition will be satisfied prior to the Determination Date. The Closing Tangible Common Equity of NSFC shall be greater than or equal to the Minimum Tangible Common Equity of $53.1 million as calculated in the Agreement. All capitalized items used in this letter shall have the meanings ascribed to them in the Agreement. The terms of the Merger are more fully set forth in the Agreement.

        For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

  1.
  Reviewed the terms of the Agreement;

  2.
  Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of FMBI and NSFC, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

  3.
  Reviewed publicly available consensus "street estimates" of FMBI earnings for 2018 and 2019 and reviewed publicly available research reports;

  4.
  Reviewed certain financial forecasts and projections of NSFC, prepared by NSFC management, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger furnished to us by NSFC management;

  5.
  Held discussions with senior management of NSFC concerning the past and current results of operations of NSFC, its current financial condition and management's opinion of its future prospects;

  6.
  Reviewed reported market prices and historical trading activity of FMBI and NSFC common stock and reviewed the Trading Collar for FMBI as defined in Section 3.1 of the Agreement;

  7.
  Reviewed certain aspects of the financial performance of FMBI and NSFC and compared such financial performance of FMBI and NSFC, together with stock market data relating to FMBI and NSFC common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

  8.
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  9.
  Reviewed the potential pro forma impact of the Merger; and

  10.
  Reviewed such other information, financial studies, analyses and investigations, as we considered appropriate under the circumstances.

        In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by NSFC and FMBI, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances. We assumed that the aggregate allowance for loan losses set forth in the financial statements of FMBI and NSFC is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of NSFC or FMBI, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of NSFC or FMBI, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, it is important to understand that although subsequent developments may affect its opinion, we do not have any obligation to further update, revise, or reaffirm our opinion. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of NSFC common stock than the Merger.

        Vining Sparks IBG, L.P. ("Vining Sparks"), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of NSFC and will receive a fee for our services, which is payable upon delivery of this opinion.

        Vining Sparks' opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of NSFC common stock in the Merger and does not address NSFC's underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of NSFC, and our opinion does not constitute a recommendation to any director of NSFC as to how such director should vote with respect to the Agreement. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of NSFC or FMBI, or any class of such persons relative to the consideration to be received by the holders of the common stock of NSFC in the transaction or with respect to the fairness of any such compensation.

        In the two years prior to the issuance of this opinion, Vining Sparks has not provided financial advisory services to NSFC. In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with FMBI and/or its subsidiary bank for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities.

        Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of NSFC in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion was approved by the fairness opinion committee of Vining Sparks.

        Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of NSFC common stock is fair, from a financial point of view.

Sincerely,
/s/ Vining Sparks IBG, L.P.
VINING SPARKS IBG, L.P.

Appendix C

§ 262 Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        First Midwest Bancorp, Inc. ("First Midwest") is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Article Sixth of First Midwest's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of First Midwest shall be liable to First Midwest or its stockholders for monetary damages arising from a breach of a fiduciary duty owed to First Midwest or its stockholders.

        Article 6 of First Midwest's Amended and Restated By-laws provides that, to the extent permitted by the DGCL, First Midwest shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of First Midwest or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of First Midwest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of First Midwest, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to First Midwest unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of First Midwest has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Any indemnification (unless ordered by a court) shall be made by First Midwest only upon a determination in the specific case that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (3) if such quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by First Midwest) in a written opinion, or (4) by the stockholders.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145. Each of the directors and officers of First Midwest are covered by insurance policies maintained and held in effect by First Midwest against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of June 6, 2018, between First Midwest Bancorp, Inc. and Northern States Financial Corporation (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1		First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 27, 2009).
3.2
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to First Midwest Bancorp, Inc.'s Quarterly Report on Form 10-Q filed on August 4, 2014).
3.3
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed May 23, 2017).
3.4		First Midwest Bancorp, Inc.'s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed on May 24, 2016).
4.1
Form of First Midwest Bancorp, Inc.'s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the First Midwest Bancorp, Inc.'s Registration Statement on Form S-3 (file no. 333-213587) filed on September 12, 2016).
5.1		Opinion and consent of Chapman and Cutler LLP as to the validity of the securities being registered.*
8.1		Opinion of Chapman and Cutler LLP regarding the federal income tax consequences of the merger.*
8.2		Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding the federal income tax consequences of the merger.*

Exhibit	Description
15.1	Acknowledgement of Ernst & Young LLP.
21.1	Subsidiaries of First Midwest Bancorp, Inc. (incorporated by reference to Exhibit 21 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 28, 2018).
23.1	Consent of Chapman and Cutler LLP (included in Exhibit 5.1).*
23.2	Consent of Chapman and Cutler LLP (included in Exhibit 8.1).*
23.3	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2).*
23.4	Consent of Ernst & Young LLP.
23.5	Consent of Plante & Moran, PLLC.
24.1	Powers of Attorney.*
99.1	Consent of Vining Sparks IBG, L.P.*
99.2	Form of Proxy to be used by Northern States Financial Corporation.
99.3
Form of Voting Agreement by and between First Midwest Bancorp, Inc. and certain Northern States Financial Corporation stockholders dated as of June 6, 2018 (included as Annex 1-B to Appendix A to the proxy statement/prospectus contained in this Registration Statement).

*
Previously filed.

†
Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and First Midwest agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 21, 2018.

FIRST MIDWEST BANCORP, INC.
By:	/s/ MICHAEL L. SCUDDER Michael L. Scudder Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY

/s/ MICHAEL L. SCUDDER Michael L. Scudder	Chairman of the Board, President, and Chief Executive Officer
/s/ PATRICK S. BARRETT Patrick S. Barrett	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
/s/ BARBARA A. BOIGEGRAIN* Barbara A. Boigegrain	Director
/s/ THOMAS L. BROWN* Thomas L. Brown	Director
/s/ BROTHER JAMES GAFFNEY, FSC* Brother James Gaffney, FSC	Director
/s/ PHUPINDER S. GILL* Phupinder S. Gill	Director
/s/ KATHRYN J. HAYLEY* Kathryn J. Hayley	Director

SIGNATURE		CAPACITY

/s/ PETER J. HENSELER* Peter J. Henseler		Director
/s/ FRANK B. MODRUSON* Frank B. Modruson		Director
/s/ ELLEN A. RUDNICK* Ellen A. Rudnick		Director
/s/ MARK G. SANDER Mark G. Sander		Director
/s/ MICHAEL J. SMALL* Michael J. Small		Director
/s/ STEPHEN C. VAN ARSDELL* Stephen C. Van Arsdell		Director
/s/ J. STEPHEN VANDERWOUDE* J. Stephen Vanderwoude		Director
*By	/s/ NICHOLAS J. CHULOS Nicholas J. Chulos, Attorney-in-Fact	Executive Vice President, General Counsel and Corporate Secretary

Date: August 21, 2018

EXHIBIT INDEX

Exhibit		Description
2.1	†	Agreement and Plan of Merger, dated as of June 6, 2018, between First Midwest Bancorp, Inc. and Northern States Financial Corporation (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1		First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 27, 2009).
3.2
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to First Midwest Bancorp, Inc.'s Quarterly Report on Form 10-Q filed on August 4, 2014).
3.3
Certificate of Amendment to First Midwest Bancorp, Inc.'s Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed May 23, 2017).
3.4		First Midwest Bancorp, Inc.'s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to First Midwest Bancorp, Inc.'s Current Report on Form 8-K filed on May 24, 2016).
4.1
Form of First Midwest Bancorp, Inc.'s Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the First Midwest Bancorp, Inc.'s Registration Statement on Form S-3 (file no. 333-213587) filed on September 12, 2016).
5.1		Opinion and consent of Chapman and Cutler LLP as to the validity of the securities being registered.*
8.1		Opinion of Chapman and Cutler LLP regarding the federal income tax consequences of the merger.*
8.2		Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding the federal income tax consequences of the merger.*
15.1		Acknowledgement of Ernst & Young LLP.
21.1		Subsidiaries of First Midwest Bancorp, Inc. (incorporated by reference to Exhibit 21 to First Midwest Bancorp, Inc.'s Annual Report on Form 10-K filed on February 28, 2018).
23.1		Consent of Chapman and Cutler LLP (included in Exhibit 5.1).*
23.2		Consent of Chapman and Cutler LLP (included in Exhibit 8.1).*
23.3		Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2).*
23.4		Consent of Ernst & Young LLP.
23.5		Consent of Plante & Moran, PLLC.
24.1		Powers of Attorney.*
99.1		Consent of Vining Sparks IBG, L.P.*
99.2		Form of Proxy to be used by Northern States Financial Corporation.

Exhibit	Description
99.3	Form of Voting Agreement by and between First Midwest Bancorp, Inc. and certain Northern States Financial Corporation stockholders dated as of June 6, 2018 (included as Annex 1-B to Appendix A to the proxy statement/prospectus contained in this Registration Statement).

*
Previously filed.

†
Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and First Midwest agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.